Exhibit 10.4

AMENDED AND RESTATED LOAN AGREEMENT
between

EYP REALTY, LLC, a Delaware limited liability company,
as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

Landesbank Baden-Württemberg, New York Branch,
as Documentation Agent

and

THE FINANCIAL INSTITUTIONS NOW OR HEREAFTER SIGNATORIES HERETO
AND THEIR ASSIGNEES PURSUANT TO SECTION 13.12, as Lenders

Entered into as of March 29, 2018

WFB LOAN NO. 1010723

i

(continued)

ii

(continued)

iii

(continued)

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EXHIBITS AND SCHEDULES

SCHEDULE I – PRO RATA SHARES

SCHEDULE II – EXISTING LEASES/RENT ROLL

SCHEDULE III – LITIGATION DISCLOSURE

SCHEDULE IV – ENVIRONMENTAL REPORTS

SCHEDULE V – REAs

EXHIBIT A – DESCRIPTION OF PROPERTY

EXHIBIT B – DOCUMENTS

EXHIBIT C – FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D – LIBOR NOTICE

EXHIBIT E – DISBURSEMENT INSTRUCTION AGREEMENT

EXHIBIT F – TENANT DIRECTION LETTER

EXHIBIT G – ORGANIZATIONAL CHART

EXHIBIT H – SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT I-1 - FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-2 - FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-3 - FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT I-4 - FORM OF U.S. TAX COMPLIANCE CERTIFICATE
EXHIBIT J - FORM OF APPROVED SUB-REA AMENDMENT

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AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) dated as of March 29, 2018, by and among EYP REALTY, LLC, a Delaware limited liability company, as Borrower (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.12 (“Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as contractual representative of the Lenders to the extent and in the manner provided in Article 12 (in such capacity, the “Administrative Agent”), Wells Fargo Securities LLC, as Sole Lead Arranger and Sole Bookrunner, and Landesbank Baden-Württemberg, New York Branch, as Documentation Agent.

RECITALS

A.	On November 27, 2013 (the “Original Closing Date”), Borrower, Administrative Agent and each of the financial institutions signatory thereto entered into that certain Loan Agreement (as amended prior to the date hereof, the “Original Loan Agreement”), pursuant to which Lenders made a mortgage loan to Borrower on the terms and conditions set forth therein.

B.	Borrower owns the real property (together with the improvements now or hereafter existing thereon, collectively, the “Property”) commonly known as 725 South Figueroa Street, Los Angeles, California, and more particularly described in Exhibit A hereto.

C.	Borrower has requested that Lenders and Administrative Agent modify the terms of the Original Loan Agreement and Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree that the Original Loan Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1. DEFINITIONS

1.1          DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Acceptable Issuer” – shall have the meaning set forth in the definition of Letter of Credit.

“Acceptable Counterparty” – shall have the meaning set forth in Section 9.16(a).

“Account Collateral” – means: (i) the Property Account, the Sweep Account, the Security Deposit Account and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such accounts from time to time; (ii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iii) to the extent not covered by clauses (i) and (ii) above, all “proceeds” (as defined under the UCC as in effect in the jurisdiction in which any of such accounts is located) of any or all of the foregoing.

“ADA” shall have the meaning given to such term in Section 6.23.

“Additional Costs” has the meaning given that term in Section 2.12(b).

“Administrative Agent” or “Agent” means Wells Fargo Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 12.10.

“Affiliate” means, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any general partner or managing member in such partnership or limited liability company, respectively, (b) any other Person which is directly or indirectly controlled by, controls or is under common control with such Person or one or more of the Persons referred to in the preceding clause (a), and (c) any other Person who is a senior executive officer, director or trustee of such Person or any Person referred to in the preceding clauses (a) and (b); provided, however, in no event shall the Administrative Agent, the Lenders or any of their Affiliates be an Affiliate of Borrower.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Alteration Threshold” shall mean $7,500,000.00.

“Alternate Rate” is a rate of interest per annum equal to three percent (3%) in excess of the applicable Effective Rate in effect from time to time.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures and leasing costs, for the Property prepared by the Borrower for the applicable fiscal year or other period.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; (c) any anti-bribery or anti-corruption laws, regulations or ordinances in the European Union; and (d) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means applicable laws, regulations or ordinances in (i) the European Union or (ii) any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators and shall include, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws, any certificate of occupancy and any zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation applicable to the Property.

“Applicable LIBOR Rate” means the rate of interest, equal to the sum of: (a) one and sixty-five one hundredths percent (1.65%) plus (b) LIBOR.

“Appraisal” means, with respect to the Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under FIRREA, and determining both the “as is” market value of the Property as between a willing buyer and a willing seller and the “stabilized value” of the Property.

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“Approved Annual Budget” shall have the meaning given in Section 10.1(e).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignee” shall have the meaning given in Section 13.12(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit C.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BAM” Brookfield Asset Management Inc., a Canada corporation.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Base Rate” means (a) the sum of: (i) the LIBOR Market Index Rate and (ii) 1.65% or (b) if for any reason the LIBOR Market Index Rate is unavailable (for the avoidance of doubt, other than due to the occurrence of the circumstances which permit the implementation of the Replacement Rate hereunder and the implementation of such Replacement Rate), the sum of: (i) the Federal Funds Rate and (ii) the Federal Funds Rate Spread. For purposes of determining the Base Rate, the Base Rate shall be reset daily based upon changes in the LIBOR Market Index Rate or the Federal Funds Rate, as applicable.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Border Zone Property” - means any property designated as “border zone property” under the provisions of California Health and Safety Code, Sections 25220 et seq., or any regulation adopted in accordance therewith.

“Borrower” shall have the meaning given in the preamble hereto and shall include the Borrower’s successors and permitted assigns.

“Borrower Related Parties” shall have the meaning given to such term in Section 13.27.

“Borrowing Group” means, individually and collectively: (a) Borrower, (b) any Affiliate or subsidiary of Borrower including, without limitation, any Affiliate or subsidiary that owns any collateral securing any part of the Loan, any Guaranty or any Loan Document, (c) any Guarantor and (d) any officer, director or employee of any of the foregoing.

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“BPO” means Brookfield Office Properties, Inc. (f/k/a Brookfield Properties Corporation), a Canadian corporation.

“BPY” means Brookfield Property Partners L.P., a Bermuda limited partnership.

“Business Day” means (a) any day of the week other than Saturday, Sunday or other day on which the offices of Administrative Agent in New York, New York are authorized or required to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculated Debt Service” means, as of the applicable date of determination, the sum of (x) the greatest of: (a) the amount of interest and principal actually paid on account of the Loan during the preceding three (3) months, annualized, (b) the amount obtained by multiplying the outstanding principal balance of the Loan by a debt constant based on the return on the then current 10-year U.S. Treasury Bond plus 1.65%, or (c) the amount obtained by multiplying the outstanding principal balance of the Loan by a debt constant of 6.0% plus (y) Mezzanine Calculated Debt Service.

“Cash” shall mean coin or currency of the United States of America or immediately available funds, including such funds delivered by wire transfer.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) (excluding Leases) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

“Casualty” shall have the meaning given to such term in Section 4.8(a).

“Casualty Threshold” means $7,500,000.00.

“Change of Control” means any event (whether by management changes in Borrower or the Guarantor or in any direct or indirect owner thereof, contractual agreement or otherwise) which results in neither BPO, BAM nor BPY having Control over Borrower, excluding however any such event that results from a Mezzanine Loan Enforcement Action.

“Co-Ownership Agreement” means that certain Amended and Restated Lot 4 Co-Ownership Agreement, dated as of September 10, 2014, by and among Borrower, BOP FigAt7th LLC, Maguire Properties – 777 Tower, LLC, and Maguire Properties – 755 S. Figueroa, LLC, together with all amendments, restatements, memoranda or other modifications thereof made pursuant to the terms of the Loan Documents.

“Collateral” means the Property, Improvements and any personal property or other collateral with respect to which a Lien or security interest is granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

“Commitment” means, as to each Lender, the amount for such Lender set forth on Schedule I.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Control” (and the correlative terms “controlled by” and “controlling”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise (notwithstanding that other Persons may have the right to participate in or veto significant management decisions).

“Creditor’s Rights Laws” means with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Deed of Trust” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Original Closing Date, by Borrower to Chicago Title Company, as trustee for the benefit of Administrative Agent, as beneficiary for the benefit of the lenders, as amended by that certain Modification of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of September 10, 2014, as further amended by that certain Second Modification of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith, as hereafter further amended, supplemented, replaced or modified.

“Default” shall have the meaning given to such term in Section 11.1.

“Defaulting Lender” shall have the meaning given to such term in Section 2.10.

“Derivatives Termination Value” means, in respect of any one or more Interest Rate Protection Agreements, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Interest Rate Protection Agreement has been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Interest Rate Protection Agreement has been terminated or closed out, the then-current mark-to-market value for such Interest Rate Protection Agreement, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in derivatives contracts (which may include the any Lender, or any Affiliate thereof).

“Designated Account” shall have the meaning given to such term in Section 8.5.

“Designated Account Balance” shall have the meaning given to such term in Section 10.1(d).

“Disbursement Instruction Agreement” means a form substantially in the form of Exhibit E to be delivered to the Administrative Agent pursuant to Section 3.3, as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” and “$” mean the lawful money of the United States of America.

“DSCR” shall mean, for any date of determination, the ratio of (i) NOI, divided by (ii) Calculated Debt Service.

“DSCR Certificate” shall mean a certificate from an officer of Borrower setting forth in reasonable detail (including as to each such separate item of Gross Operating Income and Operating Expenses) the calculation of DSCR for the applicable fiscal quarter and any calculations related thereto.

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“DSCR Collateral Amount” shall mean, as of any date of calculation, the amount of any cash deposit, Sweep Guaranty or Letter of Credit that has been delivered by Borrower and is then held by Administrative Agent, for the benefit of the Lenders, as collateral for the Loan pursuant to Section 9.13.

“DSCR Event” means any time that the DSCR (calculated at the end of the immediately preceding quarter) is less than the Minimum DSCR.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning provided in Section 2.4.

“Effective Rate” shall have the meaning given in Section 2.6(e).

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default exists, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or Borrower’s Affiliates or Subsidiaries or Mezzanine Lender (unless Mezzanine Lender purchases the Loan pursuant to and in accordance with the Intercreditor Agreement) or any of Mezzanine Lender’s Affiliates or Subsidiaries.

“Eligible Institution” means (i) Wells Fargo or (ii) a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “Aa3” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

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“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Environmental Reports” means the environmental reports described on Schedule IV attached hereto.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, any successor statute and any applicable regulations or guidelines promulgated thereunder.

“ERISA Affiliate” means any entity that is considered a single employer with Borrower or is required to be aggregated with Borrower, pursuant to Section 414 of the Internal Revenue Code or Section 4001(b) of ERISA.

“Escrow Fund” shall have the meaning given to such term in Section 9.15.

“Escrow Fund Deficiency Amount” shall have the meaning given to such term in Section 9.15.

“Excess Cash Flow” shall have the meaning given to such term in Section 8.5(b).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.11(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Executive Order” shall have the meaning given to such term in the definition of “Prohibited Person.”

“Existing Leases” means the Leases set forth on Schedule II attached hereto.

“Extended Triggering Event Termination” shall mean a Triggering Event Termination shall have occurred, there shall be no Default or other outstanding Triggering Events with respect to which a Triggering Event Termination shall not have occurred and the DSCR has remained at a level above the applicable Minimum DSCR for either (i) the calendar quarter immediately following the calendar quarter which gave rise to such Triggering Event Termination or (ii) two (2) consecutive calendar quarters at any time following the occurrence of such Triggering Event Termination.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, however, that if the Federal Funds Rate determined as provided above would be less than one quarter of one percent (0.25%), then the Federal Funds Rate shall be deemed to be one quarter of one percent (0.25%).

“Federal Funds Rate Spread” means, in connection with any use of the Federal Funds Rate for the Base Rate, the greater of (i) the difference (expressed as the number of basis points) obtained by subtracting (x) the Federal Funds Rate, determined as of the date for which LIBOR was last available from (y) the per annum interest rate payable hereunder in respect of a LIBOR Loan, in each case determined as of the date for which LIBOR was last available, and (ii) zero.

“Fees” shall have the meaning given to such term in Section 2.2.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“Fitch” means Fitch, Inc.

“Foreign Lender” means a Lender that is not a U.S. person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

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“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Operating Income” shall mean the sum of any and all amounts, payments, fees, rentals, additional rentals, expense reimbursements (including, without limitation, all reimbursements by tenants, lessees, licensees and other users of the Property and Improvements) discounts or credits to the Borrower, income, proceeds of business interruption insurance, interest and other monies directly or indirectly received by or on behalf of or credited to Borrower from any Person with respect to Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Property and Improvements, including, without limitation, from parking operations.  With respect to all financial reporting, Gross Operating Income shall be computed in accordance with GAAP or International Financial Reporting Standards but without taking into account straight-lining of rents, and, additionally, there shall be added to Gross Operating Income in the calculation of the same the amount of rent that would be payable under any Lease that includes “free rent” concessions to the tenant for the period immediately after the commencement of the term of such Lease as if the tenant had instead paid the full amount of rent during such free rent period.

“Guarantor” means Brookfield DTLA Holdings LLC, and any other Person which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed with respect to the Loan (collectively or severally as the context thereof may suggest or require).

“Guaranty” means each of (i) the Limited Guaranty referred to in the list of “Loan Documents” on Exhibit B hereto and (ii) to the extent delivered, the Sweep Guaranty.

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “related substances”, “industrial solid wastes” or “pollutants”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any radioactive materials; (d) asbestos in any form; (e) toxic mold and (f) oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hazardous Materials Claims” shall have the meaning given to such term in Section 7.1(c).

“Hazardous Materials Laws” shall have the meaning given to such term in Section 7.1(b).

“Hazardous Materials Indemnity Agreement” means a Hazardous Materials Indemnity Agreement executed by the Borrower and the Guarantor in favor of the Administrative Agent and the Lenders.

“Improvements” shall have the meaning given to such term in the Deed of Trust.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

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“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, executed by Administrative Agent, on behalf of Lenders, and Mezzanine Lender.

“Interest Period” shall mean (a) for the initial interest period hereunder, the period commencing on the Effective Date and ending on April 1, 2018, and (b) for each interest period thereafter, the period commencing on the first (1st) day of a calendar month and continuing to, but not including, the first (1st) day of the next calendar month; provided, that (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day.

“Interest Period Commencement Date” means the date upon which an Interest Period commences.

“Interest Rate Protection Agreement” means any rate swap entered into between Borrower and an Acceptable Counterparty, including, without limitation, the Swap Contract.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Grade” means a rating of at least BBB- by S&P or its equivalent by Fitch and/or Moody’s.

“Lease” means any agreement for the leasing, subleasing, licensing or other occupancy of any portion of the Property.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders.”

“Letter of Credit” means a transferable, irrevocable, unconditional, standby letter of credit in form and substance reasonably satisfactory to Administrative Agent, issued or confirmed by a financial institution with a long term debt obligation rating of “A-” or better as assigned by S&P (or a comparable long term debt obligation rating from another Rating Agency) and otherwise satisfactory to Administrative Agent (the “Acceptable Issuer”). The Letter of Credit shall be payable upon presentation of a sight draft only to the order of Administrative Agent for the benefit of the Lenders. The Letter of Credit shall have an initial expiration date of not less than one (1) year and shall be automatically renewed for successive twelve (12) month periods (unless such Letter of Credit provides that the Acceptable Issuer may elect not to renew the Letter of Credit upon written notice to the beneficiary at least thirty (30) days prior to its expiration date) and provide for multiple draws. The Letter of Credit shall be transferable by Administrative Agent and its successors and assigns at a New York City bank.

“LIBO Rate Period” means the period commencing on the first (1st) Business Day of a calendar month and continuing to, but not including, the first (1st) Business Day of the next calendar month; provided, however, that no LIBO Rate Period shall extent beyond the Maturity Date.

“LIBOR” is, subject to the implementation of a Replacement Rate, the rate of interest per annum determined by Administrative Agent on the basis of the rate for United States dollar deposits for delivery on the first (1st) day of each LIBO Rate Period, for a period approximately equal to such LIBO Rate Period, as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of the LIBO Rate Period (or if not so published, then as determined by Administrative Agent from another recognized source or interbank quotation); provided, however, that if LIBOR determined as provided above would be less than one quarter of one percent (0.25%), then LIBOR shall be deemed to be one quarter of one percent (0.25%).

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“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day for one-month deposits in U.S. Dollars at approximately 12:00 p.m. Eastern time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.

“LIBOR Notice” is a written notice in the form shown on Exhibit D hereto which requests a LIBOR Loan bearing interest at LIBOR for a particular Interest Period.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge, lien (statutory or other, including a mechanic’s, materialmen’s, landlord’s or similar lien) or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment or performance of any indebtedness or other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means the loan that Lenders agree to make and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement in the original principal amount of TWO HUNDRED THIRTY MILLION AND NO/100 DOLLARS ($230,000,000).

“Loan Account” shall have the meaning given to such term in Section 2.9.

“Loan Documents” means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.

“Loan Party” means the Borrower, Mezzanine Borrower, Guarantor, and any other person or entity that is an Affiliate of the Borrower that is obligated under the Loan Documents, Mezzanine Loan Documents or Other Related Documents.

“LTV” means the percentage obtained by dividing (a) the maximum principal balance of the Loan and the Mezzanine Loan by (b) the value of the Property based on an Appraisal dated not more than ninety (90) days prior to the Effective Date (which shall be the “as is” market value for the Property).

“Major Lease” means any office Lease in excess of 100,000 net rentable square feet.

“Manager” means Brookfield Properties Management (CA) Inc., a Delaware corporation.

“Management Agreement” shall have the meaning given to such term in Section 6.13.

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“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower, (b) the ability of the Borrower or Guarantor to perform their respective obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loan or other amounts payable in connection therewith.

“Material Contract” means any contract or other arrangement (other than Loan Documents, Leases, REAs that are expressly described on Schedule V attached hereto and the Co-Ownership Agreement), whether written or oral, to which Borrower is a party or is bound (including recorded encumbrances upon Borrower’s Property), as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means November 27, 2020.

“Mezzanine Borrower” means EYP Mezzanine, LLC, a Delaware limited liability company.

“Mezzanine Calculated Debt Service” means “Calculated Debt Service,” as defined in the Mezzanine Loan Agreement.

“Mezzanine Lender” means RVP Mezz Debt 1 LLC, a Delaware limited liability company, its successors and assigns.

“Mezzanine Loan” means the loan in the original principal amount of Thirty-Five Million Dollars $35,000,000 made by Mezzanine Lender to Mezzanine Borrower, which loan is secured or to be secured by a pledge of Mezzanine Borrower’s ownership interest in Borrower pursuant to the terms of the Mezzanine Loan Documents (as defined below).

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement dated of even date herewith, between Mezzanine Borrower, as borrower, and Mezzanine Lender, as lender.

“Mezzanine Loan Documents” means those documents executed in connection with the Mezzanine Loan.

“Mezzanine Loan Enforcement Action” means the exercise by Mezzanine Lender of its rights and/or remedies under the Mezzanine Loan Documents.

“Mezzanine Loan Liens” means the Liens in favor of the holder of the Mezzanine Loan created pursuant to the Mezzanine Loan Documents.

“Minimum DSCR” means the DSCR at the last day of each fiscal quarter of the Borrower that is at least 1.00x.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” shall have the meaning set forth in Section 4.8.

“Net Worth” means, for any Person, on any date of determination, an amount equal to the excess of the aggregate total assets of such Person at such time less the total aggregate liabilities of such Person at such time, determined in accordance with GAAP, International Financial Reporting Standards or other accounting methods reasonably approved by Administrative Agent. For purposes of Section 9.17(a), GAAP with adjustments to reflect properties at fair value will be deemed acceptable.

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“NOI” means, as of any date of calculation, an amount obtained by subtracting (a) Operating Expenses during the trailing 6-month period, annualized, from (b) Gross Operating Income during the trailing 6-month period, annualized, excluding any payments received under any Interest Rate Protection Agreement. Notwithstanding the foregoing, Agent shall, in Agent’s reasonable discretion, adjust (x) the Gross Operating Income to the extent the same does not reflect normalized results (e.g., Agent may exclude non-recurring income, including, without limitation, any termination fees), and (y) Operating Expenses, to reflect any expenses, such as Taxes and insurance, which are paid unevenly throughout the year.

For purposes of calculating NOI, Gross Operating Income shall be adjusted to exclude income from any Lease with a tenant (i) who is more than 60 days delinquent in (a) its base rental obligations under its Lease or (b) other material monetary payments to Borrower under its Lease (except to the extent such obligations are subject to a bona fide, unresolved dispute by the tenant), (ii) whose Lease has expired on or prior to, or will expire within thirty (30) days after, the date of calculation, and has not been renewed (provided, however, if a replacement Lease has been entered into by Borrower and a replacement tenant in accordance with this Agreement for all or any portion of the space covered by the expiring Lease, then the annualized rent for such replacement lease shall be included), (iii) who has filed a petition for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law which has not been dismissed or discharged; (iv) who has filed any pleading (or filed an answer in any involuntary proceeding under the Bankruptcy Code or other debtor relief law) which admitted the petition’s material allegations regarding its insolvency (unless the applicable proceeding has been dismissed or discharged); (v) who has delivered a general assignment for the benefit of its creditors (unless the applicable proceeding has been dismissed or discharged); (vi) who has applied for (or an appointment occurred of), a receiver, trustee, custodian or liquidator of it or a substantial portion of its property (unless the applicable proceeding has been dismissed or discharged); or (vii) who has failed to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that was filed against it and 60 days have passed since such filing.

“Non-Pro Rata Advance” shall mean a Protective Advance with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Note” or “Notes” means each Promissory Note, collectively in the principal amount of the Loan, executed by Borrower and payable to a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 13.12, as hereafter amended, supplemented, replaced or modified.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, the Loan; and (b) all other indebtedness, liabilities, obligations and covenants of Borrower owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

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“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP or International Financial Reporting Standards, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation or duplication, the following expenses: (i) Taxes and assessments imposed upon the Property and Improvements; (ii) bond assessments; (iii) insurance premiums for casualty insurance (including, without limitation, earthquake, windstorm and terrorism coverage) and liability insurance carried in connection with the Property and Improvements, provided, however, if any, insurance is maintained as part of a blanket policy covering the Property and Improvements and other properties, the insurance premium included in this subparagraph shall be the premium fairly allocable to the Property and Improvements; and (iv) operating expenses incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Property and Improvements (including, without limitation, management fees equal to the greater of (x) two and a half percent (2.5%) of Gross Operating Income from operations of the Property and (y) actual management fees paid and any payments required to be made under or pursuant to the Co-Ownership Agreement or any REA). Operating Expenses shall not include any interest or principal payments on the Loan or the Mezzanine Loan, other amounts payable to Administrative Agent or Lenders under the Loan Documents or the Mezzanine Loan Documents (other than repayments by Borrower to the Administrative Agent and Lenders of Protective Advances made by the Administrative Agent or the Lenders in respect of Operating Expenses), amounts paid or reserved for lease-up costs or capital expenditures, any allowance for depreciation, extraordinary non-recurring expenses, income and franchise Taxes of Borrower, amortization and other non-cash expenditures, bank charges, corporate overhead costs allocated or charged to the Property, or audit and other fees incurred in connection with the requirements set forth in the Loan Documents or Mezzanine Loan Documents, or national or regional marketing expenses allocated to the Property (but not direct marketing expenses solely attributable to the Property), or bad debt expenses not incurred during the trailing six month period as of the applicable date of determination.

“Operating Statement” shall have the meaning given to such term in Section 10.5.

“Optional Minimum DSCR Prepayment” shall have the meaning given to such term in Section 9.13(a).

“Organizational Documents” means (i) with respect to a corporation, such Person’s certificate of incorporation and bylaws, (ii) with respect to a partnership, such Person’s certificate of limited partnership and partnership agreement, and (iii) with respect to a limited liability company, such Person’s certificate of formation and limited liability company agreement.

“Original Closing Date” shall have the meaning given to such term in Recital A.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Related Documents” means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B as Other Related Documents.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

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“Patriot Act” shall have the meaning ascribed to such term in Section 6.26.

“Payment Date” shall have the meaning ascribed to such term in Section 2.6(a).

“Participant” shall have the meaning given to such term in Section 13.12.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under Applicable Law.

“Permitted Easement” means easements and other similar encumbrances (or amendments thereto) (i) approved by Administrative Agent or (ii) entered into by Borrower in the ordinary course of business for use, access, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the use, operation or value of the Property or otherwise have a Material Adverse Effect; provided that in no event shall a Permitted Easement be deemed to include an “easement of light and air” or a transfer of any air or development rights or, unless otherwise approved by the Administrative Agent in its reasonable discretion, parking rights.

“Permitted Investments” means any one or more of the following “cash,” “cash items,” or “government securities” within the meaning of Section 856(c)(4)(A) of the Internal Revenue Code: (i) direct obligations of United States of America, or any agency thereof, or obligations fully guaranteed as to payment of principal and interest by the United States of America, or any agency thereof, provided such obligations are backed by the full faith and credit of the United States of America, and provided, however, that any such investment must have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change; (ii) deposit accounts with or certificates of deposit which are (a) fully FDIC-insured issued by any bank or trust company organized under the laws of the United States of America or any state thereof and short term unsecured certificates of deposits and time deposits which are rated A 1 or better by Standard & Poor’s Corporation or P 1 or better by Moody’s Investors Service, Inc., in each case maturing not more than 90 days from the date of acquisition thereof, and (b) in the case of certificates of deposit, are negotiable and have a ready secondary market in which such investment can be disposed of; and (iii) money market funds that are subject to regulation under the Investment Company Act of 1940, 15 U.S.C. 80a-1 et seq., and comply with the requirements of Rule 2a-7 thereof.

“Permitted Liens” means:

(a)	Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet delinquent or which are contested in accordance with Section 4.4 of this Agreement;

(b)	All matters of record shown on the Title Policy as exceptions to Lenders’ coverage thereunder;

(c)	Customary equipment leases or financing with respect to equipment permitted pursuant to Section 9.10(e);

(d)	Liens in favor of Administrative Agent, for the benefit of Lenders, under the Deed of Trust or any other Loan Document;

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(e)	Leases of the Improvements existing as of the date hereof or entered into in accordance with the terms hereof;

(f)	Non-disturbance agreements with tenants or subtenants (i) entered into as of the date hereof, (ii) required to be entered into under a Lease in effect on the date hereof (or hereafter approved by Administrative Agent), and (iii) entered into by Borrower (A) where if the sublease being non-disturbed became a direct lease with Borrower, such lease would not be a lease requiring the consent of the Administrative Agent or the Lenders, (B) where Administrative Agent has consented in writing to Borrower entering into such non-disturbance or (C) where Administrative Agent has entered into a non-disturbance agreement with respect to the sublease in question;

(h)	Permitted Easements;

(i)	Liens approved by the Requisite Lenders; and

(j)	the Mezzanine Loan Liens.

“Permitted Transfer” means (i) transfers of direct or indirect equity interests in the Borrower, provided that (a) BPO, BAM and/or BPY shall at all times Control Borrower, (b) BPO, BAM and/or BPY shall at all times following such transfer own, directly or indirectly, at least twenty-five percent (25%) of the membership interests in Borrower, (c) BPO, BAM and/or BPY and/or one or more Qualified Institutional Investors shall at all times following such transfer own, directly or indirectly, at least fifty-one percent (51%) of the membership interests in Borrower, (d) Guarantor shall at all times own, directly or indirectly, twenty-five (25)% of the membership interests of Borrower, and (e) for each proposed transferee under this clause (i) that, together with its Affiliates, will hold, directly or indirectly, ten percent (10%) or more of the direct or indirect equity interests in the Guarantor, such transferee shall have satisfied each Lender’s reasonable and customary Patriot Act requirements; (ii) transfers of (A) direct or indirect ownership interests in BPO, BAM and BPY and (B) ownership interests held by (x) the Series A Preferred Shareholders in Brookfield DTLA Fund Office Trust, Inc. or (y) the accommodation shareholders of any real estate investment trust in Borrower’s organizational structure; (iii) Transfers of ownership interests in Borrower to the Mezzanine Lender, and the granting of Mezzanine Loan Liens, in accordance with and subject to the provisions of the Mezzanine Loan Documents; and (iv) a Mezzanine Loan Enforcement Action.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Potential Default” means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Prepayment Date” shall have the meaning given to such term in Section 2.7(c)(i).

“Previous Loan Documents” means all of those certain Loan Documents as defined in that certain Loan Agreement, dated January 28, 2004 (as the same has been amended, assigned and supplemented prior to the date hereof), by and between Borrower and Eurohypo AG, a New York Branch (“Previous Lender”), entered into in connection with that certain mortgage loan from Previous Lender to Borrower in the original principal amount of $120,000,000.00.

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“Prohibited Person” shall mean any Person:

(a)          listed in the Annex to, or otherwise a target of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)          that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise a target of, the Executive Order;

(c)          with whom Administrative Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)          that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(e)          who is an Affiliate of a Person listed above.

“Property” shall have the meaning given to such term in Recital B.

“Property Account” shall have the meaning given to such term in Section 8.1(a).

“Property Account Agreement” shall have the meaning given to such term in Section 8.1(a).

“Property Account Bank” means Wells Fargo, or another Eligible Institution acceptable to Administrative Agent.

“Property Condition Report” means the Property Condition Report by EBI Consulting prepared for Wells Fargo Bank, dated January 26, 2018, Project Number 1118000294, RETECHS Number WF-LA-17-105726-0001-05C.

“Property Taxes” shall have the meaning given to such term in Section 9.12.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder.

“Protective Advance” means all sums expended as determined by the Administrative Agent: (a) to protect the validity, enforceability, perfection or priority of the liens in any of the Collateral and the instruments evidencing the Obligations; (b) during the continuance of a Default, to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) during the continuance of a Default, to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.

“Qualified Institutional Investor” means any one of the following Persons:

(i) a pension fund, pension trust or pension account or sovereign wealth fund that (a) has total real estate assets of at least $1 Billion and (b) is managed by a Person who controls at least $1 Billion of real estate equity assets; or

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(ii) a pension fund advisor who (a) immediately prior to such transfer, controls at least $1 Billion of real estate equity assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition; or

(iii) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a Net Worth, as of a date no more than six (6) months prior to the date of the transfer, of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(iv) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500 Million and (b) who, immediately prior to such transfer, controls real estate equity assets of at least $1 Billion; or

(v) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least Investment Grade or (b) who (i) owns directly or indirectly or operates at least eight (8) properties of a type, quality and size similar to the Property, totaling in the aggregate no less than 2 million square feet of gross leasable space (exclusive of the Property), (ii) has a Net Worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $500 Million and (iii) immediately prior to such transfer, has real estate equity investments of at least $1 Billion.

“Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally recognized statistical rating agency which has been approved by Administrative Agent in writing.

“REA” shall mean, individually and/or collectively (as the context may require), each material reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property (or any portion thereof) as more particularly described on Schedule V attached hereto and any future material reciprocal easement or similar agreement affecting the Property (or any portion thereof) entered into in accordance with the applicable terms and conditions hereof.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Regulatory Change” means, with respect to any Lender, any change effective after the Effective Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the US or foreign regulatory authorities shall, in each case, regardless of the date enacted, adopted, issued or implemented shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

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“Requisite Lenders” means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders that are not Affiliates of each other.

“Restoration” shall have the meaning given to such term in Section 4.8.

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of Borrower now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any indebtedness (other than the Loan or with respect to trade payables to unaffiliated third parties incurred in the ordinary course of operating the Property); and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding. For the avoidance of doubt, in no event shall the payment of an Operating Expense be deemed a Restricted Payment. For the purposes of clarity, the term “Restricted Payment” does not include any payments to Mezzanine Lender pursuant to the Mezzanine Loan Agreement that are permitted hereunder or any other disbursements that are expressly permitted by this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sanction” or “Sanctions” means individually and collectively, respectively, the economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, (e) Canada, or (f) any other government authorities with jurisdiction over any Person within the Borrowing Group.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Security Deposit Account” shall have the meaning given to such term in Section 9.11(a).

“Severed Loan Documents” shall have the meaning given to such term in Section 11.2(f).

“Significant Lease” means any office Lease in excess of 50,000 net rentable square feet that is not a Major Lease.

“Sponsor” shall mean Brookfield Property Partners L.P. (or any successor thereto by merger, consolidation or amalgamation or a purchaser, assignee or transferee of all or substantially all of its assets) and/or Brookfield Asset Management Inc. (or any successor thereto by merger, consolidation or amalgamation or a purchaser, assignee or transferee of all or substantially all of its assets).

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“Sponsor BFP Subsidiary” means a Subsidiary of Sponsor that owns a direct or indirect interest in Borrower.

“Spread Maintenance Premium” shall mean an amount equal to the amount that would have been payable if the amount so prepaid had accrued interest at one and sixty-five one hundredths percent (1.65%) per annum, calculated from the Prepayment Date through the first Payment Date that would have occurred following the twelve (12) month anniversary of the Effective Date.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Survey” means that certain ALTA/ACSM Land Title Survey made by PSOMAS, dated June 20, 1986, last revised March [27], 2018, project number 1EYP010100.

“Swap Contract” means a separate Interest Rate Protection Agreement, in form and substance acceptable to Administrative Agent, dated as of December 3, 2013, together with all documents and agreements relating thereto, including any ISDA Master Agreement, Schedule and/or Confirmation, together with all modifications, extensions, renewals and replacements thereof.

“Sweep Account” means an account with and controlled by Administrative Agent for the benefit of the Lenders into which all Excess Cash Flow shall be transferred in accordance with Section 8.5(b).

“Sweep Guaranty” means a principal repayment guaranty from Guarantor in an amount equal to the Optional Minimum DSCR Prepayment, in form and substance acceptable to Administrative Agent.

“Sweep Guaranty Termination Event” means (i) any breach of the covenant set forth in Section 9.17(b) of this Agreement or (ii) the occurrence of a default described in Section 11.1(o)(a) of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.

“Tenant Letter of Credit” means any letter of credit provided to Borrower, as landlord, by a tenant under a Lease as security for, or payment of, any tenant obligations under such Lease.

“Termination Payment” shall have the meaning given to such term in Section 9.3(d).

“Termination Payment Escrow” shall have the meaning given to such term in Section 9.3(d).

“Titled Agent” shall have the meaning given to such term in Section 12.12.

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“Title Policy” means ALTA Lender’s Policy of Title Insurance as issued by Chicago Title Insurance Company to Administrative Agent for the benefit of the Lenders, Policy No. CA FBSC IMP 72307 1 13 00016971, as endorsed pursuant to that certain Special Loan Date-Down Endorsement.

“Transfer” shall have the meaning given to such term in Section 9.7.

“Triggering Event” means (i) the occurrence of a DSCR Event and notice from the Administrative Agent to the Borrower and Property Account Bank that the same has occurred and is continuing; provided, that no such notice shall be required if Borrower shall have notified Administrative Agent in writing of the existence of such Triggering Event, or (ii) the occurrence of a Sweep Guaranty Termination Event.

“Triggering Event Termination” shall mean, provided that there shall be no Default, with respect to a Triggering Event, such time as the DSCR has been restored to a level above the Minimum DSCR for at least one calendar quarter following the occurrence of a Triggering Event; provided, that the requirement for a calendar quarter of DSCR above the applicable Minimum DSCR pursuant to this clause shall not apply if (A) the amount of cash or Letter of Credit or Sweep Guaranty delivered to Administrative Agent as security for the Loan following the related DSCR Event in accordance with Section 9.13(b) hereof or (B) permitted partial prepayment of principal made by Borrower following the related DSCR Event, in each case, increases the DSCR to above the applicable Minimum DSCR for the calendar quarter preceding the date of the delivery of such security or making of such prepayment (for such purposes determined as if the amount of the Loan had been reduced by the amount of such security or prepayment at the beginning of such quarter period, in which event the Triggering Event Termination shall be deemed to have occurred immediately upon the delivery of such security or the making of such prepayment).

“TRIPRA” means the Terrorism Risk Insurance Program Reauthorization Act of 2007.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors by merger or consolidation.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2          SCHEDULES AND EXHIBITS INCORPORATED. Schedules I, II, III, IV, and V and Exhibits A, B, C, D E, F, G, H, I-1, I-2, I-3 and I-4 all attached hereto, are hereby incorporated into this Agreement.

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1.3          PRINCIPLES OF CONSTRUCTION. Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP or International Financial Reporting Standards, as in effect on the Effective Date; provided that, if at any time any change in GAAP or International Financial Reporting Standards would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or International Financial Reporting Standards (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or International Financial Reporting Standards prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or International Financial Reporting Standards. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time. The use of the phrases “a Default exists”, “upon and during the continuance of a Default” or similar phrases in the Loan Documents shall mean that a Default shall continue to exist until Borrower has cured all Defaults existing at such time, which Defaults shall include, without limitation, failure by Borrower to pay the entire unpaid principal amount of the Loan and all other amounts payable under the Loan Documents following an acceleration of the Loan as provided herein.

ARTICLE 2. LOAN

2.1          LOAN. By and subject to the terms of this Agreement, the Lenders agree to lend to the Borrower, and the Borrower agrees to borrow from Lenders, the principal sum of TWO HUNDRED THIRTY MILLION AND NO/100 DOLLARS ($230,000,000.00), said sum to be evidenced by the Notes. The Notes shall be secured, in part, by the Deed of Trust encumbering certain real property and improvements as described therein. No amounts repaid with respect to the Loan may be re-borrowed.

2.2          LOAN FEES. The Borrower shall pay to Administrative Agent, on the Effective Date, a loan fee as set forth in separate letter agreements between Borrower and Administrative Agent and Administrative Agent and Lenders.

2.3          LOAN DOCUMENTS. The Borrower shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents, together with those documents described in Exhibit B as Other Related Documents.

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2.4          EFFECTIVE DATE. The “Effective Date” of delivery and transfer to Administrative Agent of the security under the Loan Documents and of the Borrower’s, Administrative Agent’s and Lenders’ obligations under the Loan Documents shall be the date as of which this Agreement is executed, set forth on page 1 hereof.

2.5          MATURITY DATE. All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date. All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

2.6          INTEREST ON THE LOAN; LOAN PAYMENT; LATE FEES.

(a)          Payments. Borrower shall make the following payments of interest and principal to Administrative Agent on behalf of the Lenders in the manner provided for in Section 2.7:

(i)          Interest accrued on the outstanding principal balance of the Loan shall be due and payable in arrears, in the manner provided in Section 2.7, on the first day of each month (each, a “Payment Date”) commencing with the first payment due on April 1, 2018.

(ii)         Intentionally omitted.

(iii)        On the Maturity Date, the Borrower shall pay to the Administrative Agent on behalf of the Lenders the entire outstanding principal amount of the Loan, all accrued interest thereon, and all other sums payable to the Administrative Agent and the Lenders hereunder and under the other Loan Documents.

(b)          Default Interest. Notwithstanding the rates of interest specified in Sections 2.6(e) and the payment dates specified in Section 2.6(a), at Requisite Lenders’ discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

(c)          Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date or on any accelerated date of payment thereof, including as a result of the exercise of any remedies by Administrative Agent or Lenders after a Default), unless waived by Administrative Agent, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within fifteen (15) days (i) after such payment is due in the case of regularly scheduled payments of interest or (ii) after Borrower’s receipt of notice from Administrative Agent, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower, Lenders and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrower, Lenders and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent or any Lender from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent or any other Lender.

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(d)          Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement of the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.6, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

(e)          Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date, be one or more of the following:

(i)          Provided no Default exists:

(A)         For those portions of the principal balance of the Loan which are LIBOR Loans, the Effective Rate for the Interest Period thereof shall be the Applicable LIBOR Rate for the Interest Period selected by Borrower with respect to each LIBOR Loan and set in accordance with the provisions hereof.

(B)         If (i) LIBOR becomes unavailable, reasonably unascertainable, illegal, or fails to adequately reflect the cost of making LIBOR Loans (and such circumstances are unlikely to be temporary), (ii) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the US syndicated loan market, or (iii) a governmental authority with jurisdiction has specified a date after which LIBOR shall no longer be used for determining rates in the US syndicated loan market, then Administrative Agent may (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), which Replacement Rate shall become effective five (5) Business Days after delivery to the Lenders of an amendment hereto providing for such Replacement Rate unless Requisite Lenders object to such Replacement Rate. If any of the conditions in clauses (i) through (iii) of this subsection (B) exist, and either: (a) Administrative Agent has proposed a Replacement Rate that has been objected to by Requisite Lenders, or (b) Administrative Agent has not yet proposed a Replacement Rate; then upon written notice sent by Administrative Agent to Borrower and Lenders, LIBOR shall be replaced with an interest rate equal to the sum of: (a) the Federal Funds Rate plus (b) the Federal Funds Rate Spread, without the need for consent from Borrower or the Lenders, or a written amendment to the Loan Documents.

(C)         For those portions of the principal balance of the Loan that shall constitute a Base Rate Loan, the Effective Rate shall be the Base Rate.

(ii)         During such time as a Default exists; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

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(f)          Selection of LIBOR. Provided no Default exists, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request the Applicable LIBOR Rate as the Effective Rate for calculating interest on a portion or portions of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrower may not have in effect at any one time more than four (4) LIBOR Loans:

(i)          Borrower shall deliver to Wells Fargo Bank, National Association, 600 South 4th Street, Minneapolis, MN 55415, Attention: Thomas Noonan (Loan No. 1010723), or such other addresses as Administrative Agent shall designate, an original or facsimile LIBOR Notice no later than 12:00 P.M. (Eastern time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Interest Period for each LIBOR Loan. Any LIBOR Notice pursuant to this subsection (i) is irrevocable.

Administrative Agent is authorized to rely upon the telephonic request and acceptance of Jason Kirschner, G. Mark Brown and Edward Beisner as Borrower’s duly authorized agents, or such additional or replacement authorized agents as the Borrower shall designate in writing to Administrative Agent. Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii)         Borrower may, with a timely and complying LIBOR Notice, elect to continue a LIBOR Loan at the end of the Interest Period applicable thereto, provided, however, that the aggregate amount of the advance being converted into or continued as a LIBOR Loan shall comply with the definition thereof as to Dollar amount. The continuation of a LIBOR Loan shall occur on the last Business Day of the Interest Period relating to such LIBOR Loan. Each LIBOR Notice shall specify (A) the amount of the LIBOR Loan, (B) the Interest Period and (C) the Interest Period Commencement Date.

(iii)        Upon receipt of a LIBOR Notice in the proper form requesting a LIBOR Loan advance under subsections (i) and (ii) above, Administrative Agent shall determine the Applicable LIBOR Rate applicable to the Interest Period for such LIBOR Loan three (3) Business Days prior to the beginning of such Interest Period. Each determination by Administrative Agent of the Applicable LIBOR Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. Administrative Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the LIBOR Notice and the Applicable LIBOR Rate; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the LIBOR Notice to Borrower or any Lender shall not affect the validity of such rate.

(iv)        Borrower may not select a LIBOR Loan for an Interest Period that extends past the Maturity Date.

(v)         After the occurrence and during the continuance of any Default, no portion of the Loan shall be made or continued as, or converted into, a LIBOR Loan.

(g)          Purchase, Sale and Matching of Funds. Calculation of all amounts payable to a Lender under this Article with respect to a LIBOR Loan shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

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2.7          PAYMENTS.

(a)          Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 2:00 P.M. (Eastern time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

(b)          Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c)          Voluntary Prepayment.

(i)          Borrower shall be entitled to repay the outstanding principal amount of the Loan in whole or in part at any time subject to satisfaction of the following conditions precedent: (a) Borrower shall provide Administrative Agent written notice of the date of the prepayment and such notice shall have been received by Administrative Agent not later than 4:00 p.m. (Eastern time) at least three (3) Business Days prior to the date of such prepayment (the “Prepayment Date”; and, the date three (3) Business Days prior to the Prepayment Date being referred to as the “Prepayment Notice Cut Off Time”), provided, however, that such notice may be revoked at any time prior to the date of prepayment specified in such notice; if such notice is revoked after the Prepayment Notice Cut Off Time or Borrower otherwise fails to make the prepayment in the amount and on the date specified in a notice that has not been revoked, then Borrower shall pay to Administrative Agent, for the account of the Lenders, promptly upon demand any amount due under Section 2.13 that would have been payable if the amount set forth in such notice had been prepaid on the date specified in such notice and, without limitation to the foregoing, Administrative Agent shall have the right to convert any such amount specified in any such notice which is a LIBOR Loan to a Base Rate Loan until such time as Borrower shall have selected the applicable rate for such portion of the Loan; (b) Borrower, at the time of such prepayment, shall have paid to Administrative Agent, for the account of the Lenders, the Spread Maintenance Premium (if applicable; provided, that, no Spread Maintenance Premium or any other penalty or premium shall be due and payable in connection with a mandatory prepayment in connection with a condemnation or casualty at the Property) and any amount due under Section 2.13 incurred by the Lenders in connection with such prepayment; and (c) if an Interest Rate Protection Agreement is then in place, Borrower, at the time of such prepayment, shall have paid any and all early termination fees and other amounts due in connection with such prepayment to the applicable counterparty (collectively, “IRPA Termination Fees”).

(d)          Prepayment of the Mezzanine Loan. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrower permit Mezzanine Borrower or any other Person to prepay (which shall include, without limitation, any prepayment in connection with any acceleration of the Mezzanine Loan) the Mezzanine Loan in whole or in part without the prior written approval of Administrative Agent and all the Lenders, unless the Loan is contemporaneously prepaid in full in accordance with Section 2.7(c).

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2.8          FULL REPAYMENT AND RECONVEYANCE. Upon receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall promptly issue a full satisfaction of the lien of the Deed of Trust and all of the Loan Documents shall terminate and Borrower shall have no further obligations or liabilities thereunder, except any such obligations or liabilities which by their express terms survive repayment in full of the Loan and the termination of the Loan Documents. The Administrative Agent shall, at Borrower’s expense, execute all instruments of termination, notices and other documents reasonably requested by Borrower to evidence the same and to put third parties on notice thereof. Any Collateral then held by Administrative Agent shall promptly be delivered to the Borrower. Upon the written request and at the sole cost and expense of Borrower, the Administrative Agent shall cooperate with Borrower to effect an assignment of the Notes and the Deed of Trust in connection with the repayment in full of the Loan (in lieu of satisfaction) in the following manner: (i) the Lenders shall assign the Note (or an affidavit of lost Note, with respect to any Lender whose Note shall have been lost, stolen, misplaced or destroyed) and the Deed of Trust, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower; (ii) any such assignment shall be conditioned on the following: (a) payment by Borrower of the reasonable third-party costs and expenses of the Administrative Agent and the Lenders incurred in connection therewith (including attorneys’ fees and expenses for the preparation, delivery and performance of such an assignment); (b) such an assignment is not then prohibited by any federal, state or local law, rule, regulation or order or by any Governmental Authority; and (c) Borrower shall provide such other opinions, documents, items and information which a prudent lender would require to effectuate such assignment; and (iii) Borrower shall be responsible for all mortgage recording Taxes, recording fees and other similar charges payable in connection with any such assignment. The assignment of the Notes and the Deed of Trust to the new lender shall be accomplished by an escrow closing conducted through an escrow agent satisfactory to Administrative Agent (it being understood that a nationally recognized title company is satisfactory to the Administrative Agent) and pursuant to an escrow agreement in form and substance reasonably satisfactory to Administrative Agent. Provided each Lender shall have been provided reasonable advance prior notice from Administrative Agent, each Lender shall provide its respective Note (or a lost Note affidavit, as provided above) to Administrative Agent, in escrow and with appropriate endorsements, for the purpose of effectuating the foregoing assignment. Administrative Agent shall have no liability to Borrower or any other Person for any Lender’s failure to deliver its Note (or lost Note affidavit), and the failure to deliver such Note or affidavit, or Assignment of the Note and Deed of Trust as contemplated hereby, shall not affect or limit Borrower’s obligations under this Agreement or create any right, offset, defense or counterclaim for the benefit of Borrower or any Guarantor with respect to the payment or performance of such obligations.

2.9          LENDERS’ ACCOUNTING. In addition to its requirements under Section 13.12(c), Administrative Agent, on behalf of itself, the Lenders and the Borrower, shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be deemed final, binding and conclusive in all respects as to all matters reflected therein (absent manifest error). All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

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2.10         DEFAULTING LENDERS.

(a)          If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of three (3) Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended during the pendency of such failure or refusal. Notwithstanding the foregoing, a Defaulting Lender must consent to any increase to its Commitment, except in connection with any protective advance. If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or set off and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s interest in the Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such interest under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b)          Purchase or Cancellation of Defaulting Lender’s Loans. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s interest in the Loan owing under this Agreement. Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s interest in the Loan owing under this Agreement in proportion to the Commitments of the Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to acquire all of the Defaulting Lender’s interest in the Loan, then the Borrower may (provided no Default exists), by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its interest in the Loan to an Eligible Assignee subject to and in accordance with the provisions of Section 13.12 for the purchase price provided for below. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 13.12, shall pay to the Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the interest of a Defaulting Lender in the Loan shall be equal to (i) the amount of the principal balance of such Defaulting Lender’s interest in the Loan outstanding and owed by the Borrower to such Defaulting Lender, plus (ii) accrued and unpaid interest (without giving effect to the Alternate Rate, if applicable at such time), less (iii) any amounts owing by such Defaulting Lender to the Administrative Agent or any other Lender. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Lender shall be entitled to receive any amount owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loan.

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(c)          Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower under this Agreement. The provisions of this Section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrower as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. In addition, the Defaulting Lender shall indemnify, defend and hold harmless Administrative Agent and each of the other Lenders from and against any and all liabilities and costs, plus interest thereon at the Alternate Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

2.11         TAXES; FOREIGN LENDERS.

(a)          FATCA. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(d)          Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing:

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(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), 2 executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed originals of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)        to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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2.12         ADDITIONAL COSTS; CAPITAL ADEQUACY.

(a)          Capital Adequacy. If any Lender or any Participant in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitment or its making or maintaining its respective portion of the Loan or participation (as applicable) below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s respective interest in the Loan. This Section 2.12(a) shall not apply to Taxes which shall be governed by Section 2.12(b).

(b)          Additional Costs. In addition to, and not in limitation of the immediately preceding clause (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) subjects any Recipient to any Taxes under this Agreement or any of the other Loan Documents in respect of any of such portions of the Loan or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on portions of the Loan is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by, such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)          Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or continue, or to convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 2.14 shall apply).

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(d)          Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Effective Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder; provided further, that Borrower shall not be responsible for any such compensation incurred more than 180 days prior to the date that such Lender, such Participant or Administrative Agent notifies the Borrower of the event giving rise to such increased costs. The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change and of the amount(s) payable pursuant to this Section 2.12 shall be conclusive and binding for all purposes, absent manifest error. Borrower’s obligations under Sections 2.12(a) and 2.12(b) shall survive repayment of the Loan and termination of the Loan Documents.

(e)          Suspension of LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period, subject to Section 2.6(e)(i)(B) hereof:

(i)          the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

(ii)         the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, continue LIBOR Loans or convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such LIBOR Loan or convert such LIBOR Loan into a Base Rate Loan.

(f)          Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or continue, or to convert any Base Rate Loans into, LIBOR Loans shall be suspended, until such time as such Lender may again make and maintain its LIBOR Loans (in which case the provisions of Section 2.14 shall be applicable).

(g)          Change in Branch Office. Each Lender will use reasonable efforts (consistent with legal and regulatory restrictions and internal policies of such Lender) to avoid or reduce any increased or additional costs payable by the Borrower under Sections 2.11 and 2.12, including, if requested by the Borrower, a transfer or assignment of such Lender’s interest in the Loan to a branch, office or Affiliate of such Lender in another jurisdiction, or a redesignation of its lending office with respect to such LIBOR Loans, provided that the transfer or assignment or redesignation (A) would not result in any additional costs, expenses or risk to such Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any respect to a Lender as determined by such Lender in its good faith discretion.

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2.13         COMPENSATION. The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)          any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or conversion of a LIBOR Loan made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such LIBOR Loan; or

(b)          Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or converted or the date on which the Borrower failed to borrow, convert into or continue such LIBOR Loan calculating present value by using as a discount rate LIBOR quoted on such date. Determinations by a Lender of the amount payable pursuant to this Section 2.13 shall be conclusive and binding for all purposes, absent manifest error. Borrower’s obligations under Sections 2.12(a) and 2.12(b) shall survive repayment of the Loan and termination of the Loan Documents.

2.14         TREATMENT OF AFFECTED LOANS.

(a)          If the obligation of any Lender to make LIBOR Loans or to continue, or to convert Base Rate Loans into, LIBOR Loans shall be suspended then such Lender’s LIBOR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, such earlier date specified herein and, unless and until such Lender gives notice as provided below that the circumstances that gave rise to such conversion no longer exist);

(b)          to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(c)          all interest in the Loan that would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into LIBOR Loans shall remain as Base Rate Loans.

(d)          If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all interests in the Loan held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Commitments.

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2.15         PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Section 2.1 shall be made from the Lenders according to their Pro Rata Shares; (b) each payment or prepayment of principal of Loan by the Borrower shall be made for the account of the Lenders in accordance with their Pro Rata Shares; (c) each payment of interest on Loan by the Borrower shall be made for the account of the Lenders in accordance with their Pro Rata Shares; and (d) the conversion and continuation of Loan (other than conversions provided for by Section 2.14) shall be made among the Lenders according to their Pro Rata Shares. Any payment or prepayment of principal or interest made during the existence of a Default shall be made for the account of the Lenders in accordance with the order set forth in Section 11.2.

2.16         SHARING OF PAYMENTS. If a Lender shall obtain payment of any principal of, or interest on, the Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 2.15 or Section 11.2, such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the LIBOR Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 2.15 or Section 11.2, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loan or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of an interest in the Loan in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

ARTICLE 3. DISBURSEMENT

3.1          CONDITIONS PRECEDENT. As conditions precedent to the making of the Loan, each of the following conditions shall be satisfied prior to the execution and delivery of this Agreement and the closing of the Loan (provided that the execution and delivery of this Agreement by Administrative Agent and Lenders shall mean that each of such conditions are deemed satisfied as of such date):

(a)          Administrative Agent shall have received and approved documentation regarding Borrower’s and Guarantor’s capital structure, any other documents or agreements of any kind reasonably requested by Administrative Agent concerning the financial condition of Borrower or Guarantor (in the form previously delivered to Administrative Agent), and Administrative Agent shall have approved the current financial condition of Borrower and Guarantor.

(b)          Administrative Agent shall have received and approved, from Borrower, and Guarantor copies certified as true and complete of the following documents from the applicable governmental authority: (i) the articles or certificate of incorporation, certificate of partnership, or certificate of limited liability company, as applicable; and (ii) good standing certificates or certificates of existence from the jurisdictions in which each such Person is organized and/or qualified to do business dated not more than thirty (30) days prior to the Effective Date. Administrative Agent shall have received and approved true and complete copies of the by-laws, partnership agreement or operating agreement, as applicable, of Borrower, and Guarantor, certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary, general partner, manager or other authorized representative reasonably acceptable to Administrative Agent, of such Person.

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(c)          The Borrower shall have executed and delivered to Administrative Agent or shall have caused to be executed and delivered to Administrative Agent all Loan Documents and Other Related Documents, which Loan Documents and Other Related Documents shall be in form and substance satisfactory to Administrative Agent and Administrative Agent shall have received and approved all other documents, instructions, policies, and forms of evidence or other materials requested by Administrative Agent under the terms of this Agreement or any of the other Loan Documents, including without limitation, policies (or certificates satisfactory to Administrative Agent) of insurance as may be required by Administrative Agent pursuant to this Agreement.

(d)          Administrative Agent shall have received and approved a current survey of the Property and prepared by a licensed surveyor acceptable to Administrative Agent and title insurer who shall certify such survey to Administrative Agent, Lenders and the title insurer.

(e)          Administrative Agent shall have received and approved UCC, tax and judgment lien searches on the Property, Collateral, the Borrower and Guarantor, as requested by Administrative Agent, showing no liens or violations, dated not more than thirty (30) days prior to the Effective Date.

(f)          Administrative Agent shall have received the Title Policy, which shall be in form and substance and with endorsements acceptable to Administrative Agent and which shall, among other things, insure the first priority lien of the Deed of Trust, subject only to such exceptions as Administrative Agent shall have approved in its sole and absolute discretion, and address such other matters as Administrative Agent may require.

(g)          Administrative Agent shall have received and approved the Borrower’s standard form of lease, if any, to be used in connection with the Property.

(h)          Administrative Agent’s internal loan committee shall have given final internal credit and underwriting approval for the Loan.

(i)           Administrative Agent shall have received an Appraisal confirming to the satisfaction of Administrative Agent that the LTV does not exceed seventy percent (70%).

(j)           Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to Administrative Agent, of the Borrower and Guarantor, authorizing the execution, delivery and performance of the Loan Documents and Other Related Documents to which such Person is a party and the transactions contemplated thereby, certified as of the Effective Date by the Secretary or an Assistant Secretary, general partner, manager or other authorized representative reasonably acceptable to Administrative Agent, as applicable, which certificates shall be in form and substance satisfactory to Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(k)          No litigation or other proceeding shall be filed, pending or threatened in writing against the Property, Borrower or Guarantor which are reasonably likely to have a Material Adverse Effect.

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(l)          No law, rule, regulation or court or administrative decision is reasonably likely to have a Material Adverse Effect.

(m)         Administrative Agent shall be satisfied that no material adverse change has occurred to Borrower, Guarantor or the Property, including without limitation that there has not occurred: (i) a material decline in the financial condition of Borrower or any Guarantor; (ii) the downgrading of Borrower’s or any Guarantor’s credit rating; (iii) a materially adverse change in the physical condition of the Property; or (iv) a change in market conditions which could affect the value and/or leasing of the Property.

(n)          Administrative Agent shall have reviewed and approved the Management Agreement.

(o)          Administrative Agent shall have received payment for all fees, costs and expenses required to be paid by Borrower under this Agreement.

(p)          Administrative Agent shall have received environmental reports and property condition report for the Improvements satisfactory to it in its sole discretion.

(q)          The Borrower shall have delivered to Administrative Agent all opinions from counsel as Administrative Agent may reasonably require, including, without limitation, due execution and authority opinions and enforceability opinions, in form and substance satisfactory to Administrative Agent.

(r)          The Borrower shall have delivered all insurance certificates with respect to the policies required hereunder.

(s)          Administrative Agent shall have received and approved all Existing Leases affecting the Property as of the date hereof and Borrower shall have delivered to Administrative Agent a certified copy of the rent roll for the Property.

(t)          Administrative Agent shall have received an executed estoppel certificate from Ernst & Young U.S. LLP, in form and substance satisfactory to Administrative Agent.

(u)          Administrative Agent shall have received a chart showing the organizational structure of the Borrower and Guarantor that is certified by Borrower to be true and correct and that is reasonably acceptable to Administrative Agent.

(v)         Administrative Agent shall have received evidence that the Property complies with applicable zoning and land use laws (which evidence may include, if requested by Administrative Agent, a third party zoning report).

(w)         All Property Taxes then due and payable shall have been paid.

(x)          All Liens, other than Permitted Liens, upon the Collateral shall have been discharged (regardless of whether insured by the Title Policy delivered to Administrative Agent).

(y)          Intentionally omitted.

(z)          The Borrower and the Guarantor shall have satisfied Administrative Agent’s Patriot Act requirements.

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(aa)        Administrative Agent shall have received an operating statement of the Borrower for the year ending December 31, 2017, and the quarter ending September 30, 2017.

(bb)       Administrative Agent shall have received copies of all Material Contracts.

(cc)       Administrative Agent shall be satisfied that the DSCR shall be equal to or greater than 1.25x.

(dd)       Administrative Agent shall have received any other documentation or information that it shall have reasonably requested.

Unless set forth in writing to the contrary in a separate instrument delivered to Borrower prior to closing, the making of its Loans by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent set forth in Section 3.1.

3.2          ACCOUNT, PLEDGE AND ASSIGNMENT. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Administrative Agent for the benefit of the Lenders, all monies at any time deposited in its Property Account, Security Deposit Account, or any other escrow or account that may, from time to time, be required to be maintained pursuant to this Agreement, and the including all interest earned, all certificates, instruments and securities, if any, from time to time. It is hereby acknowledged, that any monies invested, if applicable, shall be invested solely in Permitted Investments. All disbursements shall be held by the Borrower solely for the purpose for which the funds have been disbursed. The Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements. Any monies delivered to Borrower from such accounts may be retained, applied and distributed by Borrower free of the lien of the Loan Documents.

3.3          FUNDS TRANSFER DISBURSEMENTS. The Borrower hereby authorizes Administrative Agent to disburse the proceeds of the Loan made by Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of Borrower to any of the accounts designated in the Disbursement Instruction Agreement. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire of funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (a) violate the terms of this authorization, (b) require use of a bank unacceptable to Administrative Agent or any Lender or prohibited by government authority; (c) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (d) otherwise cause Administrative Agent or any Lender to violate any applicable law or regulation. Neither Administrative Agent nor any Lender shall be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

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ARTICLE 4. AFFIRMATIVE COVENANTS

From the date hereof and until payment and performance in full of all Obligations of Borrower under the Loan Documents, unless the Requisite Lenders shall otherwise consent, Borrower hereby covenants and agrees with the Lenders that:

4.1          PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. Borrower shall, and shall cause Guarantor to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

4.2          COMPLIANCE WITH APPLICABLE LAW. Borrower shall, and shall cause Guarantor to, comply with Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

4.3          MAINTENANCE OF PROPERTY. In addition to the requirements of any of the other Loan Documents, Borrower shall (a) protect and preserve the Property and Collateral and maintain such Property and Collateral in good repair, working order and condition, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to the Property, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

4.4          PAYMENT OF TAXES AND CLAIMS. Borrower shall pay and discharge prior to delinquency (a) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or International Financial Reporting Standards, provided, further, however, that, in the event of any Taxes or claims that become a Lien on the Property, Borrower shall only be permitted to not pay such tax or claim if, and so long as, (a) Borrower shall have notified Administrative Agent of same within ten (10) days of obtaining actual knowledge of such Lien; (b) Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the foreclosure or collection of the same and the sale of the Property or any party thereof, to satisfy the same; (c) upon request of Administrative Agent, Borrower shall have furnished to Administrative Agent a cash deposit, or a Letter of Credit, in the amount of such Taxes or other claims, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Property or any part hereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or other claims so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay the Taxes or other claims does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Property; and (f) notwithstanding the foregoing, Borrower shall immediately upon request of Administrative Agent pay (and if Borrower shall fail so to do, Administrative Agent may, but shall not be required to, pay or cause to be discharged or bonded against) any such Taxes or other claims notwithstanding such contest, if in the reasonable opinion of Administrative Agent, the Property or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, canceled or lost. Administrative Agent may pay over any cash deposit or the proceeds of any Letter of Credit to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established.

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4.5          INSPECTIONS. Borrower will, and will cause Guarantor to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, including, with respect to the Borrower, the disbursement and use of proceeds of the Loan. Borrower will, and will cause Guarantor to, permit representatives of the Administrative Agent or any Lender to visit and inspect its respective Property, subject to the right of tenants, to examine and make copies of or abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in Borrower’s presence if a Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Default exists, with reasonable prior notice. Borrower shall be obligated to reimburse the Administrative Agent for its costs and expenses incurred in connection with the exercise of its rights under this Section only if such exercise occurs while a Default exists.

4.6          USE OF PROCEEDS. Borrower will use the proceeds of the Loan to pay off existing mortgage financing secured by the Property and as otherwise not prohibited by this Agreement. The Borrower shall not, and shall not permit Guarantor, to use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.7          MATERIAL CONTRACTS. Borrower shall duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon Borrower under any Material Contract in which Borrower is a party or is bound. The Borrower shall not do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

4.8          DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)          If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent, where the cost to repair and restore is in excess of the Casualty Threshold, and shall as soon as reasonably practicable commence and thereafter prosecute with reasonable diligence the completion of the restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty with such alterations thereto as may be required by law (the “Restoration”). Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty Threshold and Borrower shall deliver to Administrative Agent all instruments required by Administrative Agent to permit such participation.

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(b)          Borrower shall promptly give Administrative Agent notice upon becoming aware of the same, of the actual or threatened commencement of any proceeding for the condemnation of the Property (a “Condemnation”) and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute, as would then be customary and commercially reasonable, any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Loan at the time and in the manner provided for its payment hereunder and the Loan shall not be reduced until any award shall have been actually received and, to the extent permitted, applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Loan. If any portion of the Property is taken by a condemning authority, Borrower shall as soon as reasonably practicable commence and thereafter prosecute with reasonable diligence the Restoration of the remaining portion of the Improvements (or cause the same to be done) to a complete, self-contained architectural unit in good condition and repair that is, to the extent possible with such exercise of reasonable diligence, as nearly as possible to the condition the Property was in immediately prior to such Casualty with such alterations thereto as may be required by law.

(c)          The following provisions shall apply in connection with the Restoration of the Property:

(i)          If the Net Proceeds shall be less than the Casualty Threshold, the Net Proceeds may be retained by Borrower and, if received by Administrative Agent and Administrative Agent is not prohibited from doing so under the terms of any Permitted Lien, will be disbursed by Administrative Agent to Borrower upon receipt, and Borrower shall first hold and apply such Net Proceeds (less any expenses of collection) to the Restoration in accordance with whichever of paragraph (a) or (b) above is applicable thereto.

(ii)         If the Net Proceeds are equal to or greater than the Casualty Threshold, provided no Default exists, the Administrative Agent shall, at its sole discretion (subject to the Borrower’s rights under 4.8(c)(iii)), make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 4.8. The term “Net Proceeds” for purposes of this Section 4.8 shall mean: (i) the net amount of all insurance proceeds received by Administrative Agent as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(iii)        The Net Proceeds shall be made available to the Borrower for Restoration provided that each of the following conditions are met:

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(A)         No Default shall have occurred and be continuing;

(B)         (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)         The Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D)         the Administrative Agent shall be satisfied that the Restoration will be completed on or before the earlier of (1) the Maturity Date, (2) such time as may be required under all Applicable Law in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of any business interruption insurance coverage (unless Borrower has deposited with the Administrative Agent sufficient funds (such amount to be determined by the Administrative Agent in its sole discretion) to hold and apply in the same manner as business interruption insurance until the Restoration is completed (any such cash deposit hereby pledged to Administrative Agent as additional collateral for the Obligations and may be applied to the payment thereof anytime during the continuance of a Default in such order of priority as the Administrative Agent may elect);

(E)         the Property and the use thereof after the Restoration will be in compliance in all material respects with and permitted under all applicable legal requirements;

(F)         the Restoration shall be done and completed by the Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements;

(G)         the Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Loan, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5, if applicable, or (3) other funds of Borrower;

(I)         such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property;

(J)         Borrower shall deliver, or cause to be delivered, to Administrative Agent a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Administrative Agent;

(K)         the Net Proceeds together with any cash or cash equivalents deposited by the Borrower with the Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of the Restoration;

(L)         the Management Agreement with respect to the Property in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a replacement Management Agreement with a Manager acceptable to the Administrative Agent, prior to the opening or reopening of the Property or any portion thereof for business with the public;

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(M)         the Administrative Agent shall be satisfied in its reasonable discretion that following the completion of the Restoration, the DSCR shall be equal to or greater than the Minimum DSCR upon completion or the Administrative Agent shall be satisfied in its reasonable discretion that following completion of the Restoration, the NOI shall be equal to, or greater than, the NOI immediately prior to the Casualty or Condemnation;

(iv)        The Net Proceeds shall be held by Administrative Agent in an interest-bearing account and invested solely in Permitted Investments and, until disbursed in accordance with the provisions of this Section 4.8, shall constitute additional security for the Loan. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, the Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exists no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the applicable Title Policy. When the cost to complete Restoration is less than the Casualty Threshold, all remaining Net Proceeds shall be disbursed to the Borrower.

(v)         In the event the total cost of Restoration is equal to or greater than the Casualty Threshold, all plans and specifications required in connection with the Restoration, shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”). Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. In the event the total cost of the Restoration exceeds $20,000,000, the identity of the contractors, material subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant. Unless otherwise approved by Administrative Agent each such contract shall require retainage of ten percent (10%) of the costs actually incurred until substantial completion of the related contractor’s work. All costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(vi)        In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to the amount required to be held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration pursuant to their respective contracts. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 4.8(vi) and that all approvals necessary for the reoccupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Policy for the Property, and Administrative Agent receives an endorsement to such Title Policy insuring the continued priority of the Lien of the applicable Deed of Trust and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

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(vii)       Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(viii)      If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 4.8(c) shall constitute additional security for the Loan and other obligations under the Loan Documents.

(ix)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 4.8(c), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Default shall have occurred and shall be continuing under the Loan, this Agreement or any of the other Loan Documents.

(d)          All Net Proceeds not required (i) to be made available for the Restoration in accordance with either Section 4.8 (a) or (b) (due to the fact that Borrower has not satisfied one or more of the provisions of such Sections) or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 4.8(c) may be retained and applied by Administrative Agent toward the payment of the Loan whether or not then due and payable in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, at the discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrower for such purposes as Administrative Agent shall approve, in its discretion.

4.9          THE IMPROVEMENTS. Borrower covenants: (a) not to remove or demolish the Property or Collateral or any part thereof, not to alter, restore or add to the Property or Collateral and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Property without Administrative Agent’s prior written consent or as provided hereunder except for (i) tenant improvement work provided for in any Lease and (ii) any alteration of the Property, the cost of which in the aggregate does not exceed the Alteration Threshold and is not reasonably expected to have a Material Adverse Effect; (b) to complete or restore promptly and in good and workmanlike manner the Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether the Administrative Agent elects to require that insurance proceeds be used to reduce the Loan as provided in Section 4.8; (c) to comply with all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements unless such failure to comply is not reasonably expected to have a Material Adverse Effect; and (d) not to commit or permit waste of the Property or Collateral.

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ARTICLE 5. INSURANCE

5.1          REQUIRED INSURANCE. At all times during this Agreement except as expressly provided to the contrary, while any obligation of Borrower under any Loan Document remains outstanding:

(a)          All-Risk/Special Causes of Loss Insurance. Borrower shall maintain, or cause to be maintained, property insurance covering (i) 100% of the insurable replacement cost value of the Improvements (excluding costs of footings, foundations, excavations and underground utilities); and (ii) 100% of the insurable replacement cost value of all tenant improvements and betterments that any agreement requires the Borrower to insure against all risks of loss customarily covered by so-called “All-Risk” or Special Causes of Loss policies as generally available in the insurance market at the closing date. Any All-Risk or special causes of loss insurance policy shall contain an agreed amount endorsement or a coinsurance waiver endorsement and a replacement cost value endorsement without reduction for depreciation. The policies shall cover at least the following perils: building collapse, fire, flood, tsunami, back-up of sewers and drains, water damage, windstorm, earthquake, earth movement, impact of vehicles and aircraft, lightning, malicious mischief, and vandalism (earthquake and earth movement may have sub-limits and deductibles as are acceptable to Administrative Agent and Named Windstorm and flood may have sub-limits and deductibles as are reasonable and commercially available (in each case, even if higher than the deductible set forth in the next sentence)). The property deductible shall not exceed $500,000 per claim or other such amount accepted and approved by the Administrative Agent. Such insurance policy shall name Borrower as an Insured or Additional Insured for its benefit and the benefit of the Lenders and shall also include Administrative Agent as mortgagee lender loss payee for its benefit and the benefit of the Lenders under a non-contributing standard mortgagee clause or equivalent endorsement reasonably satisfactory to Administrative Agent for real property.

(b)          Flood Insurance. If any of the Improvements are located in an area designated as “flood prone” or a “special flood hazard area” under the regulations for the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, and if not otherwise insured under coverage required in Section 5.1(a) above, Borrower shall maintain at least the maximum coverage for the Property available under the federal flood insurance plan. Administrative Agent may require additional flood insurance coverage, including business income or rents (if any). Regardless of the flood zone, the minimum amount of coverage required by this subsection for loss caused by floods shall not be less than $20,000,000 or such other amount as is acceptable to Administrative Agent.

(c)          Boiler and Machinery Insurance. Borrower shall maintain, or cause to be maintained, comprehensive boiler and machinery insurance covering all mechanical and electrical equipment located within or used in connection with the operation of the Property against physical damage, business income and rent loss (if applicable), extra expense, and expediting expense. Boiler and Machinery Insurance shall be provided on a replacement cost value basis, to a minimum limit of 100% of the replacement cost of the Improvements (excluding costs of footings, foundations, excavations and underground utilities).

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(d)          Business Income and Rent Loss Insurance. As an extension to its All-Risk Insurance, Earthquake Insurance, Flood Insurance and Boiler and Machinery Insurance, Borrower shall maintain, or cause to be maintained, business income and rent loss insurance on an “actual loss sustained” basis. Borrower shall maintain Business Income and Rent Loss Insurance equal to at least twelve (12) months of Borrower’s actual or projected Gross Operating Income, including percentage rent, escalations, and all other recurring sums payable by tenants under leases or otherwise derived from Borrower’s operation of the Property and Improvements. In addition, Business Income and Rent Loss Insurance shall be endorsed to include an extended period of indemnity of three hundred sixty five (365) days. Such insurance policy shall include Administrative Agent as Lender Loss Payee for its benefit and the benefit of the Lenders as respects business income/loss of rents (if any).

(e)          Building Law and Ordinance Coverage. Borrower shall maintain, or cause to be maintained, building law and ordinance coverage insurance covering the loss of the undamaged portion of the Improvements and additional expense of demolition and increased cost of construction, including, without limitation, increased costs that arise from any changes in laws, statutes, rules, regulations or codes that would be covered by a standard ISO Property Form with respect to such restoration, in an amount as is reasonably acceptable to the Administrative Agent.

(f)          Earthquake Insurance. If the Improvements are located in Alaska, California, Pacific Northwest, New Madrid zone, or any other designated, high-hazard earthquake zone, Borrower shall maintain earthquake insurance on the Improvements, including loss of income or rents in a minimum amount at least equal to the percent damage estimate of total insurable values for the property based on results of the PML Study indicating the expected loss from an event in a 500 year return period, if placed on a stand-alone basis, or for the regional portfolio, if multiple locations are insured. The seismic study shall be completed by a firm satisfactory to Administrative Agent. Such insurance shall have deductibles satisfactory to Administrative Agent, but not more than 5% of the location insurable Values.

(g)          Borrower’s Liability Insurance. Borrower shall maintain, or cause to be maintained, the following insurance for personal injury, bodily injury, death, accident and property damage: (i) commercial general liability insurance; (ii) owned (if any), hired, and non-owned automobile liability insurance; (iii) statutory workers’ compensation and employer’s liability insurance as required by law, and (iv) umbrella or excess liability insurance. Liability insurance shall be written on the so-called “occurrence” form and shall provide coverage of at least $50,000,000 per occurrence and $50,000,000 in the annual aggregate, per location, or, if any liability insurance also covers other locations with a shared aggregate limit, then the minimum Liability Insurance shall be increased to $75,000,000. Liability Insurance under clauses 5.1(f)(i) and (iv) above shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including, without limitation, any liability assumed under any leases (except for any exception thereto in the standard ISO Form)), and products and completed operations. All Liability Insurance, except workers’ compensation, employer’s liability and automobile, shall include Administrative Agent as an “Additional Insured” for its benefit and the benefit of the Lenders by an endorsement reasonably satisfactory to Administrative Agent. Administrative Agent acknowledges that the form of endorsement delivered by Borrower and agreed to by the Administrative Agent on or prior to the Effective Date is acceptable. Such insurance shall be primary and any other insurance maintained by the additional insured which Lender is not insured under shall be excess only and not contributing with this insurance.

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(h)          Terrorism (Certified and Non-Certified). Borrower shall maintain, or cause to be maintained, at all times, terrorism insurance for Certified Acts of Terrorism (as such terms are defined in TRIPRA for so long as TRIPRA remains in effect) in an amount equal to the full replacement cost of the respective Improvements (plus twelve months of business interruption coverage and including a 365-day extended period of indemnity). Borrower shall also maintain, or cause to be maintained, at all times, Certified Acts of Terrorism coverage on the general liability and umbrella liability policies for the full limits required for the Loan with no sub limits applying. Notwithstanding anything to the contrary contained herein and with respect to insurance required to be maintained by Borrower pursuant to this Section 5.1(h) hereof, Liberty IC Casualty LLC (“Liberty”) shall be an acceptable insurer of perils of terrorism and acts of terrorism so long as (i) the policy issued by Liberty has (a) no aggregate limit and (b) a deductible of no greater than that as calculated pursuant to TRIPRA, (ii) other than the deductible, the portion of such insurance which is not reinsured by TRIPRA, is reinsured by an insurance carrier rated no less than “A:X” by AM Best or “A” as by Standard and Poor’s, (iii) TRIPRA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim above (a) the applicable deductible payable by Liberty and (b) those amounts which are reinsured pursuant to clause (ii) above, (iv) Liberty is not the subject of a bankruptcy or similar insolvency proceeding and (v) no Governmental Authority issues any statement, finding or decree that insurers of perils of terrorism similar to Liberty (i.e., captive insurers arranged similar to Liberty) do not qualify for the payment or benefits of TRIPRA. In the event that Liberty is providing insurance coverage (A) to other properties immediately adjacent to the Property, and/or (B) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section 5.1(h), then the Administrative Agent may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Liberty hereunder and Borrower shall provide insurance coverage consistent with such reasonably re-evaluated limits and deductibles promptly following Administrative Agent’s written request therefore. In the event any of the foregoing conditions are not satisfied, Liberty shall not be deemed an acceptable insurer of terrorism losses. In the event that TRIPRA should cease to be in effect at any time, and not be replaced by similar legislation, Borrower’s obligations under this Section 5.1(h) shall be limited to an obligation to use commercially reasonable efforts to obtain the coverage described in this Section 5.1(h), and, in such event, (i) the amount of the terrorism insurance coverage to be obtained shall be the lesser of (A) the amount described in the first sentence of this Section 5.1(h) or (B) the principal balance of the Loan then outstanding, and (ii) Borrower shall not be required to spend on terrorism insurance coverage more than two (2) times the amount of the then-current All-Risk premium for the Property (including the applicable terrorism insurance charge). If at any time the Administrative Agent notifies the Borrower that it desires to purchase additional terrorism insurance for the improvements (at the sole cost and expense of the Administrative Agent and/or the Lenders), the Borrower shall cooperate with the Administrative Agent and use commercially reasonable efforts to assist Administrative Agent in obtaining such insurance policy (including, without limitation, being listed as the named insured under any such additional policy); provided, however, such additional terrorism insurance shall not affect the obligations of any underlying existing insurance policy.

(i)          Other Insurance. Borrower shall maintain such other types and amounts of insurance for the Improvements and its operations as Administrative Agent shall from time to time reasonably require, consistent with insurance commonly maintained for comparable properties.

5.2          GENERAL INSURANCE REQUIREMENTS.

(a)          Documentation. Borrower shall cause Administrative Agent to be included as “Lender Loss Payee” and “Mortgagee” for its benefit and the benefit of the Lenders on a standard noncontributory mortgagee endorsement or its equivalent, in either case reasonably satisfactory to Administrative Agent, for all property damage insurance. Borrower shall cause Administrative Agent to be included as “Additional Insured” for its benefit and the benefit of the Lenders, or as otherwise required, on all liability insurance policies provided by Borrower and Borrower’s contractors (except with respect to workers’ compensation, employer’s liability and automobile liability). Borrower shall provide such additional evidence of Administrative Agent’s interest under any required insurance as Administrative Agent or Lender shall reasonably require from time to time (but in no event shall a copy of the insurance policy be required to be given to the Administrative Agent).

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(b)          Policy Requirements. Borrower shall obtain all required insurance, or cause all required insurance to be obtained, from insurers authorized to do business in the state where the Property and Improvements are located with an “A-:X” or better financial strength rating by AM Best (except as provided otherwise with respect to Liberty in Section 5.1(g) above, Administrative Agent may in its discretion permit Borrower to maintain required insurance policies with insurance companies which do not meet the foregoing requirements (an “otherwise rated insurer”), provided Borrower obtains a so-called “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any otherwise rated insurer from an insurance company which meets the claims paying ability ratings required above. Administrative Agent may (but have no obligation to), at its sole discretion, accept insurers that do not meet the minimum requirements stated herein. Required insurance shall contain such provisions as Administrative Agent reasonably deems necessary or desirable to protect its interest, including endorsements stating that neither Borrower, Administrative Agent nor any other party shall be deemed a coinsurer. Borrower shall pay the insurance premiums, or cause all insurance premiums to be paid, for all required insurance when due and payable. Borrower shall not finance or permit the refinancing of insurance premiums under any arrangement that could (if any premium loan payment is not made) result in the premature cancellation of any required insurance. Borrower shall deliver to Administrative Agent, promptly after request therefor, certificates of insurance evidencing all required insurance. Before any policy expires (time being of the essence), the Borrower shall deliver evidence of renewal in compliance with the Loan Documents. If at any time Administrative Agent has not timely received satisfactory written evidence that Borrower maintains or has caused to be maintained all required insurance, then without limiting Administrative Agent’s rights or remedies hereunder or under any of the other Loan Documents, if such evidence is not delivered to Administrative Agent within three (3) Business Days after notice of such failure to timely deliver such required evidence of insurance, Administrative Agent may (but shall have absolutely no obligation to) obtain such insurance and pay the premium therefor, and the Borrower shall, on demand, reimburse Administrative Agent, for all expenses incurred in connection therewith. Such amounts shall bear interest at the Alternate Rate from the date such cost or expense was incurred through the date of payment to Administrative Agent; any such amounts together with interest thereon calculated at the Alternate Rate shall be deemed to constitute a portion of the indebtedness owing to Lenders hereunder and be secured by the liens, claims and security interests provided to Administrative Agent under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent.

(c)          Blanket Coverage. Any required insurance may be provided under a blanket policy or policies covering any the Property and Improvements and other property and assets not part of the Property, provided that any such blanket policy otherwise complies with the requirements hereunder.

(d)          Protection of Lenders’ Interest. To the extent commercially obtainable, in each insurance policy (or an endorsement thereto), the carrier shall: (a) agree not to cancel or terminate such policy without giving Administrative Agent thirty (30) days’ prior written notice (ten (10) days’ notice for nonpayment of premium); (b) waive any right to claim any premiums and commissions against Administrative Agent or any Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured; and (c) allow Administrative Agent or any Lender to pay premiums to continue such policy upon notice of cancellation for nonpayment. Every property insurance policy shall provide that as to Administrative Agent’s interest, such policy shall remain valid and shall insure Administrative Agent regardless of any: (1) named insured’s act, failure to act, negligence, or violation of warranties, declarations, or conditions; (2) occupancy or use of the Improvements for purposes more hazardous than those permitted; or (3) Administrative Agent’s or any Lender’s exercise of any of their respective rights or remedies hereunder or under any of the Loan Documents. Administrative Agent reserves the right for them or their designated representative to review full and complete copies of Borrower’s insurance policies required hereunder. Such policy review to take place at a location of mutual consent within seven (7) days of Administrative Agent’s written request. It is agreed that such request shall take place only in the event of a direct damage claim to one of the locations that are the subject of this agreement, or a significant third party claim resulting from the operations at one of the locations that is the subject of this agreement.

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(e)          No Separate Insurance. Borrower may not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any required insurance. The Borrower may, however, carry insurance for the Improvements, in addition to required insurance, but only if such additional insurance: (a) does not violate or entitle the carrier to assert any defense or disclaim any primary coverage under any required insurance; (b) mutually benefits Borrower and Administrative Agent, as their interests may appear; and (c) otherwise complies with this agreement.

(f)          Intentionally Omitted.

(g)          Transfers. In the event of foreclosure of the Deed of Trust or other transfer of title to any Collateral in extinguishment in whole or in part of the indebtedness owing to Lenders, and regardless of whether Administrative Agent shall have sought a deficiency judgment with respect thereto, all right, title and interest of Borrower in and to the policies of required insurance that are not blanket policies then in force concerning the Collateral, the Property or the Improvements and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement, Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date that:

6.1          AUTHORITY/ENFORCEABILITY. Borrower is a limited liability company duly organized, validly existing and in good standing in the jurisdiction in which it is organized. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its respective Property, its businesses and operations. Borrower has the limited liability company power and authority to enter into each of the Loan Documents being entered into on the date hereof to which it is a party and to perform its obligations thereunder. Borrower is in compliance with all Applicable Law applicable to its organization, existence and transaction of business, other than Applicable Law, the noncompliance with which, would not reasonably be expected to have a Material Adverse Effect and has all necessary rights and powers to own and operate the Property and Improvements as contemplated by the Loan Documents.

6.2          BINDING OBLIGATIONS. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.3          FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has delivered to Administrative Agent all formation and organizational documents of Borrower and of Guarantor, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent. The Borrower shall immediately provide Administrative Agent with copies of any amendments or modifications of the formation or organizational documents. Attached hereto as Exhibit G is a true and correct organizational chart of Borrower.

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6.4          NO VIOLATION. The execution, delivery, and performance under the Loan Documents by Borrower does not: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (b) violate any Applicable Law applicable to the Borrower, the Property and Improvements or any other statute, law, regulation or ordinance or any order or ruling of any court or Governmental Authority; (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is or the Property and Improvements are bound or regulated; or (d) violate any statute, law, regulation or ordinance, or any order of any court or Governmental Authority.

6.5          COMPLIANCE WITH LAWS. Borrower has, and at all times shall have obtained, all material permits, licenses, exemptions, and approvals necessary to occupy and operate the Property and Improvements, and shall maintain compliance in all material respects with all Applicable Law applicable to the Property and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business. The Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances or is exempt therefrom.

6.6          LITIGATION. Except as disclosed on Schedule III attached hereto, there are no uninsured claims, actions, suits, or proceedings pending, or to Borrower’s knowledge threatened, against Borrower or Guarantor or affecting the Collateral, the Property or Improvements that is reasonably likely to have a Material Adverse Effect.

6.7          FINANCIAL CONDITION. All financial statements and information heretofore delivered to Administrative Agent by the Borrower, including, without limitation, information relating to the financial condition of the Borrower, the Property, the Improvements, the partners, joint venturers or members of Borrower, and/or Guarantor, fairly and accurately represent the financial condition of the subject thereof as of the date thereof and have been prepared (except as noted therein) in accordance with GAAP consistently applied. Borrower acknowledges and agrees that Administrative Agent and Lenders may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports. Notwithstanding the use of generally accepted accounting principles, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. The value of Borrower’s personal property does not exceed 15% of the value of all of its assets.

6.8          NO MATERIAL ADVERSE CHANGE. To the best of the Borrower’s knowledge, there has been no material adverse change in the financial condition of Borrower and/or Guarantor since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements. Borrower is not party to any agreement or instrument or subject to any restriction affecting Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise, that is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract.

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6.9          SURVEY. To the knowledge of Borrower, there are no encroachments of the Property onto any other property, except as revealed in the Survey.

6.10         ACCURACY. All reports, documents, instruments, information and forms of evidence in each case prepared by Borrower and delivered to Administrative Agent concerning the Loan or the Property are in all material respects accurate, correct and sufficiently complete to give Administrative Agent and Lenders true and accurate knowledge of their subject matter as of the date provided to Administrative Agent.

6.11         TAX LIABILITY. Borrower has filed all required federal, state, county and municipal tax returns and, to Borrower’s best knowledge, has paid all taxes and assessments owed and payable, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments. Without limitation to the foregoing, all transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under Applicable Law currently in effect in connection with the transfer of the Property to the Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Deed of Trust, have been paid.

6.12         TITLE TO ASSETS; NO LIENS. Borrower has good and indefeasible title to its respective Property, free and clear of all liens and encumbrances except Permitted Liens.

6.13         MANAGEMENT AGREEMENT. Borrower is not a party or subject to any management agreement with respect to the Property, except for the Management and Leasing Agreement, dated as of October 15, 2013, between Brookfield Properties Management (CA), Inc., as “Property Manager,” and Borrower, as “Owner” (the “Management Agreement”).

6.14         UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the use and operation of the Property and Improvements are available at or within the boundaries of the Property.

6.15         FEDERAL RESERVE REGULATIONS. No part of the proceeds of the Loan shall be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement or the other Loan Documents.

6.16         LEASES. (a) The rent roll attached hereto as Schedule II is true, correct and complete in all material respects; (b) Borrower has delivered to Administrative Agent true and correct copies of all of its Existing Leases; (c) all Existing Leases are in full force and effect, unmodified except as disclosed to Administrative Agent, and are, in all material respects, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, and to Borrower’s knowledge, except as may be set forth in the Rent Roll or tenant estoppel certificates, no material breach or default, or event which would constitute a material breach or default after notice or the passage of time, or both, exists under any Existing Leases on the part of any party; (d) to Borrower’s knowledge, except as may be set forth in the Rent Roll, the tenant estoppel certificates or the Leases, no rent or other payment under any Existing Lease has been paid by any tenant for more than one (1) month in advance of the due date thereof; and (e) except as may be set forth in the Rent Roll or tenant estoppel certificates, none of the landlord’s, nor to Borrower’s knowledge, tenant’s, interests under any of the Existing Leases has been transferred or assigned.

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6.17         BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower.

6.18         PHYSICAL CONDITION. Except as disclosed in the Property Condition Report, to Borrower’s best knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components thereon or used in connection therewith, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Property is free from material damage caused by fire or other casualty. Except as disclosed in the Property Condition Report, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in material compliance with Applicable Law.

6.19         FLOOD ZONE. None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 5.1(b) is in full force and effect.

6.20         CONDEMNATION. No condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

6.21         NOT A FOREIGN PERSON. The Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code.

6.22         SEPARATE LOTS. The Property, other than any easement areas benefitting the Property, is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property. For the avoidance of doubt, pursuant to the Co-Ownership Agreement, Borrower is responsible for 28.25% of the real estate taxes with respect to Parcel 2 (as set forth on Exhibit A).

6.23         AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Improvements are maintained in compliance in all material respects with all of the requirements of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as may be amended from time to time (the “ADA”).

6.24         ERISA. Neither the Borrower nor any of its ERISA Affiliates maintains or has any obligation or liability, contingent or otherwise, with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code.

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(a)          None of: (i) the assets of the Borrower; or (ii) the assets of Guarantor are, pursuant to any provision of ERISA or the Internal Revenue Code, considered for any purpose of ERISA or Section 4975 of the Internal Revenue Code to be, directly or indirectly, the assets of any Plan (“plan assets”). Assuming that, except for the funds that a Lender may be considered to receive from Borrower, no part of the Loan funds are plan assets prior to the disbursement of such funds to the Borrower, and assuming that Lender’s interest in the Loan is not a plan asset, neither the execution or delivery of this Agreement or of any of the other Loan Documents by the Borrower or Guarantor, nor the performance by Borrower or Guarantor of their obligations under this Agreement or under any of the other Loan Documents, nor any transaction contemplated under this Agreement or under any of the other Loan Documents, nor the exercise by Administrative Agent and Lenders of any of their rights or remedies under this Agreement or under any of the other Loan Documents is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

6.25         INVESTMENT COMPANY ACT. The Borrower is not: (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.26         OFAC. The Borrower represents and warrants that none of the Borrower, Guarantor or any of their respective Affiliates is a Prohibited Person, and the Borrower, Guarantor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. Each Loan Party is in compliance, in all material respects, with The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).

6.27         SOLVENCY. The Borrower: (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor; and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such indebtedness and liabilities as they mature.

6.28         ASSESSMENTS. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

6.29         USE OF PROPERTY. The Property is used exclusively for office purposes and other appurtenant and related uses, including parking and retail.

6.30         NO OTHER OBLIGATIONS. Borrower has no contingent or actual obligations not related to the Property.

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6.31         REA Representations. With respect to each REA, if any, Borrower hereby represents that (a) to Borrower’s knowledge, each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no material defaults under any REA by any party thereto beyond any applicable notice and cure period, (c) all material sums due and payable under each REA have been paid in full and (d) to Borrower’s knowledge, no party to any REA has commenced any action or given or received any written notice for the purpose of terminating any REA.

6.32         Co-Ownership Agreement Representations. Borrower is a party to the Co-Ownership Agreement and the Co-Ownership Agreement is in full force and effect and has not been amended or modified and Borrower has not assigned its interest thereunder (except as may have occurred pursuant to the Loan Documents). Borrower is in compliance in all material respects under the Co-Ownership Agreement. No other party to the Co-Ownership Agreement is in default, where the same would have a Material Adverse Effect (or would do so after the giving of the requisite notice thereunder). Borrower has no knowledge of any notice of termination or default given with respect to the Co-Ownership Agreement. There are no set offs, claims, counterclaims or defenses being asserted or capable of being asserted after giving the requisite notice, if any, required under the Co-Ownership Agreement where the same would have a Material Adverse Effect, or otherwise known by Borrower for the enforcement of the obligations under the Co-Ownership Agreement. All common charges, shared expenses and other sums due under the Co-Ownership Agreement have been paid to the extent they are payable to the date hereof. Borrower enjoys the quiet and peaceful possession of the Property granted by the Co-Ownership Agreement subject to and in accordance with the Co-Ownership Agreement.

6.33         Mezzanine Loan. The Mezzanine Loan has been fully advanced. The outstanding principal balance of the Mezzanine Loan is $35,000,000.00. No breach, violation or Default (as defined in the Mezzanine Loan Agreement) has occurred under the Mezzanine Loan Documents which remains uncured or unwaived and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute a Default (as defined in the Mezzanine Loan Agreement) under the Mezzanine Loan Documents. Each and every representation and warranty of Mezzanine Borrower and/or any guarantor or indemnitor under any of the Mezzanine Loan Documents, made to Mezzanine Lender contained in any one or more of the Mezzanine Loan Documents is true, correct, complete and accurate in all material respects as of the date hereof.

6.34         AFFILIATE DEBT. Subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower hereby represents and warrants that, as of the Effective Date, any and all debt for borrowed money that Borrower owes to any Affiliate is fully subordinated to the Loan and has a term of at least five (5) years.

6.35         LABOR. To the best of Borrower’s knowledge, no organized work stoppage or labor strike is pending or threatened by employees and other laborers at the Property. Borrower (i) is not involved in or threatened with any labor dispute, grievance or litigation relating to labor matters involving any employees and other laborers at the Property, which could reasonably be expected to have a Material Adverse Effect, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act and (iii) is not a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and other laborers at the Property that will be binding on the Property upon a transfer of ownership (an “Organized Labor Agreement”) and no such agreement or contract is currently being negotiated by Borrower or any of its Affiliates.

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6.36         ANTI-CORRUPTION LAWS AND SANCTIONS. Neither (i) Borrower, Sponsor or any Sponsor BFP Subsidiary nor (ii) to Borrower’s knowledge, any Person within the Borrowing Group not listed in (i) above is: (a) a Sanctioned Person; or (b) controlled by or acting on behalf of a Sanctioned Person. Borrower, Sponsor and each Sponsor BFP Subsidiary and, to Borrower’s knowledge, any other Person within the Borrowing Group (a) is in compliance with all Anti-Corruption Laws and Anti-Money Laundering Laws and (b) has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The provisions in this Section shall prevail and control over any contrary provisions in this Agreement or in any related documents. In entering into the Loan Documents to which it is a party, each Loan Party is acting solely for its own account and no natural person owns, directly or indirectly, more than twenty-five percent (25%) of a beneficial interest or voting interest in Borrower.

ARTICLE 7. HAZARDOUS MATERIALS

7.1          SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, the Borrower hereby specially represents and warrants to the best of its knowledge as of the date of this Agreement as follows:

(a)          Hazardous Materials. Except as set forth in those certain reports listed on Schedule IV attached hereto, the Property and Improvements are not and have not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations. “Hazardous Materials” shall not include commercially reasonable amounts of such materials used or stored in the ordinary course of ownership, operation, maintenance and use of the Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b)          Hazardous Materials Laws. Except as set forth in those certain reports listed on Schedule IV attached hereto, the Property and Improvements are in compliance in all material respects with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c)          Border Zone Property. The Property has not been designated as Border Zone Property under the provisions of California Health and Safety Code, Sections 25220 et seq. and there has been no occurrence or condition on any real property adjoining or in the vicinity of the Property that is reasonably expected to cause the Property or any part thereof to be designated as Border Zone Property.

(d)          Hazardous Materials Claims. There are no written claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower, the Property or Improvements by any Governmental Authority, governmental agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

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7.2          HAZARDOUS MATERIALS COVENANTS. The Borrower agrees as follows:

(a)          No Hazardous Activities. The Borrower shall not cause or permit the Property or Improvements to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)          Compliance. The Borrower shall comply and the Borrower shall use commercially reasonable efforts to cause all other Persons to comply in all material respects with all Hazardous Materials Laws relating to the Property and Improvements.

(c)          Notices. The Borrower shall immediately notify Administrative Agent in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property and Improvements; (ii) any knowledge by Borrower that the Property and Improvements do not comply with any Hazardous Materials Laws; (iii) any Hazardous Materials Claims.

(d)          Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property or Improvements, the Borrower shall immediately take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws (or the applicable Governmental Authority exercising jurisdiction thereover) or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

7.3          INSPECTION BY ADMINISTRATIVE AGENT. Upon reasonable prior notice to Borrower, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property and Improvements for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property and Improvements.

7.4          HAZARDOUS MATERIALS INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS IN EACH SUCH PARTY’S CAPACITY AS SUCH FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) (INCLUDING IN EACH CASE LOSSES FOR DIMINUTION IN VALUE, BUT NOT OTHER CONSEQUENTIAL DAMAGES AND EXCLUDING LOSSES INCURRED AS A RESULT OF LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY HAZARDOUS MATERIALS FIRST INTRODUCED TO A PROPERTY AFTER THE DATE LENDER, ITS DESIGNEE or AGENT acQuires possession of the propertY, it being acknowledgeD and agreed By BORROWER that a receiver or custodian appointed BY A COURT SHALL under no circumstances be considered to be an agent of lender) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER ACTUALLY INCURS AS A DIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY OR IMPROVEMENTS. BORROWER SHALL IMMEDIATELY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST.

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7.5          LEGAL EFFECT. Borrower and Administrative Agent agree that: (i) this Article is intended as Administrative Agent’s written request for information (and Borrower’s response) concerning the environmental condition of the real property security as required by California Code of Civil Procedure §726.5; and (ii) each provision in this Section (together with any indemnity applicable to a breach of any such provision) with respect to the environmental condition of the real property security is intended by Administrative Agent and Borrower to be an “environmental provision” for purposes of California Code of Civil Procedure §736. The term of the indemnity provided for herein will commence on the date hereof. Without in any way limiting the above, it is expressly understood that Borrower’s duty to indemnify the applicable indemnitees hereunder shall survive: (1) any judicial or non-judicial foreclosure under the Security Instrument, or transfer of the Property in lieu thereof; (2) the cancellation of the Note and the release, satisfaction or reconveyance or partial release, satisfaction or reconveyance of the Security Instrument; and (3) the satisfaction of all of Borrower’s obligations under the Loan Documents.

7.6          ENVIRONMENTAL IMPAIRMENT. If any portion of the Property is determined to be “environmentally impaired” (as “environmentally impaired” is defined in California Code of Civil Procedure Section 726.5(e)(3)) or to be an “affected parcel” (as “affected parcel” is defined in California Code of Civil Procedure Section 726.5(e)(1)), then, without otherwise limiting or in any way affecting Administrative Agent’s or the trustee’s rights and remedies under the Security Instrument, Administrative Agent may elect to exercise its right under California Code of Civil Procedure Section 726.5(a) to (1) waive its lien on such environmentally impaired or affected parcel or portion of the Property and (2) exercise (i) the rights and remedies of an unsecured creditor, including reduction of its claim against Borrower to judgment, and (ii) any other rights and remedies permitted by law. For purposes of determining Administrative Agent’s right to proceed as an unsecured creditor under California Code of Civil Procedure Section 726.5(a), Borrower shall be deemed to have willfully permitted or acquiesced in a release or threatened release of hazardous materials, within the meaning of California Code of Civil Procedure Section 726.5(d)(1), if the release or threatened release of hazardous materials was knowingly or negligently caused or contributed to by any lessee, occupant or user of any portion of the Property and Borrower knew or should have known of the activity by such lessee, occupant or user which caused or contributed to the release or threatened release. All costs and expenses, including, without limitation, attorneys’ fees, incurred by Administrative Agent or any Lender in connection with any action commenced under this Section, including any action required by California Code of Civil Procedure Section 726.5(b) to determine the degree to which the Property is environmentally impaired, plus interest thereon at the default rate of interest set forth in the Note until paid, shall be added to the obligations secured by the Security Instrument and shall be due and payable to Lender upon its demand made at any time following the conclusion of such action.

ARTICLE 8. CASH MANAGEMENT

8.1          ESTABLISHMENT OF PROPERTY ACCOUNT. Borrower (i) has established, and hereby covenants to maintain, an account (the “Property Account”) with Property Account Bank into which Borrower shall deposit, or cause to be deposited, all its Gross Operating Income and forfeited Security Deposits and (ii) has executed an agreement with Administrative Agent and the Property Account Bank providing for the control of each such Property Account by Administrative Agent for the benefit of the Lenders in form and substance reasonably acceptable to Administrative Agent (the “Property Account Agreement”).

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8.2          DEPOSITS INTO PROPERTY ACCOUNT.

(a)          Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager to, immediately deposit all its respective cash constituting Gross Operating Income and all other moneys paid to or received by Borrower (including, without limitation, all amounts received by Borrower as agent for, or at the direction of, any Borrower Affiliate, which amounts Borrower hereby expressly agrees shall be collateral for the Loan) with respect to the use, ownership or operation of the Property into the Property Account, (ii) other than the Property Account, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the use, ownership and operation of the Property is deposited, and (iii) neither the Borrower nor any other Person shall open any other such account with respect to the deposit of such revenue. Until deposited into the Property Account, any Gross Operating Income and all other moneys paid to or received by Borrower with respect to the use, ownership or operation of the Property shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of the Lenders and shall not be commingled with any other funds or property of Borrower.

(b)          Borrower shall deliver a notice in the form of Exhibit F attached hereto (the “Tenant Direction Letter”) directly to each new tenant at the Property simultaneously with the execution of each such new tenant’s Lease. Borrower’s instruction to deliver all payments due under each tenant’s Lease as directed in the Tenant Direction Letters shall be irrevocable (until the Loan and all other amounts owed to Lenders and Administrative Agent under the Loan Documents are paid in full), except by written direction of Administrative Agent.

8.3          ACCOUNT NAME. The Property Account shall be in the name of EYP Realty, LLC.

8.4          ELIGIBLE ACCOUNTS. Unless otherwise approved by Administrative Agent, the Property Account shall at all times be maintained as an Eligible Account.

8.5          DISBURSEMENTS FROM THE PROPERTY ACCOUNT.

(a)          Prior to the occurrence of a Triggering Event (or after the receipt of notice from Administrative Agent that a Triggering Event Termination has occurred), all funds shall be disbursed by Property Account Bank on each Business Day to an account to be designated in writing by Borrower to the Property Account Bank or as otherwise designated by Borrower to the Property Account Bank from time to time (the “Designated Account”); provided, that if (i) no Triggering Event shall exist and (ii) Mezzanine Lender has notified Administrative Agent in writing that an Event of Default exists (under and as defined in the Mezzanine Loan Agreement), then, until Mezzanine Lender notifies Administrative Agent that such Event of Default (under and as defined in the Mezzanine Loan Agreement) has been cured, then all amounts shall be disbursed by Property Account Bank on each Business Day to Mezzanine Lender for application in accordance with the Mezzanine Loan Agreement. At the Borrower’s request, Administrative Agent agrees to promptly deliver notice to the Property Account Bank and Borrower that a Triggering Event Termination has occurred, upon Administrative Agent having received such information as would allow it to determine the same.

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(b)          Following the occurrence of a Triggering Event, (x) Borrower shall not be entitled to withdraw or receive a transfer of funds in the Property Account, (y) Administrative Agent shall be the sole Person authorized to withdraw or transfer funds in the Property Account, and (z) Administrative Agent shall apply all funds on deposit in the Property Account on each Payment Date in the following order of priority: (i) fees and expenses due to the Administrative Agent, (ii) amounts due to the Administrative Agent and the Lenders in respect of Protective Advances, (iii) to pay interest, principal and other sums due on such date with respect to the Loan, including payments required to be paid pursuant to Section 2.6(a) and Section 9.15(a); (iv) any payments due to a counterparty under any Interest Rate Protection Agreement; (v) to pay Property Account Bank for fees and expenses incurred in connection with this Agreement and the Property Account established hereunder; (vi) to pay monthly Operating Expenses pursuant to the applicable Approved Annual Budget, less any amounts disbursed under Section 8.5(d) below for such monthly costs and expenses; (vii) provided that no Default shall then exist, to Mezzanine Lender, in an amount equal to pay currently due, regularly scheduled payments of interest under the Mezzanine Loan (it being understood and agreed that Administrative Agent shall not be required to release any funds to Mezzanine Lender for the payment of principal or other fees or expenses due under the Mezzanine Loan during the existence of a Trigger Period); (viii) to pay monthly leasing and capital expenditure costs of the Property pursuant to the applicable Approved Annual Budget, less any amounts disbursed under Section 8.5(d) below for such monthly costs and expenses; and (ix) the balance (“Excess Cash Flow”), if any, shall be deposited into the Sweep Account.

(c)          Within ten (10) Business Days after the occurrence of a Triggering Event described in clause (ii) of the definition of Triggering Event, Borrower shall deposit into the Sweep Account an amount equal to the amount of Excess Cash Flow that otherwise would have been deposited into the Sweep Account if a Triggering Event had existed during the period commencing on the date the Sweep Guaranty was delivered and ending on the date of the Sweep Guaranty Termination Event, as such amount is reasonably determined by Administrative Agent. Within five (5) Business Days after a Sweep Guaranty Termination Event, Borrower shall provide Lender with its good faith calculation of such amount, with reasonable backup, for Administrative Agent’s approval.

(d)          In addition to the application of funds set forth in Section 8.5(b), following the occurrence of a Triggering Event, the Administrative Agent shall make a disbursement to the Borrower on the first day of each month, in an amount up to the lesser of (A) the positive difference, if any, of (1) the amount of funds in the Property Account at such time less (2) the amount necessary to pay the items listed in clauses (i), (ii), (iii), (iv), (v) and (vii) of Section 8.5(b) on the next succeeding Payment Date and (B) Operating Expenses and leasing and capital expenditure costs of the Property set forth in the Approved Annual Budget for such month. If Borrower receives any amounts under this subsection (d) in excess of the amount of Operating Expenses and leasing and capital expenditure costs of the Property actually incurred by Borrower during the applicable month, Borrower shall not apply any portion of such excess towards anything other than amounts described in clauses (i)-(viii) of Section 8.5(b) above.

Notwithstanding anything contained herein, for purposes of this Section 8.5, Operating Expenses shall not include (i) management fees that exceed the lesser of (x) actual management fees owed or paid and (y) three percent (3%) of Gross Operating Income from operations of the Property; or (ii) any payments to Borrower Affiliates, excluding management fees payable to Manager under the Management Agreement.

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8.6          SWEEP ACCOUNT. Prior to a Extended Triggering Event Termination, all sums deposited in the Sweep Account shall remain on deposit therein as additional security for the payment of the Loan and payment and performance of all of Borrower’s obligations under the Loan Documents. Notwithstanding the foregoing, (i) so long as no Default shall exist, (a) Administrative Agent shall not unreasonably withhold its consent to Borrower’s written request for a disbursement of funds from the Sweep Account to (x) fund any Escrow Fund Deficiency Amount, (y) pay expenses that exceed the amount budgeted therefor in the Approved Annual Budget, and (z) pay unanticipated expenditures necessary to preserve or protect the Property and (b) within five (5) Business Days’ of Borrower’s written request, Administrative Agent shall disburse funds to pay all or any portion of any Optional Minimum DSCR Prepayment and (ii) upon the occurrence of an Extended Triggering Event Termination, Administrative Agent shall (or shall instruct Property Account Bank to) disburse all sums accumulated in the Sweep Account, and in any other reserves established under Section 8.5 hereof, to the Designated Account.

8.7          SOLE DOMINION AND CONTROL. Borrower acknowledges and agrees that the Property Account is subject to the sole dominion, control and discretion of Administrative Agent for the benefit of Lenders, its authorized agents or designees, including Property Account Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to Property Account except with the prior written consent of Administrative Agent or as otherwise provided herein.

8.8          SECURITY INTEREST. Borrower hereby grants to Administrative Agent for the benefit of the Lenders a first priority security interest in the Property Account and the Account Collateral as additional security for the Loan. Borrower shall not change its name, identity or jurisdiction of organization without, in each case, giving Administrative Agent thirty (30) days prior written notice.

8.9          RIGHTS ON DEFAULT. Notwithstanding anything to the contrary in this Article 8, but subject to Section 8.13(c), upon the occurrence of a Default, Administrative Agent shall promptly notify Property Account Bank and in writing of such Default and, without notice from Property Account Bank or Administrative Agent, while such Default shall continue (a) the Borrower shall have no further right in respect of (including, without limitation, the right to receive a transfer from) the Property Account and (b) Administrative Agent shall have all rights and remedies with respect to the Property Account and the Sweep Account and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Deed of Trust, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Deed of Trust, Administrative Agent may apply the amounts of such Property Account or the Sweep Account as Administrative Agent determines in its sole discretion including, but not limited to, payment of the principal and all other sums that may be payable with respect to the Loan. If a Default is no longer continuing, Administrative Agent shall rescind such notice provided above under this Section 8.9 and the Borrower shall not be subject to the obligations set forth in this Section 8.9.

8.10         FINANCING STATEMENT; FURTHER ASSURANCES. Borrower hereby authorizes Administrative Agent to file, and upon Administrative Agent’s request, shall execute and deliver to Administrative Agent for filing, a financing statement or statements under the UCC in connection with the Property Account and the Account Collateral with respect thereto in the form required to properly perfect Lenders’ security interest therein. The Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Property Account Bank or Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Property Account or Account Collateral.

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8.11         BORROWER’S OBLIGATION NOT AFFECTED. The insufficiency of funds on deposit in the Property Account shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

8.12         DEPOSIT ACCOUNTS. Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that:

(a)          This Agreement creates a valid and continuing security interest (as defined in the UCC) in the Property Account and upon establishment thereof, the Sweep Account, in favor of Administrative Agent for the benefit of the Lenders, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

(b)          Borrower and Administrative Agent agree that each Property Account and upon establishment thereof, the Sweep Account, is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Administrative Agent for the benefit of the Lenders shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Property Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Property Account and upon establishment thereof, the Sweep Account, and no Account Collateral shall be released to Borrower or Manager from the Property Account. Unless otherwise approved by the Administrative Agent in its sole discretion, the Designated Account, the Property Account and the Sweep Account shall be maintained with Wells Fargo. Without limitation of the foregoing, Borrower shall only establish and maintain the Property Account with a financial institution (other than Wells Fargo or an Affiliate thereof) that has executed an agreement substantially in the form of the Property Account Agreement or in such other form reasonably acceptable to Administrative Agent.

(c)          The Borrower owns and has good and marketable title to the Property Account free and clear of any Lien or claim of any Person;

(d)          Other than the security interest granted to Administrative Agent for the benefit of the Lenders pursuant to this Agreement, the Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Property Account; and

(e)          The Property Account is not in the name of any Person other than the Borrower or Administrative Agent for the benefit of Lenders.

8.13         Additional Provisions Relating to AccountS.

(a)          Upon the occurrence of a Triggering Event or upon a Default, Borrower shall immediately transfer any funds on deposit in the Designated Account to the Property Account and shall promptly provide a DSCR Certificate.

(b)          Borrower may not use any of its Gross Operating Income for purposes other than the payment of Operating Expenses, payments of principal, interest, fees and other amounts due under this Agreement and the other Loan Documents, payments under Interest Rate Protection Agreements, leasing and capital expenditure costs with respect to the Property, in each case, in accordance with the Approved Annual Budget (it being understood that other than payments pursuant to the Management Agreement and those incurred in accordance with the Approved Annual Budget that comply with the provisions of Section 10.1(e), the Borrower shall not make any payments to any Affiliate of any Loan Party). The Borrower shall provide an accounting of its funds in each DSCR Certificate delivered in accordance with Section 10.1(a).

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(c)          It is acknowledged by the Parties that notwithstanding anything to the contrary herein, any amounts invested pursuant to this Article 8 at all times shall be invested solely in Permitted Investments.

ARTICLE 9. ADDITIONAL COVENANTS OF BORROWER

9.1          EXPENSES. The Borrower shall immediately pay Administrative Agent upon demand all costs and expenses incurred by Administrative Agent (including reasonable attorneys’ fees and expenses) in connection with: (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b)  the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the other Loan Documents, Other Related Documents and any other documents or matters; (c) securing the Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (d) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Administrative Agent pursuant to this Agreement, the other Loan Documents and Other Related Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, this Agreement, the other Loan Documents, Other Related Documents, the Property or any other security given for the Loan; and (f) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement, the other Loan Documents or the Other Related Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all appraisal fees incurred for (x) provided that no Default exists, no more than two appraisals obtained during the term of the Loan (in addition to any appraisal delivered in connection with the closing of the Loan) and (y) all appraisals obtained after and during the continuation of a Default, cost engineering and inspection fees, reasonable legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees, UCC vendor fees and the cost to Lenders of any title insurance premiums, title surveys, reconveyance and notary fees (to the extent Administrative Agent is permitted to procure such items hereunder) and/or (following the occurrence and during the continuance of Default) all costs incurred by Administrative Agent in connection with Section 11.2 hereof. The Borrower recognizes and agrees that formal written Appraisals of the Property and Improvements by a licensed independent appraiser may be required by Administrative Agent’s or any Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis. If any of the services described above are provided by an employee of Administrative Agent if Wells Fargo is acting as Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services, which charges shall be commercially reasonable and without duplication to any third-party costs in connection with the same service.

9.2          ERISA COMPLIANCE. The Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of the Borrower has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

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9.3          LEASING.

(a)          The Borrower covenants and agrees at Borrower’s sole cost and expense to: (a) perform the material obligations of lessor contained in the Leases and use commercially reasonable efforts to enforce by all available remedies, at the discretion of Borrower, performance by the lessees of the material obligations of the lessees contained in the Leases; (b) (x) give Administrative Agent prompt written notice of any default in the payment of base rent or any other material default which occurs with respect to any of the Major Leases and Significant Leases and (y) use commercially reasonable efforts to give Administrative Agent prompt written notice of any default in the payment of base rent or any other material default which occurs with respect to any other Leases, whether the default be that of the lessee or of the lessor; and (c) exercise Borrower’s diligent efforts to keep all portions of the Property that are capable of being leased, leased at all times at rentals commensurate with current market rates for similarly situated property. The Borrower shall not, without the Administrative Agent’s prior written consent or as otherwise permitted by any provision of this Loan Agreement: (i) execute any other assignment relating to any of the Leases; (ii) collect rentals more than one (1) month in advance of the time when it becomes due; (iii) consent to any assignment by any lessee under any office lease other than in accordance with the provisions of the Lease in question; or (iv) subordinate or agree to subordinate any of the Leases to any other deed of trust or encumbrance. Any attempted action in violation of this Section 9.3(a), Section 9.3(b), Section 9.3(c) or Section 9.4 of this Agreement shall be null and void. Notwithstanding anything contained herein to the contrary, in no event shall Borrower enter into any Modification that adversely affects the economic terms of a Lease based on lessee’s or lessee’s Affiliates relationship or business dealing with Borrower or any Borrower’s Affiliate unrelated to the Property.

(b)          With respect to executed Leases (including Leases entered into after the Effective Date), the Borrower shall not, without (1) Requisite Lenders’ prior written consent if such Lease is a Major Lease, or (2) the Administrative Agent’s prior written consent with respect to any other Lease: (i) permit or allow any change, amendment, modification, assignment, surrender, renewal, extension or termination (each a “Modification”) of any Lease (provided that notwithstanding the foregoing with respect to Modifications that are not terminations or surrenders of a Lease, Requisite Lenders’ or Administrative Agent’s consent, as applicable, shall not be unreasonably withheld and provided further that only the Administrative Agent’s consent shall be needed for Modifications to any Lease that do not affect the economic or other material terms of such Lease, increase the landlord’s obligations thereunder or decrease the tenant’s obligations thereunder); (ii) waive any of the Borrower’s rights or remedies, other than such rights which are de minimis in nature; or (iii) otherwise consent to any material change in the obligations, duties or liabilities of a tenant; provided however that Requisite Lenders’ or Administrative Agent’s prior written consent, as applicable, shall not be required (1) for any Modification of any Lease entered into after the date hereof that did not require Requisite Lenders’ or Administrative Agent’s consent as of the execution thereof and that would not have required Requisite Lenders’ or Administrative Agent’s consent if the modified terms had been part of the original lease terms (or if such Lease as modified would have been permitted hereunder as a new Lease (after obtaining the approval of Administrative Agent or the Requisite Lender that would be applicable to such new Lease), or (2) any Modification of any Existing Lease, so long as such modification does not (y) reduce the amount (except (I) with respect to any amounts (other than base rent) that are past due, in accordance with Borrower’s customary operating procedures or in good faith settlement of any claims and (II) with respect to any amounts (other than base rent) that have not yet become due, discounts, in Borrower’s good faith judgment, that are commercially reasonable and, with respect to clause (II), in no event to exceed $10,000 in the aggregate with respect to all Leases on a monthly basis) or change the timing for payment of rent of such Existing Lease, or otherwise result in such Existing Lease having materially less favorable terms or (z) change the term of such Existing Lease, provided, however any Modification to an Existing Lease shall be permitted if such Existing Lease as modified would have been permitted hereunder as a new Lease (after obtaining the approval of Administrative Agent or the Requisite Lender that would be applicable to such new Lease)), or (3) any Modification evidencing lease renewal options allowing for renewal at the greater of (i) the rent payable prior to the execution of such option and (ii) fair market rent.

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(c)          Administrative Agent’s consent shall not be required for Borrower to terminate or accept a surrender of any Lease that is not a Major Lease or a Significant Lease where either (i) there is a bona fide default by the tenant thereunder in the payment of base rent or otherwise in material default or (ii) such termination or surrender in Borrower’s good faith judgment is commercially reasonable. Additionally, the Requisite Lenders and Administrative Agent, as applicable, shall not unreasonably withhold their consent to a termination or acceptance of a surrender of a Lease that is a Major Lease or Significant Lease, respectively (A) where such termination or surrender is by reason of the bona fide default by the tenant in the payment of base rent or other material default or (B) where another creditworthy tenant is willing to lease the related space and the net effective rent that would be paid by the replacement tenant would exceed the net effective rent being paid by the tenant whose Lease is being terminated or surrendered for each of the remaining years of such Lease.

(d)          Any sums received by Borrower in consideration of any termination, in full or in part, or any reduction in term, or the release or discharge of any lessee of any Lease, but only if a Default exists or such funds exceed $500,000 from any such termination (hereafter, a “Termination Payment”), shall be promptly delivered to Administrative Agent to hold in escrow (the “Termination Payment Escrow”) and shall be disbursed in accordance with this Section 9.3(d). Any funds not required to be delivered to the Administrative Agent pursuant to the preceding sentence shall, except during the existence of a Triggering Event or a Default, be deposited in the Borrower’s Designated Account. Borrower hereby grants to Administrative Agent as agent for the Lenders a first perfected security interest in the Termination Payment Escrow. The Termination Payments will be held in a separate interest bearing account, which account shall provide for interest at then prevailing market rates and all interest thereon shall be for the benefit of Borrower and shall be added to and remain in the Termination Payment Escrow; provided, however, that nothing herein shall require that interest be earned at the highest prevailing rates. Provided no Default exists and is continuing, Borrower may request a disbursement from the Termination Payment Escrow for payment of tenant improvement costs, tenant improvement allowances and/or leasing commissions with the approval of Administrative Agent, such approval not to be unreasonably withheld or delayed and such approval shall not be required and shall be deemed to have been given if the provision for making such payment (and the terms of such payments) is contained in a Lease which exists on the date hereof or that has been entered into in accordance with the provisions of this Agreement. Notwithstanding the foregoing, provided no Triggering Event or Default exists and is continuing, any Termination Payment that is not applied in accordance with the preceding sentence shall be returned to the Borrower once all of the space with respect to which the Termination Payment was paid has been re-leased pursuant to Lease(s) entered into in accordance with the terms of this Agreement, the tenant thereunder has taken possession of all of its space and commenced payment of its full base minimum rent, the Administrative Agent has received an estoppel letter with respect to each new Lease in form reasonably acceptable to Administrative Agent and all obligations of Borrower with respect to the construction of tenant improvements, and the payment of tenant improvement allowances and leasing commissions have been fully performed, provided, however, if at such time a Default shall have occurred and be continuing, such amount shall not be returned to Borrower and shall instead be applied or used by Administrative Agent pursuant to the immediately succeeding sentence. Upon the occurrence and during the continuance of a Default, Administrative Agent may, in addition to all other remedies permitted under this Agreement and the other Loan Documents, at law or in equity, charge, set-off and otherwise apply against the obligations and liabilities of Borrower under the Loan Documents or any part thereof, all or any part of the funds on deposit in the Termination Payment Escrow. For the avoidance of doubt, this Section 9.3(d) is subject to Section 8.13(c).

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9.4          APPROVAL OF LEASES.

(a)          Borrower may enter into any Leases provided that all the following requirements are satisfied:

(i)          (A) If the Lease is a Major Lease, Requisite Lenders’ prior written approval and (B) if the Lease is a Significant Lease, Administrative Agent’s prior written approval shall have first been obtained pursuant to Section 9.4(b), at Borrower’s sole cost and expense;

(ii)         The Lease shall be prepared on the Borrower’s standard form of lease agreement, which has been approved by Administrative Agent (with changes as are commercially reasonable taking into consideration the size, credit and bargaining power of the related tenant) or other form required by the tenant (which, as modified in negotiations with the tenant, is commercially reasonable taking into consideration the size, credit and bargaining power of the tenant);

(iii)        The Lease shall be to a tenant who will occupy its premises for the conduct of its and its affiliates’ business and not as a master lease primarily for the subletting of space to others (it being understood that Leases to tenants who lease “office suites” (i.e., tenants who conduct a similar business to Regus Corporation) that are not Affiliates of Borrower or Guarantor are not prohibited by this clause (iii));

(iv)        The Borrower shall deliver to Administrative Agent a true and complete copy of such Lease together with the delivery of the financial statements required by Section 10.1(a) and shall certify to Administrative Agent Borrower’s compliance with this Section 9.4;

(v)         [Reserved.]

(vi)        The Lease shall be subordinate to the Loan and the Deed of Trust (which subordination may be subject to the delivery by Administrative Agent of a subordination, non-disturbance and attornment agreement in accordance with the provisions of 9.4(c) below);

(vii)       No purchase option, master lease options, or rights of first refusal for the sale of the Property shall be permitted without Administrative Agent’s prior written approval, which may be withheld in its sole and absolute discretion; and

(viii)      The Lease shall provide for rental rates and other material economic terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower, shall be an arms-length transaction with a bona fide, independent third party tenant (other than leases to the Manager on comparable terms and covering comparable space with those in place on the date hereof), and shall not have a Material Adverse Effect on the value or quality of the Property.

If any of the conditions to entering into a Lease as set forth in this Section 9.4(a) are not satisfied, the consent of the (A) the Requisite Lenders if such Lease is a Major Lease and (B) the Administrative Agent with respect to any other Lease shall be required.

(b)          Borrower may not enter into any new Major Lease or Significant Lease for space in the Improvements unless the following conditions are satisfied: (i) Borrower shall have obtained the consent of (A) Requisite Lenders in the case of a Major Lease and (B) the Administrative Agent in the case of a Significant Lease, which consent shall not be unreasonably withheld if the proposed tenant is creditworthy (as determined by Requisite Lenders or Administrative Agent, as applicable, in their reasonable discretion) and the provisions of Sections 9.4(a)(ii) and (viii) have been complied with and (ii) such Major Lease or Significant Lease complies with the provisions of Sections 9.4(a)(i), (iii), (vi) (subject to Sections 9.4(c) below) and (vii).

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(c)          At Borrower’s request and at Borrower’s sole cost and expense, Administrative Agent shall promptly execute a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit H with such changes as may be requested by tenants and are reasonably acceptable to Administrative Agent for each Lease, provided that the terms and conditions of such Lease (including, any non-Major Lease, consent for which is not required hereunder) have been approved by Administrative Agent, which approval shall not be unreasonably withheld.

(d)          Borrower shall promptly reimburse Administrative Agent for all costs and expenses incurred by Administrative Agent (including, without limitation, reasonable attorney’s fees and costs) in connection with Administrative Agent’s review and approval of any new Lease or any Modification of an existing Lease or any other related Lease documentation required to be reviewed and/or approved by Administrative Agent or Requisite Lenders under this Section 9.4 (including, without limitation, any costs and expenses of Administrative Agent and its counsel (but not any other Lender’s counsel) incurred in connection with the preparation and negotiation of any subordination, non-disturbance and attornment agreement).

(e)          Borrower shall have the right to request approval to the material economic and non-economic terms of a proposed Lease or Modification which would be subject to Administrative Agent’s or Requisite Lenders’ approval hereunder, and upon approval of such terms, Administrative Agent or Requisite Lenders, as applicable, shall not unreasonably withhold consent to the final Lease documentation provided such Lease or Modification is consistent with such agreed upon terms and in any event Administrative Agent or Requisite Lenders, as applicable, shall not have the right to withhold consent to such Lease or Modification based upon objection to any of the previously approved terms.

(f)          Any failure of Administrative Agent or any Lender, as applicable, to respond to Borrower’s written request for consent or approval made to Administrative Agent pursuant to Section 9.3 or this Section 9.4 within ten (10) Business Days (or fifteen (15) Business Days if Requisite Lenders’ consent is required) of the date of any such request shall be deemed to constitute Administrative Agent’s or such Lender’s consent or approval, as applicable, provided that Borrower’s request (i) is made in accordance with the notice provisions of this Agreement; (ii) is accompanied by a copy of the Lease, memorandum, modification, amendment or other document or instrument for which consent or approval is being requested and (iii) states prominently in bold capital letters that Administrative Agent’s or Lender’s failure to respond within such time period may result in deemed consent or approval.

9.5          OFAC. At all times throughout the term of the Loan, the Borrower, Guarantor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

9.6          FURTHER ASSURANCES. Upon Administrative Agent’s request and at Borrower’s sole cost and expense, the Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as reasonably determined by Administrative Agent, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents. The Borrower shall cooperate with the Administrative Agent and any Lender with respect to any proceedings arising out of or relating to the Property, the Borrower, the Guarantor, the Loan or the Loan Documents before any court, board or other Governmental Authority which may in any way adversely affect the rights of the Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent or such Lender under any of the Loan Documents and, in connection therewith, permit the Administrative Agent and any Lender, at its election, to participate in any such proceedings. The Borrower shall cooperate with the Administrative Agent and any Lender in obtaining for the Administrative Agent or any Lender the benefits of any insurance proceeds lawfully or equitably payable to the Administrative Agent or any Lender in connection with the Property.

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9.7          ASSIGNMENT. Without the prior written unanimous consent of each Lender (which consent may be withheld in their sole and absolute discretion), and except for Permitted Transfers or Permitted Liens, the Borrower shall not, whether the same occurs directly, indirectly, by operation of Law (other than as a result of a condemnation) or otherwise (any of the following being a “Transfer”): (a) sell, assign, convey, transfer, pledge, mortgage or hypothecate (or permit or suffer the occurrence of any sale, assignment, conveyance, transfer, pledge, mortgaging or hypothecation of): (i) all or any portion of the Property or the Borrower’s interest in all or any portion of the Collateral (including, without limitation, the Transfer or lease of any zoning, development or air rights with respect to the Property); (ii) any direct or indirect interest in Borrower or (iii) Borrower’s interest under any of the Loan Documents; or (b) cause, or permit to occur, a Change of Control. Any Transfer not otherwise permitted by this Section 9.7 shall be void. In this regard, the Borrower acknowledges that Lenders would not make this Loan except in reliance on Borrower’s and Guarantor’s expertise, reputation, prior experience in developing and constructing commercial real property and Lenders’ knowledge of Borrower and Guarantor. Borrower shall pay any and all out-of-pocket costs incurred by Administrative Agent in connection with any Permitted Transfer (including, without limitation, reasonable attorneys’ fees and expenses). The parties acknowledge that entering into Leases shall not constitute a Transfer. Notwithstanding anything in this Agreement to the contrary, a lease of all or substantially all of Borrower’s property to a tenant who will not occupy the leased premises for the conduct of its and its affiliates’ business shall constitute a Transfer requiring the prior written consent of each Lender.

9.8          MANAGEMENT AGREEMENT. At all times hereunder, Borrower shall require the Manager of the Property to perform in all material respects in accordance with the terms of the Management Agreement and shall not materially amend, modify or alter the Management Agreement or the responsibilities of such Manager or the liabilities of the Borrower under the Management Agreement without Administrative Agent’s prior written consent, not to be unreasonably withheld, conditioned or delayed. The Borrower shall execute, upon Administrative Agent’s request, an assignment of Borrower’s rights under the Management Agreement to Administrative Agent as additional security for Borrower’s obligations under this Agreement and the other Loan Documents and shall cause the Manager to consent to any such assignment (which consent shall include, among other things, a subordination of any of its fees or compensation provided in the Management Agreement as set forth in the Assignment of Agreements). In no event shall Manager be entitled to receive a management fee in excess of 3% of Revenues (as currently defined in the Management Agreement) of the Property (including the proceeds of any business interruption insurance).

9.9          COMPLIANCE WITH APPLICABLE LAW. Borrower shall comply in all material respects with Applicable Law applicable to it or its properties, including without limitation, the ADA.

9.10         SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Borrower represents and warrants that it at all times since its formation has been, and covenants and agrees that until the Loan has been paid in full it shall, and its Organizational Documents shall provide that it shall, continue to be, a Special Purpose Entity. A Special Purpose Entity means a corporation, limited liability company or a limited partnership, which at all times since its formation has and, on and after the date hereof, shall:

(a)          not own (and has not owned) any asset or property other than (i) the Property, and (ii) such property as may be necessary for or incidental to its business purposes set forth in Section 9.10(b) below and (iii) cash, accounts receivable associated with its business purposes set forth in Section 9.10(b) below and other ordinary course investments of funds;

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(b)          not engage (and has not engaged) in any business, directly or indirectly, other than the ownership, development, operation, leasing, financing and management of the Property and conduct and operate its business as presently conducted and operated;

(c)          not amend, alter, change or repeal the “Special Purpose Provisions” as set forth in, and as defined in, Borrower’s limited liability company agreement without the consent of Administrative Agent, nor amend, modify or otherwise change the Organizational Documents of Borrower without the prior consent of Administrative Agent in any manner that (i) violates the single purpose covenants set forth in this Section 9.10, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Requisite Lenders’ consent;

(d)          maintain relationships comparable to an arm’s-length transaction with its Affiliates and enter into transactions with its Affiliates only on a commercially reasonable basis and on terms similar to those of an arm’s-length transaction;

(e)          not incur, create or assume any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) the indebtedness created by the Loan Documents, the Previous Loan Documents, or any Interest Rate Protection Agreement, (ii) unsecured trade payables and operational debt not evidenced by a note; (iii) Borrower’s obligations under any permitted Leases, (iv) Borrower’s obligations with respect to tenant improvements, tenant allowances or leasing commissions with respect to permitted Leases and (v) customary equipment leases and financing; provided that any indebtedness incurred pursuant to subclauses (ii) and (v) shall (1) be incurred in the ordinary course of the business of operating the Property, and (2) not exceed, in the aggregate, three percent (3%) of the outstanding principal balance of the Loan;

(f)          not make any loans or advances to any Person (other than advances to any tenant for purposes relating to its Lease or any contractors or subcontractors) nor acquire debt obligations or securities of any Person;

(g)          remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets (to the extent of available cash flow);

(h)          pay its own liabilities and expenses only out of its own funds and not the funds of any other Person (to the extent of available cash flow);

(i)          comply with and observe in all material respects the laws of the state of its formation as they relate to its organizational functions and responsibilities and other organizational formalities in order to maintain its separate existence;

(j)          maintain all of its books, records and bank accounts separate from those of any other Person;

(k)          prepare separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the financial statement of any other Person; provided, however, Borrower’s assets may be included in a consolidated financial statement with its Affiliates provided that appropriate notations shall be made on such consolidated financial statement to indicate the separateness of Borrower and its Affiliates and to indicate that none of any such Affiliate’s assets and credit are available to satisfy the debts and other obligations of Borrower;

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(l)          file its own tax returns, if any, as may be required under Applicable Law, to the extent not treated as a “disregarded entity”, and pay any Taxes so required to be paid under Applicable Law unless such taxes are contested in accordance with Section 4.4 of this Agreement;

(m)         maintain its books, records, resolutions and agreements as official records;

(n)          be, and at all times hold itself out to the public and all other Persons as a legal entity separate and distinct from any other entity (including any Affiliate or any constituent party of Borrower);

(o)          conduct its business in its own name and correct any known misunderstanding regarding its separate identity;

(p)          not identify itself or any of its Affiliates as a division or part of the other;

(q)          intentionally deleted;

(r)          maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided that this subsection (r) shall not be deemed to require any Person to make additional capital contributions to Borrower;

(s)          not commingle its funds and other assets with assets of any Affiliate or constituent party or any other Person and hold all of its assets in its own name;

(t)          maintain its assets in such a manner that it will not be materially costly or difficult to segregate, ascertain or identify its individual asset or assets, as the case may be, from those of any other Person;

(u)          except in connection with the Previous Loan Documents or for the pledge of assets to Administrative Agent for the benefit of Lenders in connection with the Loan, (i) not pledge its assets for the benefit of any other Person, (ii) not guarantee or become obligated for the debts of any other Person, and (iii) not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(v)         not permit any constituent party independent access to its bank accounts;

(w)          maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(x)          not form, acquire or hold an interest in any subsidiary;

(y)          allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including paying for office space and services that are performed by any employee of any Affiliate on behalf of Borrower;

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(z)          to the fullest extent permitted by law, not seek or effect or cause any constituent party to seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, or the sale of substantially all of the assets of Borrower;

(aa)       not fund the operations of any of its Affiliates or pay their expenses;

(bb)      keep careful records of all transactions by and between Borrower and its Affiliates and all such transactions shall be completely and accurately documented and payables shall be accurately and timely recorded;

(cc)       obtain, from and after the Effective Date, the prior unanimous written consent of all other managing members/directors to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding involving Borrower; institute any proceedings under any applicable insolvency law or otherwise seek any relief for Borrower under any laws relating to the relief from debts or protection of debtors generally; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or a substantial portion of its properties; (iii) make any assignment for the benefit of Borrower’s creditors, as the case may be; or (iv) take any action in furtherance of the foregoing.

9.11         SECURITY DEPOSITS AND DRAWS UNDER TENANT LETTER OF CREDIT.

(a)          Borrower shall deposit (x) into a blocked account with and controlled by Administrative Agent, for the benefit of Lenders (the “Security Deposit Account”) all security deposits under all Leases and (y) with Administrative Agent, all Tenant Letters of Credit under all Leases, provided that, unless a Default is then existing, Borrower shall only be obligated to deliver security deposits and/or Tenant Letters of Credit with respect to any Lease that, in the aggregate, are equal to or greater than $500,000. As additional security for Borrower’s performance under the Loan Documents, the Borrower hereby irrevocably pledges and assigns to Administrative Agent, for the benefit of Lenders, the Security Deposit Account and all monies at any time deposited therein. Borrower’s assignment of leases and rents pursuant to the Deed of Trust shall expressly be understood to include, as additional security for the Loan, any lease guaranty which Borrower receives in conjunction with a Lease. To the extent Borrower possesses or receives Tenant Letters of Credit, Borrower shall (i) deliver to Administrative Agent, for the benefit of Lenders, an assignment of proceeds of letter of credit and issuer’s consent executed by Borrower and the issuer of such Tenant Letter of Credit assigning to Administrative Agent Borrower’s rights to proceeds from draws under such Tenant Letter of Credit as additional security for the Loan and (ii) provide to Administrative Agent each original Tenant Letter of Credit in connection with such Lease along with an executed transfer of beneficiary document (provided, however, that such transfer document shall not be presented to the issuer thereof except following a foreclosure or deed-in-lieu of foreclosure under the Deed of Trust or a failure by Borrower to comply with the requirements of subsection (c) or (d) below) provided that unless a Default is then existing, each Borrower shall only be obligated to comply with the provision of this sentence with respect to any Tenant Letter of Credit which, together with any cash security deposit delivered by the related tenant is equal to or greater than $500,000. Pursuant to such assignment of proceeds, all draws under applicable Tenant Letters of Credit shall be deposited (upon payment by the applicable issuing bank with respect to such Tenant Letter of Credit) by Administrative Agent into the Security Deposit Account. Any draws under Tenant Letters of Credit and the tenant security deposits referenced above shall remain in the Security Deposit Account pending disposition of such draws and/or security deposits in a manner consistent with this Agreement. Borrower hereby grants to Administrative Agent, for the benefit of Lenders, a security interest in Tenant Letters of Credit in connection with Leases and all proceeds thereof. Borrower’s obligation to deposit and hold with Administrative Agent any security deposit (including the proceeds of any draw on a Tenant Letter of Credit), and any interest thereof, shall be subject to Applicable Law with respect to Tenant security deposits. For avoidance of doubt and notwithstanding the foregoing, Borrower shall deposit (x) into the Security Deposit Account all security deposits and (y) with Administrative Agent, all Tenant Letters of Credit under all Leases while any Default exists.

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(b)          Provided there is no Default or Triggering Event then existing by Borrower under this Agreement, Borrower may request a withdrawal of funds from the Security Deposit Account for application in respect of tenant defaults under the applicable Lease and to cover any losses, costs or other claims which Borrower certifies in writing to Administrative Agent are recoverable from the applicable tenant’s Tenant Letter of Credit or security deposit, and Administrative Agent shall disburse to Borrower from the Tenant Security Account such requested amount. Notwithstanding the foregoing, from time to time Administrative Agent may require an accounting from the Borrower of funds in the Security Deposit Account, and in the event that Borrower’s accounting discloses a balance in the Security Deposit Account less than the aggregate amount of security deposits collected and draws under Tenant Letters of Credit to be held in the Security Deposit Account in accordance with paragraph (a) above (less any amounts legitimately applied in accordance with this Section 9.11), the Borrower shall promptly, but in any event within five (5) days and prior to any further disbursements from the Security Deposit Account by Administrative Agent, fund additional monies into the Security Deposit Account such that no discrepancy remains. For the avoidance of doubt, this Article 9, including Sections 9.11(a) and (b), is subject to Section 8.13(c).

(c)          The Borrower shall (i) promptly notify Administrative Agent of any event or condition which permits a draw under a Tenant Letter of Credit held by Administrative Agent hereunder, (ii) provide to Administrative Agent a copy of the notice of lease default, as applicable, and (iii) in a timely manner request a draw from the applicable issuing bank of such Tenant Letter of Credit. Additionally, if an issuing bank of a Tenant Letter of Credit held by Administrative Agent hereunder notifies Borrower that such issuing bank will not renew a Tenant Letter of Credit (or if the applicable tenant has failed to provide a replacement letter of credit not later than sixty (60) days prior to the expiration thereof or such lesser period of time as may be provided in the Lease), then Borrower shall (x) provide Administrative Agent prompt written notice of such nonrenewal or failure, and (y) timely draw the full amount under such Tenant Letter of Credit (with the proceeds thereof to be deposited directly into the Security Deposit Account). The Borrower shall not amend or terminate any Tenant Letter of Credit held by Administrative Agent hereunder without Administrative Agent’s prior approval, except such amendments or terminations as are expressly required under the terms of the Lease (or other agreement entered into with tenant regarding the Tenant Letter of Credit), and, if pursuant to the terms of the Lease (or other agreement entered into with tenant regarding the Tenant Letter of Credit) the amount or other terms thereof are to change, Administrative Agent will, upon Borrower’s request, promptly deliver the Tenant Letter of Credit to Borrower to allow Borrower to timely effectuate such change in the Tenant Letter of Credit and Borrower shall deliver the amended or replacement Tenant Letter of Credit to Administrative Agent within two (2) Business Days of Administrative Agent’s delivery of the original Tenant Letter of Credit (as such time period may be extended by the period the issuer bank holds the same to effectuate such change).

(d)          The procedures for a draw under a Tenant Letter of Credit held by Administrative Agent hereunder shall be as follows: No later than four (4) Business Days following written notice of an event or condition which permits a draw under a Tenant Letter of Credit held by Administrative Agent hereunder (with all documentation and certifications as required by this Section 9.11 from the Borrower pursuant to subsection (c) above), Administrative Agent shall either (i) return the relevant Tenant Letter of Credit to the Borrower so that the Borrower can draw the full amount which may be drawn thereunder when such credit may be drawn (and, in any event not later than twenty (20) days prior to the expiration thereof), or (ii) present such Tenant Letter of Credit to the issuing bank directly, in which case the Borrower shall concurrently provide to such issuing bank any required draw request or other documentation so that the full amount which may be drawn thereunder is drawn, in either such case with the proceeds of such draw to be deposited (upon payment by the applicable issuing bank with respect to such Tenant Letter of Credit) by Administrative Agent into the Security Deposit Account. Immediately following any partial draw by Borrower under a Tenant Letter of Credit held by Administrative Agent hereunder, the Borrower shall return (or cause to be returned) the original Tenant Letter of Credit to Lender to be held by Administrative Agent in accordance with this Section 9.11. The Borrower also shall take such other actions consistent with the foregoing as may reasonably be requested by Administrative Agent with respect to such Tenant Letters of Credit held by Administrative Agent hereunder.

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(e)          Upon satisfaction of the Loan in full, any Tenant Letters of Credit or tenant security deposits held by Administrative Agent shall be returned to Borrower. In addition, following expiration or termination of any Lease, any Tenant Letters of Credit or tenant security deposits (and any interest thereon) held by Administrative Agent with respect to such terminated Lease shall be returned to Borrower to the extent that Borrower is obligated to return same to tenant. Additionally, if any other event has occurred pursuant to which a tenant’s security deposit (including any interest thereon) or Tenant Letter of Credit (or any portion thereof) is required to be returned to a tenant, whether pursuant to its Lease (or other agreement with such tenant covering the same) or by operation of law, Administrative Agent agrees to timely do so whether or not a Default then exists.

(f)          Administrative Agent agrees that it will return to Borrower any cash security deposit (including any interest thereon) and/or Tenant Letter of Credit that was originally delivered to Administrative Agent by reason of the occurrence of a Default, if such Default is no longer existing and Administrative Agent would not otherwise be entitled to hold such security deposit or Tenant Letter of Credit if such Default had not occurred.

(g)          Borrower hereby represents to and for the benefit of Administrative Agent and Lenders that nothing contained in this Section 9.11 conflicts with the terms of any Lease, and Borrower shall not enter into any New Lease that conflicts with the terms of this Section 9.11. In addition, the indemnity provisions contained in Section 13.1 of this Agreement shall apply to and include any claims against Administrative Agent or Lenders by tenants or issuers of Tenant Letters of Credit held by Administrative Agent hereunder, or by any person or entity on their behalf.

9.12         PAYMENT OF PROPERTY TAXES, ETC. The Borrower shall pay all Taxes, assessments, water rates, sewer rents and other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed against the Property (“Property Taxes”) prior to the date upon which any fine, penalty, interest or cost may be added thereto or imposed by law for the nonpayment thereof. The Borrower shall deliver to Administrative Agent, upon request, receipted bills, cancelled checks and other evidence reasonably satisfactory to Administrative Agent evidencing the payment of the Property Taxes prior to the date upon which any fine, penalty, interest or cost may be added thereto or imposed by law for the nonpayment thereof.

9.13         DSCR.

(a)          Notwithstanding anything contained herein to the contrary, Borrower shall have the option to avoid a Triggering Event caused by a DSCR Event, or if such Triggering Event has occurred, Borrower at any time thereafter shall have the option to satisfy the definition of Triggering Event Termination, in either case, by (a) prepaying a portion of the Loan equal to an amount which, had the Loan been prepaid by such amount on the date of the DSCR Event, would result in the DSCR being equal to or greater than the applicable Minimum DSCR for the immediately preceding calendar quarter (the “Optional Minimum DSCR Prepayment”), (b) depositing with Administrative Agent cash or a Letter of Credit in an amount equal to the Optional Minimum DSCR Prepayment which shall be held by Administrative Agent on behalf of the Lenders as additional security for the Loan or (c) delivering a fully executed and enforceable Sweep Guaranty to Administrative Agent. After the occurrence of a Sweep Guaranty Termination Event, any Sweep Guaranty delivered prior to such date shall terminate upon Borrower’s compliance with Section 8.5(c) of this Agreement.

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(b)          In connection with any prepayment made pursuant to Section 9.13(a) above, Borrower shall (i) pay to Administrative Agent any amount owing under Section 2.13 hereof incurred by the Lenders in connection with such prepayment, provided that Administrative Agent shall use reasonable efforts to apply such prepayment in a manner that minimizes any amounts owing under Section 2.13 hereof and (ii) pay any IRPA Termination Fees.

(c)          If, as of any date that the DSCR is calculated under Section 9.13(a), the DSCR Collateral Amount then held by Administrative Agent shall exceed the DSCR Collateral Amount that Administrative Agent needs to hold to ensure continued compliance by Borrower with Section 9.13(a) (such excess, “DSCR Collateral Excess”), then, provided no Default shall occur and be continuing, Administrative Agent shall return an amount equal to all DSCR Collateral Excess that has existed for two consecutive calendar quarters to Borrower within five (5) Business Days of Borrower’s request therefor.

9.14         COMPLIANCE WITH ANTI-CORRUPTION LAWS AND SANCTIONS. Neither the Borrower nor, to the Borrower’s knowledge (after due care and inquiry), (i) any other Person within the Borrowing Group or (ii) any Person acting at the specific direction of Borrower or its Affiliates with respect to the matters prohibited by this Section 9.14 shall: (a) use any of the Loan proceeds for the purpose of providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person or in any other manner, in each case, as would be prohibited by Sanctions or would otherwise cause Administrative Agent, any Lender or Borrower, or any entity affiliated with Administrative Agent, any Lender or Borrower, to be in breach of any Sanction; or (b) fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any entity affiliated with Administrative Agent, any Lender or Borrower, to be in breach of any Sanction. Borrower shall notify Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this Section.

9.15         ESCROW FUND.

(a)          If a Triggering Event shall have occurred and be continuing, Borrower shall pay to Administrative Agent on each Payment Date (a) one twelfth of an amount which would be sufficient to pay the Property Taxes payable, or reasonably estimated by Administrative Agent to be payable, during the next ensuing twelve (12) months and (b) if the liability or casualty policies of insurance maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 5.1 hereof, one twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies of the insurance required pursuant to Section 5.1 hereof upon the expiration thereof (the amounts in (a) and (b) above shall be called the “Escrow Fund”). During any time the foregoing sentence shall be in effect, Borrower agrees to notify Administrative Agent promptly of any changes to the amounts, schedules and instructions for payment of any Property Taxes and insurance premiums of which it has obtained knowledge (to the extent such premiums are required to be escrowed hereunder) and authorizes Administrative Agent or its agent to obtain the bills for Property Taxes directly from the appropriate taxing authority. The Escrow Fund and the payments of interest or principal or both, payable pursuant to Section 2.6(a) shall be added together and shall be paid as an aggregate sum by Borrower to Administrative Agent. Administrative Agent will apply the Escrow Fund to payments of Property Taxes and insurance premiums (to the extent such premiums are required to be escrowed hereunder) required to be made by Borrower pursuant to Sections 9.14 and 5.1 hereof. If the amount of the Escrow Fund shall exceed the amounts due for Property Taxes and insurance premiums pursuant to Sections 9.14 and 5.1 hereof, Administrative Agent shall, at Borrower’s election, credit such excess against future payments to be made to the Escrow Fund or deposit such excess funds into the Sweep Account. In allocating such excess, Administrative Agent may deal with the person shown on the records of Administrative Agent to be the owner of the Property. If at any time prior to a Triggering Event Termination Administrative Agent reasonably determines that the Escrow Fund together with the amounts required to be paid by Borrower pursuant to the first sentence of this Section 9.15 is not sufficient to pay the items set forth in (a) and (b) above, to the extent funds in the Sweep Account are insufficient Borrower shall promptly pay to Administrative Agent, upon demand, an amount which Administrative Agent shall estimate as sufficient to make up the deficiency (such amount, an “Escrow Fund Deficiency Amount”). The Escrow Fund shall not constitute a trust fund. Upon an Extended Triggering Event Termination, Administrative Agent shall disburse all sums in the Escrow Fund to an account designated by Borrower in writing and any obligation to make any payment under this Section 9.15 shall terminate, subject to such obligations again arising if a subsequent Triggering Event shall have occurred and be continuing. The Escrow Fund shall be a separate interest bearing account, which account shall provide for interest at then prevailing market rates and all interest thereon shall be for the benefit of Borrower and shall be added to and remain in the Escrow Fund; provided, however, that nothing herein shall require that interest be earned at the highest prevailing rates.

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(b)          Borrower shall have the right to deliver a Letter of Credit in lieu of making payments to the Escrow Fund subject to the following terms and conditions: the aggregate amount of any such Letter of Credit deposited with respect to the Escrow Fund shall at all times be at least equal to the aggregate amount that Borrower would be required to deposit in the Escrow Fund over the next twelve (12) month period; in the event that a Letter of Credit is delivered in lieu of any portion of the Escrow Fund, Borrower shall be responsible for the payment of Property Taxes, and Lenders shall not be responsible therefor; and each Letter of Credit delivered under this Section shall be additional security for the payment of the Loan and all sums payable with respect to the Loan under this Agreement and the other Loan Documents. Any amounts invested pursuant to this Section 9.15 shall be invested solely in Permitted Investments.

9.16         INTEREST RATE PROTECTION AGREEMENTS.

(a)          Borrower shall, by no later than April 6, 2018, obtain, and thereafter maintain in effect, an Interest Rate Protection Agreement which (i) has a term that expires no earlier than the date that is 45 days prior to the Maturity Date; provided, that Borrower shall be permitted to provide Interest Rate Protection Agreements with successive terms of 1 year, so long as Borrower obtains a replacement Interest Rate Protection Agreement satisfying the requirements of this Section 9.16 on or before the expiration date of the then-existing Interest Rate Protection Agreement, (ii) has a notional amount at all times equal to or greater than 100% of the outstanding principal amount of the Loan, (iii) is on terms reasonably acceptable to the Administrative Agent and (iv) fixes (by the Borrower paying to the counterparty a fixed rate payment) one month LIBOR (without taking into account any Reserve Percentage) or any applicable Replacement Rate at a rate not to exceed 3.50%. If the counterparty under the Interest Rate Protection Agreement is not Wells Fargo or an Affiliate of Wells Fargo, the counterparty must be reasonably acceptable to Administrative Agent and must at all times maintain a long term unsecured debt rating or counterparty rating from S&P of “A-” or higher (Wells Fargo or its Affiliate, as counterparty under any such Interest Rate Protection Agreement, or any such other counterparty, shall be referred to herein as an “Acceptable Counterparty”). If the counterparty under the Interest Rate Protection Agreement is Wells Fargo, an Affiliate of Wells Fargo or any other Lender, all breakage amounts due under or pursuant to the applicable Interest Rate Protection Agreement shall be guaranteed by Guarantor (or another creditworthy entity acceptable to Administrative Agent), pursuant to a guaranty in form and substance acceptable to Administrative Agent.

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(b)          Borrower hereby collaterally assigns to Administrative Agent, for the benefit of Lenders, all of their right, title and interest in any and all payments under each Interest Rate Protection Agreement, and shall (i) deliver to Administrative Agent an executed counterpart of each such Interest Rate Protection Agreement, (ii) obtain the consent of the Acceptable Counterparty to such collateral assignment (as evidenced by the Acceptable Counterparty’s execution of such collateral assignment of interest rate protection agreement) and (iii) provide to Administrative Agent and the Lenders any additional documentation reasonably requested by Administrative Agent to confirm or perfect such security instrument.

(c)          If, at any time during the term of the Loan, the counterparty to the Interest Rate Protection Agreement then in effect ceases to be an Acceptable Counterparty, or if the Interest Rate Protection Agreement is terminated for any reason, then, within ten (10) Business Days after notice from the Administrative Agent, Borrower shall (i) obtain a replacement Interest Rate Protection Agreement satisfying the requirements of Section 9.16(a) above, with a counterparty that is an Acceptable Counterparty and (ii) satisfy the requirements of Section 9.16(b) above with regard to such replacement Interest Rate Protection Agreement. Notwithstanding anything contained herein to the contrary, Borrower shall obtain a replacement Interest Rate Protection Agreement satisfying the requirements of Section 9.16(a) above and satisfy the requirements of Section 9.16(b) above on or before the expiration date of any then-existing Interest Rate Protection Agreement.

(d)          At any time that Borrower obtains a replacement Interest Rate Protection Agreement as set forth in clause (c) above, Borrower shall deliver to Administrative Agent a legal opinion or opinions from counsel to the applicable Acceptable Counterparty (which counsel may be internal counsel) in form and substance reasonably acceptable to Administrative Agent; provided, however, that a legal opinion shall not be required if Wells Fargo is the Acceptable Counterparty.

(e)          [Intentionally Omitted]

(f)          Any Interest Rate Protection Agreement provided by an Acceptable Counterparty (other than Wells Fargo or its Affiliates or any other Lender) shall in no event be secured by the Collateral or any interest therein.

(g)          If Borrower purchases from Wells Fargo any swap in connection with the Loan, Borrower shall, upon receipt from Wells Fargo, execute promptly all documents evidencing such transaction, including without limitation, the ISDA Master Agreement, the Schedule to the ISDA Master Agreement and the ISDA Confirmation.

(h)          Administrative Agent acknowledges that the Swap Contract with Wells Fargo satisfies the requirements of this Section 9.16 with respect to a notional amount equal to $175,794,144.20.

9.17         GUARANTOR COVENANTS.

(a)          Guarantor shall maintain, as of the last day of each fiscal quarter of Guarantor, a Net Worth of at least $500,000,000, with the value of Guarantor’s real estate assets in connection with the foregoing Net Worth calculation being adjusted to reflect fair values consistent with GAAP or International Financial Reporting Standards; and

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(b)          at any time that a Sweep Guaranty is in effect, Guarantor shall maintain, as of the last day of each fiscal quarter of Guarantor, a maximum leverage ratio of 65% with respect to all of Guarantor’s assets in the aggregate.

Property values in connection with the foregoing leverage ratio calculations shall be calculated using the most recent appraisals ordered by Guarantor or Administrative Agent (at Borrower’s sole cost and expense), which appraisals shall be reasonably acceptable to Administrative Agent and shall not be more than three years old at the time of such calculation. In addition, the calculation of liabilities in connection with the foregoing Net Worth and leverage ratio calculations shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.

9.18         RESTRICTED PAYMENTS. Borrower shall not make a Restricted Payment at any time a Triggering Event, Potential Default or Default has occurred and is continuing.

9.19         Mezzanine loan documents. Borrower shall not permit any Mezzanine Loan Document to be modified, changed, supplemented, altered or amended without Administrative Agent’s prior written consent. Borrower shall provide Administrative Agent with copies of all notices and other material correspondence received or sent by Mezzanine Borrower in accordance with the Mezzanine Loan Documents.

9.20         REA Covenants. Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any REA and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder, where the failure to do so would result in a Material Adverse Effect; (b) promptly notify Administrative Agent of any material default under any REA of which it has received written notice; (c) [Intentionally omitted]; (d) enforce the performance and observance of all of the material covenants and material agreements required to be performed and/or observed under any REA in a commercially reasonable manner, where the failure to do so would result in a Material Adverse Effect; (e) cause the Property to be operated, in all material respects, in accordance with any REA; and (f) not, without the prior written consent of Administrative Agent, not to be unreasonably withheld, conditioned or delayed (i) enter into any new REA, execute modifications to any then-existing REA or terminate any REA, if such new REA, such modification or such termination will have a Material Adverse Effect; provided, that Administrative Agent shall not withhold its consent to Borrower entering into an amendment on the form attached hereto as Exhibit J, so long as no material amendments or modifications are made to such form prior to execution, or (ii) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.

9.21         DISREGARDED ENTITY. Neither Borrower nor any member thereof shall take any action (including but not limited to making any election) which would cause Borrower to fail to be treated, for federal income tax purposes, as a disregarded entity within the meaning of Treasury Regulations §301.7701-2.

9.22         Co-Ownership Agreement Covenants. Borrower hereby covenants and agrees that:

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(a)          Borrower shall not, without Requisite Lenders’ prior written consent, amend, modify or materially supplement the Co-Ownership Agreement except (i) to the extent the Loan Documents expressly permit any of the foregoing and (ii) where the same would have no more than a de minimus effect.

(b)          Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of the Co-Ownership Agreement as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. After prior written notice to Administrative Agent, Borrower, at its own expense, may contest in a commercially reasonable manner (which may include, but shall not require, a contest by appropriate legal proceeding), in good faith and with reasonable diligence considering the nature of the claim, the amount or validity or application in whole or in part of any charges required to be paid or services performed by Borrower pursuant to the Co-Ownership Agreement, provided that (i) no Default has occurred and is continuing; (ii) the Property and no part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iii) the Co-Ownership Agreement will not be in danger of being terminated; and (iv) Borrower shall promptly upon final determination thereof pay the amount of any such charges, together with all costs, interest and penalties which may be payable in connection therewith. Borrower shall not be deemed to be in breach of the first sentence of this Section 9.21(b) (and no Default shall arise by reason thereof) if the payment in question is being contested pursuant to the procedures set forth above.

(c)          Borrower shall (i) comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of the Co-Ownership Agreement, and (ii) use commercially reasonable efforts to cause each other Person that is a party to the Co-Ownership Agreement to comply, in all material respects, with all of the terms, covenants and conditions on such Person’s part to be complied with pursuant to terms of the Co-Ownership Agreement where the failure to do so would have a Material Adverse Effect.

(d)          Borrower shall take all actions or use commercially reasonable efforts to cause each other Person that is a party to the Co-Ownership Agreement to take all actions, as may be necessary from time to time to preserve and maintain the Co-Ownership Agreement in accordance with applicable laws, rules and regulations.

(e)          Borrower shall not, without the prior written consent of Administrative Agent, as determined in its sole discretion, take (and hereby assigns to Administrative Agent any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, the Co-Ownership Agreement or the Property. Borrower will promptly provide Administrative Agent with a copy of all notices of default given or received by it under the Co-Ownership Agreement at the address listed in this Agreement, or any other address which Administrative Agent from time to time may provide in writing to it.

(f)          Borrower shall not, without Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the appointment of a depository for insurance or condemnation proceeds or exercise any right it may have to grant consent (or withhold its consent) to any request by any party to the Co-Ownership Agreement which request would have an adverse effect on the value or the utility of the Property.

(g)          Except for Permitted Liens, Borrower shall not assign (other than to Administrative Agent) or encumber Property or, except to the extent permitted under the Co-Ownership Agreement and solely to the extent Borrower has a right of consent or approval thereover, permit any other Person to assign or encumber any interests under the Co-Ownership Agreement other than such Person’s separate tenancy-in-common interest therein.

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(h)          If Administrative Agent, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Co-Ownership Agreement by reason of foreclosure of the Deed of Trust, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Co-Ownership Agreement, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Co-Ownership Agreement. At such time as Administrative Agent shall request, Borrower agrees to execute and deliver to Administrative Agent such documents as Administrative Agent and its counsel may reasonably require in order to insure that the provisions of this Section will be validly and legally enforceable and effective against Borrower and all parties claiming by, through, under or against Borrower.

(i)          Borrower shall not commence any proceeding or take any action to terminate the Co-Ownership Agreement or partition the tenancy-in-common without the prior written consent of Requisite Lenders. Borrower hereby waives its right of partition while the Loan is outstanding. The unenforceability of the waiver of the right to partition shall not affect, impair or limit the right of Administrative Agent to declare a Default with respect to any partition or action for partition.

ARTICLE 10. REPORTING COVENANTS

10.1        FINANCIAL INFORMATION.

(a)          Until such time as the Loan shall have been paid in full, the Borrower shall deliver to Administrative Agent, as soon as available, but in no event later than one hundred twenty (120) days after each fiscal year end which shall at all times be a calendar year, a current annual financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet, together with supporting property schedules) of the Borrower, in form, content, substance and reasonable detail acceptable to Administrative Agent. Each such annual financial statement shall be accompanied by a certificate of Borrower stating that each such annual financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP or International Financial Reporting Standards. In addition to the foregoing, Borrower shall deliver to Administrative Agent as soon as available but no later than ninety (90) days after the closing date of each fiscal quarter, a quarterly financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet), accompanied by a certificate of Borrower stating that each such quarterly financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP or International Financial Reporting Standards. Within sixty (60) days after the closing date of each fiscal quarter, the Borrower shall deliver an operating statement for the Property, a rent roll for the previous fiscal quarter, copies of Leases executed during the previous fiscal quarter, and a DSCR Certificate for the purposes of determining whether any prepayment, delivery of collateral or other action may be required pursuant to Sections 9.13(a) – (c) hereof. Except as otherwise agreed to by Administrative Agent, all such financial information shall be prepared in accordance with GAAP or International Financial Reporting Standards, consistently applied. In addition, the Borrower shall provide to Administrative Agent, not later than thirty (30) days prior to the fiscal year end, operating and capital budgets for the Property and Improvements for the next calendar year, which budgets shall show projected Gross Operating Income, Operating Expenses and capital expenditures, each on a monthly basis.

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(b)          Guarantor Reporting. Until such time as the Loan shall have been paid in full, the Guarantor shall deliver to Administrative Agent, as soon as available, but in no event later than one-hundred twenty (120) days after each fiscal year end, which shall end as of the last day of a calendar quarter, a current annual financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet, together with supporting property schedules) of Guarantor, audited by a Big Four accounting firm (or such other firm as may be reasonably acceptable to Administrative Agent), in form, substance and detail as is reasonably acceptable to Administrative Agent. Each annual financial statement shall be accompanied by a certificate of Guarantor stating that each such annual financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Guarantor and has been prepared in accordance with GAAP or International Financial Reporting Standards as of the date of the applicable financial report. In addition to the foregoing, the Guarantor shall deliver to Administrative Agent as soon as available but no later than ninety (90) days after the closing date of each fiscal quarter, a quarterly financial statement (including, without limitation, an income and expense statement, a cash flow statement and a balance sheet), in form, substance and detail reasonably acceptable to Administrative Agent, accompanied by a certificate of Guarantor stating that each such quarterly financial statement is true, correct, accurate, and complete and presents fairly the financial condition and results of the operations of Guarantor and has been prepared in accordance with GAAP or International Financial Reporting Standards as of the date of the applicable financial report. Concurrently with delivery of the annual and quarterly financial statements referred to above, the Guarantor shall deliver a compliance certificate setting forth in reasonable detail the calculation of the Guarantor’s Net Worth for such fiscal quarter (or in the case of the annual financial statements, the last fiscal quarter of such fiscal year). Except as otherwise agreed to by Administrative Agent, all such financial information shall be prepared in accordance with GAAP or International Financial Reporting Standards as of the date of the applicable financial report, consistently applied.

(c)          Certificate of Borrower and Guarantor. Together with each delivery of any financial statement pursuant to Section 10.1(a) or Section 10.1(b), Borrower or Guarantor, as applicable, shall provide the certificate of a financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower or the Guarantor, as applicable, during the accounting period covered by financial statements as he or she deems appropriate with respect to the giving of such certificate, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence of any condition or event which constitutes a Default or a material Potential Default as of the date of such certificate, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

(d)          Other Information. Promptly upon Administrative Agent’s request, Borrower shall provide such other information (including but not limited to leasing status reports) as Administrative Agent or Lenders may reasonably require.

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(e)          Budget. For the partial year period commencing on the Effective Date, and for each fiscal year thereafter, the Borrower shall submit to the Administrative Agent an Annual Budget for the Property not later than thirty (30) days prior to the commencement of such fiscal year in form reasonably satisfactory to the Administrative Agent. From and after the occurrence of a Triggering Event and until a Triggering Event Termination, such Annual Budget shall be subject to Administrative Agent’s written approval (each such Annual Budget, after it has been approved in writing by the Administrative Agent shall be hereinafter referred to as an “Approved Annual Budget”). So long as no Triggering Event has occurred and is continuing, such Annual Budget shall not be subject to Administrative Agent’s approval, and shall be deemed to be an Approved Annual Budget for the purposes of this Agreement until the occurrence of a Triggering Event. Upon the occurrence of a Triggering Event, Borrower shall provide to Administrative Agent (within five (5) Business Days after the occurrence of such Triggering Event) an Annual Budget for the remainder of the then-current fiscal year, and such Annual Budget shall not be deemed to be an Approved Budget until approved by Administrative Agent in its reasonable discretion. These approval provisions will then apply until a Triggering Event Termination. In the event that the Administrative Agent objects to a proposed Annual Budget (or a modification to an Approved Annual Budget) submitted by the Borrower for approval, the Administrative Agent shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and the Borrower shall promptly revise such Annual Budget and resubmit the same to the Administrative Agent. The Administrative Agent shall advise the Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until the Administrative Agent approves the Annual Budget. Failure of Administrative Agent to object to an Annual Budget within the time frames described above shall be deemed to be approval of such Annual Budget as an Approved Annual Budget; provided the Borrower’s request states prominently in bold capital letters that Administrative Agent’s failure to respond with such time period may result in deemed consent or approval. Until such time that the Administrative Agent approves a proposed Annual Budget, the Administrative Agent will disburse funds from the Property Account that are available to pay Operating Expenses and leasing and capital expenditure costs in accordance with Sections 8.5(b)(vi), 8.5(d) and 8.6 to the extent Administrative Agent has approved such expenditures, which approval shall not be unreasonably withheld; provided that amounts necessary to pay Property Taxes, insurance premiums, utilities expenses and other non-discretionary expenses shall be deemed to have been approved by the Administrative Agent.

(f)          Borrower shall provide Administrative Agent with prompt notice upon becoming aware of any DSCR Event or any failure of the Guarantor to be in compliance with the financial covenants set forth in Section 9.17.

10.2        BOOKS AND RECORDS. The Borrower shall maintain complete books of account and other records for the Property and Improvements and for disbursement and use of the proceeds of the Loan, and the same shall be available for inspection and copying by Administrative Agent or any Lender upon reasonable prior notice. Borrower shall be obligated to reimburse the Administrative Agent for its costs and expenses incurred in connection with the exercise of their rights under this Section while a Default exists.

10.3        INTENTIONALLY OMITTED.

10.4        INTENTIONALLY OMITTED.

10.5        INTENTIONALLY OMITTED.

10.6        KNOWLEDGE OF DEFAULT; ETC. The Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default.

10.7        LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION. The Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat in writing of, any material proceeding against or affecting Borrower or the Property, including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any proceeding already disclosed, which, in either case, has a Material Adverse Effect, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

10.8        ENVIRONMENTAL NOTICES. Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower’s learning thereof, of any notice required pursuant to Section 7.2(c).

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ARTICLE 11. DEFAULTS AND REMEDIES

11.1        DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement, the other Loan Documents, the Guaranty and the Hazardous Materials Indemnity Agreement:

(a)          Monetary. Borrower’s failure to pay when due any sums payable under Section 2.6(a); or

(b)          Other Monetary. Borrower’s failure to pay when due any sums payable under this Agreement, the Notes, the Hazardous Materials Indemnity Agreement and any of the other Loan Documents other than those set forth in Section 11.1(a) and such failure continues for five (5) Business Days after written notice by Administrative Agent; or

(c)          Performance of Obligations. Borrower’s or Guarantor’s failure to perform in any material respect any obligation (other than those specified in clauses (a) and (b), and clauses (d) through (o) of this Section 11.1) that it is required to perform under any of the Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement and the continuance of such failure for thirty (30) days after written notice thereof from Administrative Agent; provided, however, other than with respect to a failure to deliver any documents or information to the Administrative Agent which Borrower or the Guarantor is required to under the Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement (including, but not limited to, pursuant to Section 10.1 of this Agreement), if such failure cannot be cured by Borrower or Guarantor, as the case may be, within such thirty (30) day period with reasonable diligence, then said thirty (30) day period shall be extended for such additional time period as Borrower or Guarantor shall require to cure the same, provided that such party commences to cure within such thirty (30) day period and thereafter continues with reasonable diligence to cure the same, but in no event shall such additional period exceed ninety (90) days; or

(d)          Liens, Material Damage. (i) Subject to Borrower’s right to contest as provided in the second proviso of Section 4.4, if the Property becomes subject to any mechanic’s, materialman’s or other Lien, except a Permitted Lien, and such Lien is not discharged (by payment or bonding) within forty five (45) days after Borrower obtains knowledge of such Lien, or (ii) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, or, if such event is not covered by business interruption insurance, for ninety (90) consecutive days, the cessation or substantial curtailment of revenue producing activities of Borrower, but only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(e)          Representations and Warranties. The material breach of any representation or warranty of Borrower or the Guarantor in any of the Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement or in any report, certificate, financial statement or other document prepared or certified by Borrower or Guarantor and furnished pursuant to or in connection with this Agreement or any other Loan Documents or the Guaranty or the Hazardous Materials Indemnity Agreement, provided that in the event of an unintentional breach of a representation or warranty which exists due to circumstances or conditions which are capable of being cured within thirty (30) days, Borrower or Guarantor, as the case may be, shall have thirty (30) days from the date of Administrative Agent’s delivery of notice of the breach in which to cure the breach; however, if such breach has not or would not reasonably be likely to cause a Material Adverse Effect and such breach cannot be cured by Borrower or Guarantor, as the case may be, within such thirty (30) day period with reasonable diligence, then said thirty (30) day period shall be extended for such additional time period as Borrower or Guarantor, as the case may be, shall require to cure the same, provided that such party commences such cure within such thirty (30) day period and thereafter continues with reasonable diligence to cure the same, but in no event shall such additional period exceed sixty (60) days; or

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(f)          Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower or Mezzanine Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower or Mezzanine Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s insolvency; (iii) a general assignment by Borrower or Mezzanine Borrower for the benefit of creditors; or (iv) Borrower or Mezzanine Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or Mezzanine Borrower or any of its property; or

(g)          Involuntary Bankruptcy. The failure of Borrower or Mezzanine Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or Mezzanine Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Loan, the Property or the Improvements, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or ninety (90) days after the date of filing of such involuntary petition; or

(h)          Guarantors. The occurrence of any of the events specified in Section 11.1(f) or Section 11.1(g) as to Guarantor; or

(i)          Transfer. The occurrence of any Transfer other than a Permitted Transfer, Permitted Lien or Permitted Easement without the prior written consent of each Lender; or

(j)          Loss of Priority. The failure at any time of the Deed of Trust to be a valid first lien upon the Property or other Collateral described therein (subject to Permitted Liens), other than as a result of any release or reconveyance of such Deed of Trust with respect to all or any portion of the Property and Improvements pursuant to the terms and conditions of this Agreement; or

(k)          Revocation of Loan Documents. Borrower or Guarantor shall disavow, revoke or terminate the Guaranty, the Hazardous Materials Indemnity Agreement or any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document, the Guaranty or the Hazardous Materials Indemnity Agreement; or

(l)          Interest Rate Protection Agreement. If any of the following events shall occur: (1) the occurrence of a default by Borrower, which default shall continue beyond the applicable notice and grace period, under any Interest Rate Protection Agreement now or hereafter entered into between Borrower, Administrative Agent, any Lender or another financial institution in connection with the Loan, including, without limitation, the Swap Contract; or (2) without limitation to the provisions of the preceding clause (1), the failure of the Borrower to comply with its obligations under Section 9.16(c) within the time periods proscribed therein; or

(m)         Judgment. One or more final, non-appealable judgment or judgments are entered against the Borrower in an aggregate amount greater than $3,500,000 which is not paid, bonded or otherwise satisfied in full within ninety (90) days following the date such judgment was entered; provided, however that any such judgment shall not be a Default under this Section 11.1(m) if and for long as (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and an insurer (such insurer meeting the rating requirement set forth in Section 5.2(b) hereof), covering payment thereof and (ii) the insurer has been notified of and has not disputed the claim made for payment of, the amount of such judgment, provided, further, however, that if any such judgment shall constitute a Lien on the Property, the provisions of Section 11.1(d) shall apply; or

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(n)          Guaranties. The occurrence of a default under the Guaranty or the Hazardous Materials Indemnity Agreement, beyond any applicable notice and cure period set forth therein, if any; or

(o)          Sweep Guaranty Cross-Default. If any Sweep Guaranty remains outstanding, (a) the occurrence of any default beyond any applicable notice and cure period of any obligation of Guarantor greater than $25,000,000 under any loan or line of credit pursuant to which Guarantor is a debtor and (b) in connection with the resultant Sweep Guaranty Termination Event, Borrower fails to comply with its obligations set forth in Section 8.5(c) of this Agreement; or

(p)          Guarantor Financial Covenants. Either (i) the Guarantor shall at any time fail to comply with the financial covenants set forth in Section 9.17(a) or (ii) the Guarantor shall at any time fail to comply with the financial covenants set forth in Section 9.17(b) and, in connection with the resultant Sweep Guaranty Termination Event, Borrower fails to comply with its obligations set forth in Section 8.5(c) of this Agreement; or

(q)          Co-Ownership Agreement. If Borrower defaults under the Co-Ownership Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder which such default results in a Material Adverse Effect or if the Co-Ownership Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall within thirty (30) days thereafter cause the Co-Ownership Agreement to be reinstated or continued, as the case may be; or

(r)          Partition. If Borrower or any other Person commences any proceeding or takes any action to terminate the Co-Ownership Agreement or partition the tenancy-in-common described therein without the prior written consent of Requisite Lenders and, if a Person other than Borrower, the same is not dismissed within ninety (90) days of its commencement; or

(s)          Breach of Sanctions Provisions. The failure of any representation or warranty of Borrower, or Borrower’s failure to perform or observe any covenant, contained in either of those Sections of this Agreement entitled “Anti-Corruption Laws and Sanctions” or “Compliance With Anti-Corruption Laws and Sanctions”; or

(t)          Money Laundering. The indictment, arraignment, custodial detention or conviction of Borrower, Sponsor, Guarantor, BPO or any Sponsor BFP Subsidiary, or any officer or director thereof, on any charge of violating any Anti-Money Laundering Laws, to the extent such indictment, arraignment, custodial detention or conviction is reasonably expected to, in the opinion of Administrative Agent, result in a Material Adverse Event or subject Administrative Agent or any Lender to liability by any Governmental Authority.

Notwithstanding the foregoing, in no event shall any Default result from Borrower’s failure to pay any amount if both (i) Administrative Agent is expressly obligated pursuant to the terms of the Loan Documents to release funds to Borrower to pay such amount and (ii) Administrative Agent breaches, and continues to be in breach of, such obligation.

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11.2        ACCELERATION UPON DEFAULT; REMEDIES.

(a)          Automatic Acceleration. Upon the occurrence of a Default specified in Sections 11.1(f) or 11.1(g), the principal of, and all accrued interest on, the Loan and the Notes at the time outstanding, and all of the other Obligations of Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower.

(b)          Acceleration. If any other Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall, declare the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower.

(c)          Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents. Upon any such acceleration, Administrative Agent may, and at the direction of Requisite Lenders, shall, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in the Property Account, the Sweep Account, Escrow Fund and the Security Deposit Account to the sums owing under the Loan Documents and any and all obligations of Lenders to fund further disbursements under the Loan shall terminate.

(d)          Appointment of Receiver. To the extent permitted by Applicable Law while a Default is continuing, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, and/or the business operations of the Borrower and to exercise such power as the court shall confer upon such receiver.

(e)          Marshaling. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or any Lender and the Administrative Agent or any Lender enforces their security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

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(f)          Remedy Procedures.

(i)          Nothing contained herein or in any other Loan Document shall be construed as requiring the Administrative Agent or the Lenders to resort to the Property or any other Collateral for satisfaction of the Obligations in preference or priority to any other Collateral, and Administrative Agent and the Lenders may seek satisfaction out of the Property or all of the other Collateral or any part thereof, in its absolute discretion in respect of the Obligations. The Administrative Agent and the Lenders shall have the right to partially foreclose the Deed of Trust in any manner and for any amounts secured by the Deed of Trust then due and payable as determined by the Administrative Agent or Lenders in their sole discretion. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Deed of Trust to secure payment of sums secured by the Deed of Trust and not previously recovered. In addition, the Administrative Agent and the Lenders shall have the right, from time to time during the continuance of a Default, to sever the Notes and the other Loan Documents into one or more separate notes, Deed of Trust and other security documents (the “Severed Loan Documents”) in such denominations as the Administrative Agent or Lenders shall determine in their sole discretion for purposes of evidencing and enforcing its rights and remedies hereunder. The Borrower shall execute and deliver to the Administrative Agent and/or the Lenders from time to time, promptly after request, a severance agreement and such other documents as the Administrative Agent or the Lenders shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders. The Borrower hereby absolutely and irrevocably appoints the Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof.

(ii)         Without limitation to the foregoing, upon the occurrence and during the continuance of a Default, Administrative Agent shall have the right to institute a proceeding or proceedings for the total or partial foreclosure of the Deed of Trust whether by court action, power of sale or otherwise, under any applicable provision of law, for all or any part of the Obligations, and the lien and the security interest created by the Deed of Trust shall continue in full force and effect without loss of priority as a lien and security interest securing the payment of that portion of the Obligations then due and payable but still outstanding.  Administrative Agent shall be permitted to enforce payment and performance of the Obligations and exercise any and all rights and remedies under the Loan Documents, or as provided by law or at equity, by one or more proceedings, whether contemporaneous, consecutive or both, to be determined by Administrative Agent, in its sole discretion, in the State or county in which the Property is located.  The enforcement of the Deed of Trust in any one State or county, whether by court action, foreclosure, power of sale or otherwise, shall not prejudice or in any way limit or preclude enforcement by court action, foreclosure, power of sale or otherwise, any other Loan Document through one or more additional proceedings in that State or county or in any other State or county.  Any and all sums received by Administrative Agent in connection with the enforcement of the Deed of Trust shall be applied to the Obligations in such order and priority as Administrative Agent shall determine, in its sole discretion.

(g)          Order of Payments. If a Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(i)          amounts due to the Administrative Agent in respect of expenses due under Section 9.1 until paid in full;

(ii)         amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(iii)        payments of interest on the Loan, to be applied for the ratable benefit of the Lenders;

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(iv)        payments of principal on the Loan and payments of the Derivatives Termination Value in respect of all Interest Rate Protection Agreements entered into pursuant to Section 9.16 with Wells Fargo, any Lender or any of their respective Affiliates, as the case may be, to be applied for the ratable benefit of the Lenders and the applicable counterparties;

(v)         amounts due to the Administrative Agent and Lenders pursuant to Section 13.1;

(vi)        any amount remaining after application as provided above, shall be paid (i) if the Mezzanine Loan has not been repaid in full, to Mezzanine Lender, and (ii) if the Mezzanine Loan has been repaid in full, to Borrower or whomever else may be legally entitled thereto.

11.3        DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payments. The Borrower shall immediately repay such funds upon written demand of Administrative Agent. In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

11.4        COSTS OF ENFORCEMENT; REPAYMENT OF FUNDS ADVANCED. All costs of enforcement and collection (including reasonable attorneys’ fees and expenses) and any other funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable by the Borrower to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

11.5        RIGHTS CUMULATIVE, NO WAIVER. All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time. Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

11.6        PROVISIONS REGARDING LETTERS OF CREDIT.

(a)          Default. A Default shall occur if Borrower shall have any reimbursement or similar obligation with respect to a Letter of Credit, or if Borrower shall fail to (i) replace or extend any Letter of Credit prior to the expiration thereof or (ii) replace any outstanding Letter of Credit within ten (10) Business Days of Administrative Agent’s notice that such Letter of Credit fails to meet the requirements set forth in the definition of Letter of Credit. Administrative Agent shall not be required to exercise its rights under Section 11.6(c) below in order to prevent any such a Default from occurring and neither Administrative Agent nor any Lender shall be liable for any losses due to the insolvency of the issuer of the Letter of Credit as a result of any failure or delay by Administrative Agent in the exercise of such rights; provided, however, if (notwithstanding the absence of any obligation of Administrative Agent to do so) Administrative Agent shall successfully draw upon any Letter of Credit and at the time of such draw no Default shall exist, then Administrative Agent shall hold the proceeds of such draw as additional security for the Loan on behalf of the Lenders and shall apply such proceeds on the same terms and conditions as originally applied to Administrative Agent’s right to draw and apply the proceeds of the related Letter of Credit.

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(b)          Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Loan and all sums payable with respect to the Loan under this Agreement and the other Loan Documents. While a Default exists, Administrative Agent for the benefit of the Lenders shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of interest, principal and all other sums payable with respect to the Obligations under this Agreement or the other Loan Documents in such order, proportion or priority as Administrative Agent may determine or to hold such proceeds as security for the Loan.

(c)          Additional Rights of Administrative Agent. In addition to any other right Administrative Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Administrative Agent shall have the additional right to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Administrative Agent or any Lender shall have received a notice from the issuer that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Administrative Agent has not received a notice from the issuer that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; or (c) if Administrative Agent or any Lender shall have received notice that the bank issuing the Letter of Credit shall cease to be an Acceptable Issuer and Borrower has not, within ten (10) Business Days after notice thereof, obtained a new Letter of Credit with an Acceptable Issuer.

ARTICLE 12. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

12.1        APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 10. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Notwithstanding anything contained herein to the contrary, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

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12.2        WELLS FARGO AS A LENDER. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefore to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

12.3        COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a)          Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)          The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon all or any portion of the Collateral (i) upon termination of the Commitments and payment and satisfaction in full of all of the Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by each Lender. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this section.

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(c)          Upon any sale or transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) business days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lenders, herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or Obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)          The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)          The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to the Property that is Collateral up to the sum of (i) amounts expended to pay real estate Taxes, assessments and governmental charges or levies imposed upon such property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such property and (iii) $500,000. Protective Advances in excess of said sum during any calendar year that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

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12.4        POST-FORECLOSURE PLANS.

If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as Administrative Agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.2 as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

12.5        APPROVALS OF LENDERS. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

12.6        NOTICE OF EVENTS OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

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12.7        ADMINISTRATIVE AGENT’S RELIANCE. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, or any other Person and shall be responsible to any Lender, or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

12.8        INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out of pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

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12.9        LENDER CREDIT DECISION, ETC. Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of Borrower, the other Loan Parties, and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower, the other Loan Parties, and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

12.10       SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and Borrower. The Requisite Lenders and the Borrower may, upon 30 days’ prior written notice, remove the Administrative Agent as administrative agent if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such removal or resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence in connection with the resignation of the current Administrative Agent, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving Borrower and each Lender prior written notice.

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12.11       WITHHOLDING TAX. Notwithstanding anything to the contrary herein, to the extent required by law (as determined by the Administrative Agent in its good faith discretion), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Loan Parties under Section 2.11, each Lender shall indemnify the Administrative Agent, and shall make payable in respect thereof within 30 calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered an exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 12.11. The agreements in this Section 12.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loan and all other amounts payable under the Loan Documents.

12.12       TITLED AGENTS. Each of the Lead Arranger, Documentation Agent and Bookrunner (each a “Titled Agent”) in each such respective capacity, assumed no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of the Loan nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

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12.13       LENDER ACTION. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor under the Loan Documents, in each case, with respect to exercising claims against or rights in the Collateral, and agrees that all remedies against the Collateral shall be exercised by the Administrative Agent, subject to and in accordance with the terms of this Agreement and the other Loan Documents.

12.14       SETOFF. Subject to Section 2.16 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while a Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, such Participant or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loan and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1        INDEMNITY. The Borrower hereby agrees to defend, indemnify and hold harmless the Administrative Agent and each Lender, their respective directors, officers, employees, agents, successors and assigns (in their capacities as such) from and against any and all losses, damages, liabilities, claims, actions, judgments, court costs and reasonable legal fees or other expenses (including, without limitation, attorneys’ fees and expenses) which Administrative Agent or any Lender may incur as a direct consequence of: (a) the purpose to which Borrower applies the Loan proceeds; (b) the failure of Borrower or guarantor to perform any obligations as and when required by this Agreement, any of the other Loan Documents or any Other Related Document; (c) any failure at any time of Borrower’s representations or warranties to be true and correct; or (d) any act or omission by Borrower, constituent partner or member of Borrower, any contractor, subcontractor or material supplier, engineer, architect or other person or entity with respect to the Property. Borrower shall pay to such Administrative Agent or such Lender within ten (10) days after demand thereof any amounts owing under this indemnity, together with interest from the date the indebtedness arises until paid at the rate of interest applicable to the principal balance of the loan. Borrower’s duty and obligations to defend, indemnify and hold harmless the Administrative Agent and each Lender shall survive cancellation of the notes and the release, reconveyance or partial reconveyance of any or all of the Deed of Trust.

13.2        FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent’s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

13.3        NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

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13.4        NOTICES. All notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing, shall be delivered by hand or overnight courier service (with a reputable overnight courier service), or mailed by certified or registered mail, return receipt requested, and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All communications shall be deemed served upon delivery, or (a) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent and Lenders at the address specified or (b) if sent by hand or overnight courier service, upon the first to occur of receipt or one (1) Business Day after being deposited with the courier service; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

13.5        ATTORNEY-IN-FACT. Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate in its reasonable judgment to protect Lenders’ interest under any of the Loan Documents or Other Related Documents; provided, that prior to a Default, Administrative Agent shall give Borrower at least five (5) Business Days’ notice before exercising such power of attorney and no such action taken shall increase Borrower’s obligations or liabilities hereunder.

13.6        ACTIONS. The Borrower agrees that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders or Borrower under the Loan Documents or Other Related Documents, may commence, appear in or defend, as is appropriate to protect its interest in the Collateral or to prevent a Material Adverse Effect, any action or proceeding purporting to affect the Property, the Improvements, the Loan Documents or the Other Related Documents and Borrower shall, within ten (10) days after demand, reimburse Administrative Agent or such Lender for all such expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, attorneys’ fees and expenses and court costs.

13.7        RELATIONSHIP OF PARTIES. The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property or Improvements, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

13.8        DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

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13.9        ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of Borrower, then Borrower shall immediately pay to Administrative Agent or such Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Borrower be responsible for paying or reimbursing any Lender other than Administrative Agent for any attorney’s fees or costs or other out of pocket third party expenses except pursuant to this Section 13.9 and in connection with Borrower’s indemnity obligations under Section 13.1.

13.10       IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender shall be payable only in United States Dollars, in immediately available funds.

13.11       AMENDMENTS AND WAIVERS.

(a)          Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.6(c), up to a maximum of 3 times per calendar year. Borrower may rely on any consent, approval or waiver executed and delivered by Administrative Agent without any duty of inquiry as to whether any additional required consents of Lenders have been obtained. Notwithstanding anything contained herein, Wells Fargo shall at all times while it remains Administrative Agent, until the occurrence of a Default, retain a portion of the Loan in a principal amount equal to no less than the lesser of (i) $50,000,000 and (ii) the highest principal amount that is then held by any Lender other than Wells Fargo.

(b)          Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)          subject the Lenders to any additional obligations or increase the commitment of any Lender;

(ii)         reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

(iii)        reduce the amount of any fees payable to the Lenders hereunder;

(iv)        postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other monetary Obligations of Borrower or Guarantor;

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(v)         modify or amend the organizational documents of Borrower in any manner that could be reasonably expected to have a Material Adverse Effect;

(vi)        change the Pro Rata Shares;

(vii)       amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(viii)      modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(ix)         release any Guarantor from its obligations under the Guaranty except as permitted, and in accordance with, the Loan Documents;

(x)          waive a Default under Section 11.1(a) or (b);

(xi)         release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, the Loan Documents; or

(xii)        subordinate the lien of the Deed of Trust other than to a Permitted Easement. For the avoidance of doubt, the Administrative Agent shall have the sole right to approve, in its reasonable discretion, the subordination of the lien of any Deed of Trust to any Permitted Easement.

(c)          Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

13.12       SUCCESSORS AND ASSIGNS.

(a)          Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

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(b)          Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitments or the Obligations owing to such Lender. Except as expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (iii) reduce the rate at which interest is payable thereon, (iv) release any Collateral (except as expressly provided in the Loan Documents) or (v) release Guarantor from any liability under the Guaranty (except as expressly provided in the Loan Documents). An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). A Participant, through the applicable participating Lender, shall be entitled to the benefits of Section 2.11 in the same manner as if it were an Assignee so long as such Participant shall have complied with the requirements of Section 2.11, and, provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Section 2.11 than the participating Lender would have been entitled to receive with respect to the direct or indirect participation sold to the Participant (and without duplication of amounts payable to such participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans, Commitments or other obligations under any Loan Document from time to time (the "Participant Register"). The obligations of Borrower under the Loan Documents are registered obligations within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations and any other relevant or successor provisions of the Internal Revenue Code or such regulations (and shall be construed as such) and the right, title and interest of each Participant in and to such obligations shall be transferable only upon notation of such transfer in the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(c)          Assignments. Any Lender may with the prior written consent of the Administrative Agent (such approval not to be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) any partial assignment shall be in an amount at least equal to $15,000,000, and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $15,000,000, (ii) if the assigning Lender holds and/or owns an interest in any Interest Rate Protection Agreement or has any obligation with respect thereto, and after giving effect to such assignment such Lender will hold no further Commitment under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender of its interest in the Interest Rate Protection Agreement to the Assignee or another Lender (or Affiliate thereof) provided that unless a Default shall have occurred and is continuing, in no event shall the foregoing result in a change of the counterparty under the Interest Rate Protection Agreement without the Borrower’s prior written approval) and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loans, as the case may be, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate, and shall update Schedule I attached hereto. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $4,500.00 (or $7,500.00 in the case of an assignment by a Defaulting Lender). Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower, or any of its respective affiliates or Subsidiaries. Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender at any time and from time to time upon reasonable prior notice. The obligations of Borrower under the Loan Documents are registered obligations and the right, title and interest of Lender and its Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 13.12(c) shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

(d)          Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligation thereunder.

(e)          Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants). In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

(f)          Interest Rate Protection Agreement. Notwithstanding anything to the contrary herein contained, Administrative Agent and the Lenders shall not, without Borrower’s prior written consent (unless a Default exists), take any action which may (i) cause the Interest Rate Protection Agreement to no longer be secured by the collateral which secures the Loan (on the same terms in all relevant respects and on a pari passu and pro rata basis with the principal of such Loan) or (ii) give rise to an Additional Termination Event under the Interest Rate Protection Agreement.

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(g)          Pledge. Notwithstanding anything to the contrary contained herein and subject to Section 2.10, each Lender may make a pledge if its interest in this Agreement, the Note or any other Loan Document (a “Pfandbrief Pledge”) to a trustee, administrator or receiver or their respective nominees, collateral agents or collateral trustees (herein sometimes referred to as a “Pfandbrief Trustee”) without obtaining the consent of Borrower, Administrative Agent or any other Lender to the extent such transfer is required by the German Pfandbrief Act or respective regulations in order to create a Pfandbrief using the collateral granted to such Lender under the Loan Documents. A Lender that makes a Pfandbrief Pledge is referred to herein as a “Pledging Lender.” Such Pfandbrief Trustee shall be permitted to fully exercise its rights and remedies against the Pledging Lender (including, but not limited to, foreclosing on the Pledging Lender’s Notes) and realize on any and all collateral granted by such Pledging Lender to the Pfandbrief Trustee in accordance with this Section. Any Pfandbrief Pledge or acquisition of the interest of the Pledging Lender pursuant thereto is referred to herein as a “Pfandbrief Transfer,” and the interest of the Pledging Lender that is subject to such Pfandbrief Transfer is referred to herein as a “Pfandbrief-Transferred Interest.” As a pre-condition to Pfandbrief Trustee taking title to the Pfandbrief-Transferred Interest following such exercise of rights and remedies under its Pfandbrief Pledge, the Pfandbrief Trustee shall enter into an assignment and assumption agreement whereby the Pfandbrief Trustee assumes all of the obligations of the Pledging Lender under this Agreement and the Loan Documents with respect to the Pfandbrief-Transferred Interest from and after the date of such assignment. Any further pledge or assignment following the acquisition of a Pfandbrief-Transferred Interest by the Pfandbrief Trustee, or any acquisition of such interest by any Person other than the Pfandbrief Trustee (each, an “Additional Transfer”), shall be subject to all of the requirements set forth in this Section 13.12(g) and shall require the prior written consent of Administrative Agent and Borrower in accordance with this Agreement. Neither a Pfandbrief Transfer nor any Additional Transfer (except, in the case of any such Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender (or its successor in interest as the case may be) would be released from its obligations accruing from and after the Additional Transfer) shall result in the release of the Pledging Lender (or its successor in interest as the case may be) from any of its obligations under the Loan Documents. Notwithstanding the Pfandbrief Transfer or any Additional Transfer, Administrative Agent, any Lender and Borrower shall each be entitled to deal exclusively with the Pledging Lender as the “Lender” with respect to the Pfandbrief-Transferred Interest (and, accordingly, Administrative Agent, each Lender and Borrower shall be entitled to exclusively rely upon any certification, notice, document, authorization, instruction or other communication (including any thereof by telephone, telecopy, telegram or cable) made or given by the Pledging Lender notwithstanding any contrary or conflicting certification, notice, document, authorization, instruction or other communication made or given by the Pfandbrief Trustee or any other transferee or assignee pursuant to any Additional Transfer, unless such Additional Transfer or assignment is in accordance with the Loan Documents), and the Pledging Lender (and not the Pfandbrief Trustee or any other transferee or assignee) shall have the sole and exclusive right and power to exercise any and all rights of a Lender (whether contractual or otherwise) under, pursuant to or contemplated by this Agreement with respect to the Pfandbrief-Transferred Interest (including, without limitation, the right to grant any and all discretionary approvals, consents and voting rights under this Agreement that relate to the Pfandbrief-Transferred Interest), except (i) in the case of an Additional Transfer that complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer, the transferee or assignee shall succeed to the rights and powers originally held by the Pledging Lender to exercise any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest; (ii) in case a Sachwalter is appointed for the Pledging Lender by a German court at the request of the Federal Financial Supervisory Authority, then Administrative Agent, any Lender and Borrower (x) following a foreclosure or other exercise of rights under the Pfandbrief Pledge, shall be entitled to deal exclusively with the Pfandbrief Trustee (acting at the direction of such Sachwalter) with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest (provided that the Pfandbrief-Transferred Interest has not been transferred or assigned pursuant to an Additional transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer) and (y) in all other cases (other than as provided in clause (iii) below), shall be entitled to deal exclusively with the Pledging Lender with respect to any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest (provided that the Pfandbrief-Transferred Interest has not been transferred or assigned pursuant to an Additional Transfer which complies with the terms and provisions of this Agreement pursuant to which the Pledging Lender would be released from its obligations accruing from and after the Additional Transfer); and (iii) in any case where, following a foreclosure, for so long as the Pfandbrief Trustee holds the Pfandbrief-Transferred Interest but no Sachwalter has yet been appointed, Administrative Agent, any Lender and Borrower shall be entitled to deal exclusively with the Pfandbrief Trustee with respect to the Pfandbrief-Transferred Interest so foreclosed upon, in connection with any and all approval, consent and voting rights under this Agreement with respect to the Pfandbrief-Transferred Interest, but only to the extent that the Pledging Lender had any such approval, consent or voting rights under the terms of this Agreement. The pledgee or transferee of any interest pursuant to the Pfandbrief Transfer, any foreclosure on the Pfandbrief-Transferred Interest or any Additional Transfer shall be bound by the provisions of this Agreement and the Loan Documents as if it were a “Lender” hereunder or thereunder. No Pfandbrief Transfer, nor any foreclosure on the Pfandbrief-Transferred Interest, nor any Additional Transfer, shall affect or change in any way any of the rights or obligations with respect to the Pfandbrief-Transferred Interest, and the interest acquired by the Pfandbrief Trustee pursuant to the Pfandbrief Transfer, and the interest acquired by any other transferee or assignee pursuant to any Additional Transfer, shall remain subject to all rights, defenses, offsets, claims and counterclaims which Administrative Agent, any Lender or Borrower may have against the Pledging Lender. Without limiting the foregoing, any rights or claims of the Pfandbrief Trustee or any transferee or assignee of the Pfandbrief-Transferred Interest pursuant to any Additional Transfer as against Administrative Agent shall be subject to the same limitations and exculpations as are set forth with respect to the rights and claims of a “Lender” as against Administrative Agent contained in this Agreement. The Pledging Lender shall promptly reimburse Administrative Agent for any and all out-of-pocket costs and expenses incurred by Administrative Agent in connection with any Pfandbrief Transfer or Additional Transfer.

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13.13       STAMP, INTANGIBLE AND RECORDING TAXES.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar Taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such Taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

13.14       LENDER’S DISCRETION. Whenever pursuant to this Agreement, Administrative Agent or any Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent or any Lender, the decision of Administrative Agent or any Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent or any Lender, and with respect to any determination that is in the sole discretion of Administrative Agent or any Lender, shall be final and conclusive absent manifest error, in the case of numerical calculations.

13.15       ADMINISTRATIVE AGENT. Upon the occurrence and during the continuance of a Default, Administrative Agent may designate an agent or independent contractor to exercise any of Administrative Agent’s rights under this Agreement, any of the other Loan Documents and Other Related Documents (acknowledging that Administrative Agent shall not engage such parties to perform ministerial services which Administrative Agent performs on a routine basis). Any reference to Administrative Agent in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and Administrative Agent’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Administrative Agent in reimbursement of such costs, as applicable.

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13.16       TAX SERVICE. Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property and Improvements satisfactory to Administrative Agent.

13.17       WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

13.18       SEVERABILITY. If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

13.19       TIME. Time is of the essence of each and every term of this Agreement.

13.20       HEADINGS. All article, section or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

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13.21       GOVERNING LAW.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY ADMINISTRATIVE AGENT AND LENDERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. BORROWER ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS AGREEMENT AND ALL OF THE OBLIGATIONS ARISING HEREUNDER, AND UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          BORROWER HEREBY CONSENTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE COUNTY AND STATE OF NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH BORROWER FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE COUNTY AND STATE IN WHICH ANY OF THE PROPERTY IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH PROPERTY. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH IN SECTION 13.4 HEREOF IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS AND/OR PURSUANT TO THE LAST PARAGRAPH HEREOF. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR LENDER TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY JURISDICTION.

(c)          PROCESS MAY BE SERVED BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS ADDRESS REFERRED TO ABOVE.

13.22       USA PATRIOT ACT NOTICE; COMPLIANCE.

(a)          In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

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(b)          The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties, to provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

13.23       ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article 3 and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 10.1 hereof to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 10.1 hereof, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. Notwithstanding anything to the contrary contained above, no notice (including, without limitation, any default notice) given to, or made by (including any required deliveries by), Borrower or Guarantor under this Agreement or the other Loan Documents shall be covered by this Section 13.23.

13.24       INTEGRATION; INTERPRETATION. The Loan Documents and Other Related Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents and Other Related Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents or Other Related Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent in writing.

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13.25       JOINT AND SEVERAL LIABILITY. The liability of the Borrower and all other persons and entities obligated in any manner under this Agreement, any of the Loan Documents or Other Related Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

13.26       COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

13.27       LIMITED RECOURSE. The members and other direct or indirect owners of Borrower and their officers, directors, partners, members, shareholders, principals, managers, trustees, agents and affiliates (collectively, “Borrower Related Parties”) shall have no personal liability for and none of their assets shall be subject to a claim arising out of the obligations of Borrower hereunder or under any of the other Loan Documents or otherwise with respect to the Loan and the Loan Documents (other than the Guaranty and the Hazardous Materials Indemnity Agreement, in each case, to the extent that any such Borrower Related Party is a party thereto, and as more particularly set forth in such documents).

13.28       REMEDIES OF BORROWER. In the event that a claim or adjudication is made that Administrative Agent, any Lender or their respective agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Administrative Agent, any Lender or their respective agents, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent, any Lender or their or their respective agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

13.29       CONFLICTS. In the event of any conflict between the terms of this Agreement and the terms of the other Loan Documents and the Other Related Documents, the terms of this Agreement shall prevail.

13.30       CONSTRUCTION OF DOCUMENTS. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents and that this Agreement and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

13.31       AMENDMENT AND RESTATEMENT. The Original Loan Agreement is hereby amended and restated in its entirety by the terms of this Agreement.

13.32       ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each Lender acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT”		Administrative Agent’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent		Wells Fargo Bank, National Association Commercial Real Estate – New York
150 East 42nd Street, 37th Floor
By:	/s/ Jesse Lee	New York, New York, 10017
Name:	Jesse Lee	Attention: Jesse Lee
Its:	Vice President	(Loan No. 1010723)

with a copy to:

Wells Fargo Bank, National Association
Minneapolis Loan Center
608 2nd Ave. South, 11th Floor
Minneapolis, MN 55402
Attn: Mark Halfmann
(Loan No. 1010723)

with a copy to:

Riemer & Braunstein LLP
Seven Times Square, Suite 2506
New York, New York 10036
Attention: Jonathan Baumstark, Esq.

[Signature Page to Amended and Restated Loan Agreement]

“BORROWER”		Borrower’s Address:

EYP REALTY, LLC, a Delaware limited liability company		EYP Realty, LLC
c/o Brookfield Properties, Inc.
By:	/s/ Jason Kirschner	Brookfield Place
Name:	Jason Kirschner	250 Vesey Street, 15th Floor
Its:	Senior Vice President, Finance	New York, New York 10281
Attention: Jason Kirschner

with a copy to:

EYP Realty, LLC
c/o Brookfield Properties, Inc.
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Steven Wilner

[Signature Page to Amended and Restated Loan Agreement]

“LENDER”		Lender’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender		Wells Fargo Bank, National Association
Commercial Real Estate – New York
By:	/s/ Jesse Lee	150 East 42nd Street, 37th Floor
Name:	Jesse Lee	New York, New York, 10017
Its:	Vice President	Attention: Jesse Lee
(Loan No. 1010723)

with a copy to:

Wells Fargo Bank, National Association
Minneapolis Loan Center
608 2nd Ave. South, 11th Floor
Minneapolis, MN 55402
Attn: Mark Halfmann
(Loan No. 1010723)

with a copy to:

Riemer & Braunstein LLP
Seven Times Square, Suite 2506
New York, New York 10036
Attention: Jonathan Baumstark, Esq.

[Signature Page to Amended and Restated Loan Agreement]

“LENDER”		Lender’s Address:

AOZORA BANK, LTD., as Lender		Aozora Bank, Ltd.
6-1-1, Kojimachi
By:	/s/ James J. Haines	Chiyoda-ku, Tokyo 102-8660
Name:	James J. Haines	Japan
Its:	General Manager	Attention: Kazuyuki Homma
Tel: +81-3-6752-1149
Fax: +81-3-6752-1435
Email: ML_RESDI@aozorabank.co.jp

[Signature Page to Amended and Restated Loan Agreement]

“LENDER”		Lender’s Address:

LANDESBANK BADEN –WÜRTTEMBERG, NEW YORK BRANCH, as Lender		Landesbank Baden –Württemberg, New York Branch
280 Park Avenue
By:	/s/ ALEXANDER JOERG	31st Floor, West Building
Name:	ALEXANDER JOERG	New York, New York 10017
Its:	MANAGING DIRECTOR	Attention: Alex Joerg

with a copy to:

By:	/s/ Rayna Karaivanov	Landesbank Baden –Württemberg, New York Branch
Name:	Rayna Karaivanov	280 Park A venue
Its:	AVP	31st Floor, West Building
	Relationship Manager	New York, New York 10017
Attention: William Gonzalez

[Signature Page to Amended and Restated Loan Agreement]

“LENDER”		Lender’s Address:

PNC BANK, NATIONAL ASSOCAITION, as Lender

By:	/s/ Brian P Kelly
Name:	Brian P Kelly
Its:	Senior Vice President

[Signature Page to Amended and Restated Loan Agreement]

Schedule I – Pro Rata Shares

Lender	Commitment	Pro Rata Share

Wells Fargo Bank, National Association	$104,229,717.56	45.3172685043%

Landesbank Baden-Wurttemberg, New York Branch	$45,000,000.00	19.5652173913%

PNC Bank, National Association	$40,385,141.22	17.5587570522%

Aozora Bank, Ltd.	$40,385,141.22	17.5587570522%

TOTALS	$230,000,000.00	100%

Schedule I-1

Schedule II – Existing Leases/Rent Rolls

(See attached)

Schedule II-1

Schedule III – Litigation Disclosure

None

Schedule III-1

Schedule IV – Environmental Reports

Phase I Environmental Site Assessment, Ernst & Young Plaza, EBI Project No. 1118000209, January 26, 2018, EBI Consulting

Schedule IV-1

Schedule V – REAs

Amended and Restated Owners’ Operating and Reciprocal Easement Agreement, by and among South Figueroa Plaza Associates (as successor-in-interest to Seventh Street Plaza Associates), the Community Redevelopment Agency of the City of Los Angeles, California and PPLA Plaza Limited Partnership, dated June 20, 1986, and recorded in the Recorder’s Office of Los Angeles County, California as document 87-885291

Reciprocal Easement and Cost Sharing Agreement, dated September 10, 2014 executed by EYP Realty, LLC, a Delaware limited liability company, BOP FIGat7th LLC, a Delaware limited liability company and BOP FIGat7th Parking LLC, a Delaware limited liability company, and recorded September 11, 2014 as Instrument No. 2014-0962893, of Official Records.

Schedule V-1

EXHIBIT A

DESCRIPTION OF PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1:

LOTS 1, 2 AND 4 OF TRACT 71804, IN THE CITY OF LOS ANGELES, AS PER MAP RECORDED IN BOOK 1379 PAGES 42 TO 48 INCLUSIVE OF MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM ALL MINERALS, GAS, OIL, PETROLEUM, NAPTHA AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER THAT PORTION OF SAID LAND, INCLUDED WITHIN THAT PORTION OF THE JACKINS TRACT IN BOOK 2 PAGE 71 OF MAPS, DESCRIBED AS FOLLOWS:

LOT 16 AND THE EASTERLY 10 FEET OF LOT 17 TOGETHER WITH THAT PORTION OF SAID LAND WHICH WOULD PASS BY OPERATIONS OF LAW WITH THE CONVEYANCE OF SAID LOT 16 AND THE EASTERLY 10 FEET OF LOT 17 TOGETHER WITH ALL NECESSARY AND CONVENIENT RIGHTS TO EXPLORE FOR, DEVELOP, PRODUCE, EXTRACT AND TAKE THE SAME INCLUDING THE EXCLUSIVE RIGHT TO DIRECTIONALLY DRILL INTO AND THROUGH SAID LAND FROM OTHER LANDS AND INTO THE SUBSURFACE OR OTHER LANDS, SUBJECT TO THE EXPRESS LIMITATIONS THAT ANY AND ALL OPERATIONS FOR THE EXPLORATION, DEVELOPMENT, PRODUCTION, EXTRACTION AND TAKING OF ANY OF SAID SUBSTANCES SHALL BE CARRIED ON AT LEVELS BELOW THE DEPTH OF 500 FEET FROM THE SURFACE OF THE ABOVE DESCRIBED PROPERTY BY MEANS OF MINES, WELLS, DERRICKS, AND/OR OTHER EQUIPMENT FROM THE SURFACE LOCATIONS ON ADJOINING OR NEIGHBORING LAND LYING OUTSIDE OF THE ABOVE DESCRIBED PROPERTY AND SUBJECT FURTHER TO THE EXPRESS LIMITATIONS THAT THE FOREGOING RESERVATIONS SHALL IN NO WAY BE INTERPRETED TO INCLUDE ANY RIGHTS OF ENTRY IN AND UPON THE SURFACE OF THE ABOVE DESCRIBED STRIP OF LAND, AS RESERVED BY MARY E. MC KENNEY, A MARRIED WOMAN ALSO KNOWN AS MARY ELIZABETH MC KENNEY, IN DEED RECORDED SEPTEMBER 24, 1968 AS INSTRUMENT NO. 560.

EXCEPT FROM SAID LOT, ALL OIL, GAS, AND MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXPLORE FOR AND EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF ANY WELL, HOLE, SHAFT OR OTHER MEANS OF EXPLORING FOR, REACHING OR EXTRACTING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE CENTRAL BUSINESS DISTRICT REDEVELOPMENT PROJECT AREA AS RECORDED IN BOOK M5077 PAGE 558 OF LOS ANGELES COUNTY RECORDS, STATE OF CALIFORNIA, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN DEED RECORDED JUNE 7, 1982 AS INSTRUMENT NO. 82-576233.

Exhibit A-1

PARCEL 2:

EASEMENTS FOR PARKING, INGRESS AND EGRESS FOR PEDESTRIANS AND AUTOMOBILES, UTILITIES, SUPPORT, CONSTRUCTION, LOADING DOCKS AND OTHER MATTERS UPON THE TERMS AND CONDITIONS CONTAINED IN AND AS PROVIDED IN THAT CERTAIN AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT BY AND AMONG SEVENTH STREET PLAZA ASSOCIATES, THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, AND PPLA PLAZA LIMITED PARTNERSHIP, DATED JUNE 20, 1986 AND RECORDED JUNE 04, 1987 AS INSTRUMENT NO. 87-885291, OFFICIAL RECORDS, SAID AGREEMENT BEING AMENDED BY AMENDMENT NO. 1 TO AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT, DATED DECEMBER 5, 1990, BY AND BETWEEN PPLA PLAZA LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP AND SOUTH FIGUEROA PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, SUCCESSOR IN INTEREST TO SEVENTH STREET PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, FORMERLY KNOWN AS OXFORD-PRUDENTIAL JOINT VENTURE, RECORDED DECEMBER 21, 1990 AS INSTRUMENT NO. 90-2108281,AND RE-RECORDED APRIL 30, 1991 AS INSTRUMENT NO. 91-619078, BOTH OF OFFICIAL RECORDS, AND BY AMENDMENT NO. 2 TO AMENDED AND RESTATED OWNERS' OPERATING AND RECIPROCAL EASEMENT AGREEMENT, DATED JANUARY 1, 1993, BY AND AMONG PPLA PLAZA LIMITED PARTNERSHIP, A CALIFORNIA LIMITED PARTNERSHIP, SOUTH FIGUEROA PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, SUCCESSOR IN INTEREST TO SEVENTH STREET PLAZA ASSOCIATES, A CALIFORNIA GENERAL PARTNERSHIP, FORMERLY KNOWN AS OXFORD-PRUDENTIAL JOINT VENTURE, AND THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA, RECORDED JANUARY 30, 1995 AS INSTRUMENT NO. 95-150496, OFFICIAL RECORDS.

PARCEL 3:

EASEMENTS FOR PEDESTRIAN INGRESS AND EGRESS, ENCROACHMENTS, CONSTRUCTION, UTILITIES AND SUPPORT, LOADING DOCK, PARKING TURNAROUND, ACCESS, MAINTENANCE, REPAIR, RESTORATION AND REPLACEMENT, AND CONDENSED WATER AND OTHER MATTERS UPON THE TERMS AND CONDITIONS CONTAINED IN AND AS PROVIDED IN THAT CERTAIN RECIPROCAL EASEMENT AND COST SHARING AGREEMENT BY AND AMONG EYP REALTY, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BOP FIGAT7TH LLC, A DELAWARE LIMITED LIABILITY COMPANY AND BOP FIGAT7TH PARKING LLC, A DELAWARE LIMITED LIABILITY COMPANY,, DATED SEPTEMBER 10, 2014, AND RECORDED ON SEPTEMBER 11, 2014 AS INSTRUMENT NO. 2014-0962893 OF OFFICIAL RECORDS.

PARCEL 4:

AN UNDIVIDED 28.25 PERCENT INTEREST IN AND TO LOT 4 OF AMENDED TRACT 32622, IN THE CITY OF LOS ANGELES, AS PER MAP RECORDED IN BOOK 1098 PAGE 83 TO 86 INCLUSIVE OF MAPS THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT FROM SAID LOT 4, ALL OIL, GAS, AND MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXPLORE FOR AND EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF ANY WELL, HOLE, SHAFTS OR OTHER MEANS OF EXPLORING FOR, REACHING OR EXTRACTING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE CENTRAL BUSINESS DISTRICT REDEVELOPMENT PROJECT AREA AS RECORDED IN BOOK M5077 PAGE 558 OF OFFICIAL RECORDS COUNTY RECORDER, STATE OF CALIFORNIA, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN DEED RECORDED JUNE 7, 1982 AS INSTRUMENT NO. 82-576233.

Exhibit A-2

PARCEL 5:

LOT 7 OF AMENDED TRACT 32622, IN THE CITY OF LOS ANGELES, AS PER MAP RECORDED IN BOOK 1098 PAGES 83 TO 86 INCLUSIVE OF MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT THEREFROM ALL MINERALS, GAS, OIL, PETROLEUM, NAPTHA AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER THAT PORTION OF SAID LAND, INCLUDED WITHIN THAT PORTION OF THE JACKINS TRACT IN BOOK 2 PAGE 71 OF MAPS, DESCRIBED AS FOLLOWS:

EXCEPT FROM SAID LOT, ALL OIL, GAS, AND MINERAL SUBSTANCES, TOGETHER WITH THE RIGHT TO EXPLORE FOR AND EXTRACT SUCH SUBSTANCES, PROVIDED THAT THE SURFACE OPENING OF ANY WELL, HOLE, SHAFT OR OTHER MEANS OF EXPLORING FOR, REACHING OR EXTRACTING SUCH SUBSTANCES SHALL NOT BE LOCATED WITHIN THE CENTRAL BUSINESS DISTRICT REDEVELOPMENT PROJECT AREA AS RECORDED IN BOOK M5077 PAGE 558 OF LOS ANGELES COUNTY RECORDS, STATE OF CALIFORNIA, AND SHALL NOT PENETRATE ANY PART OR PORTION OF SAID PROJECT AREA WITHIN 500 FEET OF THE SURFACE THEREOF, AS RESERVED IN DEED RECORDED JUNE 7, 1982 AS INSTRUMENT NO. 82-576233.

Exhibit A-3

EXHIBIT B – DOCUMENTS

1.            Loan Documents. The documents listed below in this Section 1 and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.

1.1           This Agreement.

1.2          The Promissory Notes dated as of the Original Closing Date, even date herewith or such other date, as applicable, in the aggregate principal amount of $230,000,000 made by Borrower payable to each of the Lenders in the amounts set forth on Schedule I.

1.3           Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of the Original Closing Date, as amended by that certain Modification of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of September 10, 2014, as further amended by that certain Second Modification of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith, each executed by Borrower, as Grantor, to Chicago Trust Company, as Trustee, and Administrative Agent, for the benefit of Lenders, as Beneficiary, as hereafter amended, supplemented, replaced or modified.

1.4           Assignment of Leases and Rents dated as of the Original Closing Date dated as of the Original Closing Date, as amended by that certain Modification of Assignment of Leases and Rents, dated as of September 10, 2014, as further amended by that certain Second Modification of Assignment of Leases and Rents, of even date herewith, each executed by Borrower, as assignor, and Administrative Agent, for the benefit of Lenders, as assignee, as hereafter amended, supplemented, replaced or modified.

1.5           Assignment of Management Agreement with Manager’s Consent dated as of the Original Closing Date executed by Borrower and Manager.

1.6           Property Account Agreement dated as of the Original Closing Date executed by Borrower, Administrative Agent for the benefit of Lenders and Wells Fargo Bank, National Association.

1.7           Uniform Commercial Code - National Financing Statements - Form UCC-1 and Fixture Filing for Borrower.

1.8           Omnibus Amendment to Loan Documents dated as of even date herewith, executed by Borrower, Guarantor, Administrative Agent and Lenders.

2.             Other Related Documents (Which Are Not Loan Documents):

2.1           Disbursement Instruction Agreement executed by Borrower.

2.2           Limited Guaranty (Secured Loan) dated as of the Original Closing Date executed by Guarantor, as Guarantor, in favor of Administrative Agent and Lenders.

2.3           Hazardous Materials Indemnity Agreement (Unsecured) dated as of the Original Closing Date herewith made by and among Guarantor and Borrower, collectively, as Indemnitor, and Administrative Agent, for the benefit of Lenders.

Exhibit B-1

2.4           The Opinion Letter of Goodwin Proctor LLP, Counsel to Borrower and Guarantor, dated as of the Original Closing Date and delivered in connection with the original closing.

2.5           The Opinion Letter of Cleary Gottlieb Steen & Hamilton LLP Counsel to Borrower and Guarantor, dated as of the date hereof.

2.6           Officer’s Certificates and Certificates of Incumbency delivered by Borrower and Guarantor in connection with the original closing and the closing of this Agreement.

2.7           Corporate Resolutions authorizing execution of the Loan Documents, the Guaranties and the Indemnities dated as of the Original Closing Date and/or even date herewith, as applicable.

2.8           The organizational documents of Borrower and Guarantor, including, without limitation, limited liability company agreements, partnership agreements, certificates of incorporation, limited partnership certificates, by-laws and other similar documents and instruments.

Exhibit B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of ________ __, ____, between __________________ (“Assignor”) and _________________ (“Assignee”).

RECITALS:

A.           Assignor is a Lender under the Loan Agreement dated as of ________ (as from time to time amended, supplemented or restated, the “Loan Agreement”), by and among EYP REALTY, LLC as Borrower, the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Loan Agreement, and Wells Fargo Bank, National Association, as Administrative Agent (“Administrative Agent”). (Capitalized terms used in this Agreement without definition have the same meanings as in the Loan Agreement.)

B.           Currently, Assignor’s Pro Rata Share of the Loan is equal to __________% and Assignee’s Pro Rata Share of the Loan is equal to _________%.

C.           Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [all/a portion of] the rights and obligations of Assignor under the Loan Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Assignment.

(a)          Effective on the Assignment Effective Date (as defined in Section 3 below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of [all/a portion of] of Assignor’s rights, title, interest and obligations under the Loan Agreement and other Loan Documents, including without limitation those relating to Assignor’s Pro Rata Share of the Loan. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the “Assigned Rights and Obligations”.

(b)          The “Assigned Share” means the portion of Assignor’s Pro Rata Share in the Loan being assigned hereby, such portion being equal to _______% of the Loan (or $__________ of Commitment). The new Pro Rata Share of Loan being held by Assignee (after giving effect to the assignment hereunder), and the Pro Rata Share in the Loan retained by Assignor, shall be as specified on the signature pages of this Agreement.

2.            Assumption. Effective on the Assignment Effective Date and subject to Section 13.12(c) of the Loan Agreement, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

3.            Effectiveness. This Agreement shall become effective on a date (the “Assignment Effective Date”) selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Administrative Agent and Borrower. Assignor shall promptly notify Assignee, Administrative Agent and Borrower in writing of the Assignment Effective Date.

Exhibit C-1

4.            Payments on Assignment Effective Date. In consideration of the assignment by Assignor to Assignee, and the assumption by Assignee, of the Assigned Rights and Obligations, on the Assignment Effective Date Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them and additionally shall pay to Administrative Agent an assignment processing fee of $________

5.           Allocation and Payment of Interest and Fees.

(a)           Administrative Agent shall pay to Assignee all interest and other amounts (including Fees, except as otherwise provided in the written agreement referred to in Section 4 above) not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations (“Borrower Amounts”), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

(b)           Administrative Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date (or otherwise pursuant to the written agreement referred to in Section 4 above) when and as the same are paid by Administrative Agent to the other Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

(c)            Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue under Section 12.12 of the Loan Agreement prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

6.            Administrative Agent Liability. Administrative Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Administrative Agent’s willful misconduct or gross negligence.

7.            Representations and Warranties.

(a)           Each of Assignor and Assignee represents and warrants to the other and to Administrative Agent as follows:

(i)          It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

(ii)         The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

(iii)         This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

(iv)         All approvals, authorizations or other actions by, or filings with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

Exhibit C-2

(b)          Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any Lien or other encumbrance.

(c)          Assignee represents and warrants to Assignor as follows:

(i)          Assignee is and shall continue to be an “Eligible Assignee” as defined in the Loan Agreement;

(ii)         Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other Loan Party; and

(iii)        Assignee has received copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

8.            No Assignor Responsibility. Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

(a)           the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Loan Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

(b)           the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Default or Potential Default under the Loan Documents; or

(c)            the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Loan Party.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Loan Parties, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

9.            Assignee Bound by Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement and as such, shall be directly liable to Borrower for any failure by Assignee to comply with Assignee’s assumed obligations thereunder, including, without limitation, Assignee’s obligation to fund its Pro Rata Share of the Loan in accordance with provisions of the Loan Agreement and be subject to Section 13.12(c) of the Loan Agreement, (b) agrees to be bound by the Loan Agreement to the same extent as it would have been if it had been an original Lender thereunder, (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender, and (d) agrees to maintain its status as an Eligible Assignee. Assignee appoints and authorizes Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Exhibit C-3

10.          Assignor Released From Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement.

11.          New Notes. On or promptly after the Assignment Effective Date, Borrower, Administrative Agent, Assignor and Assignee shall make appropriate arrangements so that new Notes executed by the Borrower, dated the Assignment Effective Date and in the amount of the respective Pro Rata Shares of Assignor and Assignee in the original Loan amount, after giving effect to this Agreement, are issued to Assignor and Assignee, in exchange for the surrender by Assignor and Assignee to Borrower of any applicable outstanding Notes, marked “Exchanged”.

12.          General.

(a)           No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

(b)           This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

(c)           If Assignor has not assigned its entire remaining Pro Rata Share of the Loan to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Loan Agreement, assignments of or participation in all of Assignor’s remaining Pro Rata Share of the Loan.

(d)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Administrative Agent. The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and Obligations subject to the terms of the Loan Agreement.

(e)           All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.

(f)            If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

(g)           Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

Exhibit C-4

(h)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(i)            [Foreign Withholding. On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 2.11 of the Loan Agreement.]

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

Exhibit C-5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

By:
Name:
Its:

	Pro Rata Share:		%
	Share of Original Loan:	$

Payment Instruction:

ABA No.:
Account No.:
Reference:
Loan No. :
Attn :
Telephone:
Facsimile:

ASSIGNEE:

By:
Name:
Its:

	Pro Rata Share:		%
	Share of Original Loan:	$

Payment Instruction:

ABA No.:
Account No.:
Reference:
Loan No. :
Attn :
Telephone:
Facsimile:

Exhibit C-6

ACKNOWLEDGED AND AGREED:

BORROWER:	EYP REALTY, LLC,
a Delaware limited liability company

By:
Name:
Its:

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Its:

Exhibit C-7

EXHIBIT D – LIBOR NOTICE

TODAY’S DATE:		LOAN MATURITY DATE:	ORIGINAL MATURITY DATE
TO:	WELLS FARGO BANK, N.A. DISBURSEMENT AND OPERATIONS CENTER FAX # (310) 615-1014 or (310) 615-1016 ATTENTION: RATE OPTION DESK	LOAN ADMINISTRATOR:	LOAN ADMINISTRATOR
		RELATIONSHIP MANAGER:	RELATIONSHIP MANAGER

BORROWER INTEREST RATE OPTION REQUEST

Rate Quote Line (888) 293-2362 x:472 Use One Form Per Transaction

LOAN #:	BORROWER NAME:

RATE SET DATE:	LIBOR COMMENCEMENT DATE:	(1350)
INTEREST PERIOD (TERM):	(i.e. 1, 2, 3 months , etc. as allowed per Loan Agreement)

INDEX:	LIBOR	RATE:	%	+	SPREAD ABOVE LIBOR	=	#’s%	(1350)
			Quote		Spread		Applicable Rate

LIBOR PORTION EXPIRING ON:	$

1.	AMOUNT ROLLING OVER	$	FROM OBLGN#:

2.	ADD: AMT TRANSFERRED FROM BASE RATE, RESET DAILY PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)
3.	ADD: AMT TRANSFERRED FROM OTHER LIBOR PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)
	ADD: AMT TRANSFERRED FROM OTHER LIBOR PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)

Exhibit D-1

4.	LESS: AMT TRANSFERRED TO BASE RATE PORTION	$	FROM OBLGN#:		TO OBLGN# :
				(5522)		(5020)

	TOTAL LIBOR PORTION:	$

ADMINISTRATION FEE DUE:	$0.00
CHARGE FEES TO DDA#:	YES, charge DDA	DDA#:
	NO, to be remitted	PLEASE REMIT FEE TO: 2120 E. Park Place, Suite 100, El Segundo, CA 90245

Borrower confirms, represents and warrants to Administrative Agent and each Lender, (a) that this selection of a LIBOR Loan is subject to the terms and conditions of the Amended and Restated Loan Agreement between Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of _________ (the “Loan Agreement”) and the other Loan Documents defined therein, and (b) that terms, words and phrases used but not defined in this Notice have the meanings attributed thereto in the Loan Agreement, and (c) that no Default exists under the Loan Agreement or any other Loan Document.

REQUESTED BY (as allowed per documents):	TELEPHONE #:	( )
PRINT NAME:	FAX #:	( )

Exhibit D-2

EXHIBIT E – DISBURSEMENT INSTRUCTION AGREEMENT

(See attached)

Exhibit E-1

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: EYP Realty, LLC
Lender: Wells Fargo Bank, N.A., as Administrative Agent for itself and on behalf of the Lenders
Loan: Loan number 1010723 made pursuant to that certain Loan Agreement dated November 27, 2013 between Borrower and Lender, as amended from time to time
Effective Date: November 27, 2013

Check applicable box:

☑    New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;
(2)	to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and
(3)	to provide Lender with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above is referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Lender at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Closing Disbursement Authorizes: Lender is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.	Edward F. Beisner	Senior VP and Controller
2.	Mark C. Phillips	VP, Regional Counsel
3.	Jason Kirschner	VP, Finance

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizes (dollar amount limits, wire/deposit destinations, etc.):

N/A

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers: Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Lender is authorized to use the wire instructions that have been provided directly to Lender by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must contain the information specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.	Chicago Title Company
2.
3.

[Remainder of page intentionally left blank]

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

EYP REALTY, LLC,
a Delaware limited liability company

BY:	/s/ Jason Kirschner

Name:	Jason Kirschner

Title:	Vice President, Finance

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Lender must receive Disbursement Requests in writing. Verbal requests are not accepted. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Lender’s customer verification procedures. Lender is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Lender considers to be reasonable. Lender will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Lender may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Lender or prohibited by government authority; (iii) cause Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Lender to violate any applicable law or regulation.

Limitation of Liability. Lender shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY LENDER IN GOOD FAITH AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Lender is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Lender has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Lender may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Lender is not obligated or required in anyway to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Lender takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Lender takes these actions, Lender will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Lender and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Lender will not execute Disbursement Requests expressed in foreign currency unless permitted by the Loan Agreement.

Errors. Borrower agrees to notify Lender of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Lender’s confirmation to Borrower of such Disbursement. If Lender is notified that it did not disburse the full amount requested in a Disbursement Request, Lender’s sole liability will be to promptly disburse the amount of the stated deficiency. If Lender disburses an amount in excess of the amount requested in a Disbursement Request, Lender will only be liable for such excess amount to the extent that Borrower does not receive the benefit of such amount.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Lender may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

EXHIBIT F – TENANT DIRECTION LETTER

[BORROWER LETTERHEAD]

[Date]

To:	[Tenant Name (“Tenant”)]
Re:	[Describe Lease (the “Lease”)]

Dear [Tenant]:

__________________, a ________________ (“Landlord”), the owner of the property commonly known as 725 South Figueroa Street located in Los Angeles, California (the “Project”) has granted a security interest in the Project to Wells Fargo Bank, National Association (together with its successors and assigns, “Lender”).

Effective immediately, Landlord hereby unconditionally and irrevocably authorizes, directs and instructs you to send all payments of rent due under the Lease (including without limitation base rent, additional rent, any amounts due for operating expenses and real estate taxes, and, if applicable, rent due as a percentage of sales receipts) and all other sums payable by you under the Lease directly to the following address:

[_________________

_________________]

OR BANK WIRE TRANSFER AS FOLLOWS:

Account # __________________

Wire Routing # 121000248

Wells Fargo Bank, National Association

Loan #_________________

You are to continue making all payments due under the Lease as directed in this letter until you receive written instructions to do otherwise from Lender. These payment instructions are provided to you pursuant to a deposit account arrangement between your Landlord and Lender. Please note that the Landlord has granted a lien on the Property to Lender pursuant to the Deed of Trust and that all leases and rents from the Property, including security deposits, have been collaterally assigned to the Lender. Please note that Lender is neither a mortgagee-in-possession nor a receiver of rents, and Lender has not assumed any obligations of your Landlord under the Lease. Therefore, you should continue to send all communications regarding the Lease or landlord issues in the manner specified in your lease and not to Lender. Lender has no obligation with respect to any such notice, and notice to Lender will not be deemed effective notice to your Landlord under the Lease.

Very truly yours,

[Signature]

Acknowledged and Agreed to:

[Tenant signature block]

Exhibit F-1

EXHIBIT G – ORGANIZATIONAL CHART OF BORROWER AND GUARANTOR

(See attached)

Exhibit G-1

EXHIBIT H – SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL
ASSOCIATION
150 East 42nd Street, 37th Floor

New York, New York, 10017

Attention: Jesse Lee

SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT,
ATTORNMENT AND NON-DISTURBANCE AGREEMENT
(Lease To Mortgage)

THIS SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ATTORNMENT AND NON-DISTURBANCE AGREEMENT (“Agreement”) is made _______________________, 20__, by and between EYP REALTY, LLC a Delaware limited liability company, having an address at c/o Brookfield Properties Management LLC, Three World Financial Center, 200 Vesey Street, New York, NY 10281 (“Owner”), _______________________________________________ having an address at __________________________________________________________ (“Lessee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION having an address at 150 East 42nd Street, 37th Floor, New York, New York 10017 (“Administrative Agent”).

RECITALS

1.	Pursuant to the terms and provisions of a lease dated _________________________ (as amended to date, and as the same may hereafter be amended, the “Lease”), Owner, as “Lessor,” granted to Lessee a leasehold estate in and to a portion of the building located on the land described on Exhibit A attached hereto and incorporated herein by this reference (which land, together with all improvements now or hereafter located on the land, is defined as the “Property”).

2.	In connection with the development of the Property, Owner has entered into a Loan Agreement (the “Loan Agreement”) with Administrative Agent and the Lenders party thereto (“Lenders”).

3.	The Property is to be encumbered by one or more mortgages, deeds of trust or similar security agreements (collectively, the “Mortgage”) securing, among other things, one or more promissory notes (collectively, the “Note”) in favor of the Lenders party to the Loan Agreement, which Note is payable with interest and upon the terms and conditions described therein and evidences a loan or loans to be made by the Lenders (the “Loan”).

4.	As a condition to making the Loan secured by the Mortgage, Administrative Agent and the Lenders require that the Mortgage be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Lessee under the Lease and that the Lessee specifically and unconditionally subordinate the Lease to the lien of the Mortgage.

Exhibit H-1

5.	Owner and Lessee have agreed to the subordination, attornment and other agreements herein in favor of Administrative Agent.

NOW THEREFORE, for valuable consideration, Owner and Lessee hereby agree for the benefit of Administrative Agent and the Lenders as follows:

SUBORDINATION. Owner and Lessee hereby agree that:

1.1	Prior Lien. The Mortgage securing the Note in favor of each of the Lenders party to the Loan Agreement, and any modifications, renewals, increases, consolidations, supplements or extensions thereof, shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease;

1.2	Intentionally Deleted; and

1.3	Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien of the Mortgage and shall supersede and cancel, but only insofar as would affect the priority between the Mortgage and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a deed or deeds of trust or to a mortgage or mortgages.

AND FURTHER, Lessee individually declares, agrees and acknowledges for the benefit of Administrative Agent, that:

1.4	Use of Proceeds. Administrative Agent, in making disbursements pursuant to the Note, the Mortgage or the Loan Agreement with respect to the Property, is under no obligation or duty to, nor has Administrative Agent represented that it will, see to the application of such proceeds by the person or persons to whom Administrative Agent disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part;

1.5	Waiver, Relinquishment and Subordination. Lessee intentionally and unconditionally waives, relinquishes and subordinates all of Lessee’s right, title and interest in and to the Property to the lien of the Mortgage and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Administrative Agent and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

ASSIGNMENT. Lessee acknowledges and consents to the assignment of the Lease by Lessor in favor of Administrative Agent and the Lenders.

ADDITIONAL AGREEMENTS. Lessee covenants and agrees that, during all such times as Administrative Agent is the beneficiary under the Mortgage:

1.6	Modification, Termination and Cancellation. Except where Lender’s consent to such modification, amendment, termination or cancellation is not required pursuant to the terms of the Loan Agreement, Lessee will not consent to any modification, amendment, termination or cancellation of the Lease (in whole or in part) without Administrative Agent’s prior written consent.

Exhibit H-2

1.7	Notice of Default. Lessee will notify Administrative Agent in writing concurrently with any notice given to Lessor of any default by Lessor under the Lease, and Lessee agrees that Administrative Agent has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Lessee will not declare a default of the Lease, as to Administrative Agent, if Administrative Agent cures such default within thirty (30) days from and after the expiration of the time period provided in the Lease for the cure thereof by Lessor; provided, however, that if such default cannot with diligence be cured by Administrative Agent within such thirty (30) day period, the commencement of action by Administrative Agent within such thirty (30) day period to remedy the same shall be deemed sufficient so long as Administrative Agent pursues such cure with diligence (but in any event not more than one hundred and twenty (120) days);

1.8	No Advance Rents. Lessee will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease; and

1.9	Assignment of Rents. Upon receipt by Lessee of written notice from Administrative Agent that Administrative Agent has elected to terminate the license granted to Lessor to collect rents, as provided in the Mortgage, and directing the payment of rents by Lessee to Administrative Agent, Lessee shall comply with such direction to pay and shall not be required to determine whether Lessor is in default under the Loan and/or the Mortgage.

ATTORNMENT. In the event of a foreclosure under the Mortgage, Lessee agrees for the benefit of Administrative Agent (including for this purpose any transferee of Administrative Agent or any transferee of Lessor’s title in and to the Property by Administrative Agent’s exercise of the remedy of sale by foreclosure under the Mortgage) as follows:

1.10	Payment of Rent. Lessee shall pay to Administrative Agent all rental payments required to be made by Lessee pursuant to the terms of the Lease for the duration of the term of the Lease;

1.11	Continuation of Performance. Lessee shall be bound to Administrative Agent in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lessee hereby attorns to Administrative Agent as its landlord, such attornment to be effective and self-operative without the execution of any further instrument immediately upon Administrative Agent succeeding to Lessor’s interest in the Lease and giving written notice thereof to Lessee;

1.12	No Offset. Administrative Agent shall not be liable for, nor subject to (a) any accrued obligation of Lessor or any act or omission of Lessor; (b) any offsets or defenses which Lessee may have by reason of any act or omission of Lessor under the Lease except as expressly provided in the Lease; nor (c) for the return of any sums which Lessee may have paid to Lessor under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Lessor to Administrative Agent; and

1.13	Subsequent Transfer. If Administrative Agent, by succeeding to the interest of Lessor under the Lease, should become obligated to perform the covenants of Lessor thereunder, then, upon any further transfer of Lessor’s interest by Administrative Agent, all of such obligations shall terminate as to Administrative Agent.

Exhibit H-3

NON-DISTURBANCE. In the event of a foreclosure under the Mortgage, so long as there shall then exist no breach, default, or event of default on the part of Lessee under the Lease beyond the expiration of any notice and grace periods under the Lease that would permit the Lessor thereunder to terminate the same, Administrative Agent agrees for itself and its successors and assigns (including any Purchaser at a foreclosure sale) that the leasehold interest of Lessee under the Lease shall not be extinguished or terminated by reason of such foreclosure, but rather the Lease shall continue in full force and effect and Administrative Agent shall recognize and accept Lessee as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement; provided, however, that Lessee and Administrative Agent agree that the following provisions of the Lease (if any) shall not be binding on Administrative Agent: (i) any obligation to complete any construction work required to be done by Lessor (or any liability arising therefrom or to reimburse Lessee for any construction work done by Lessee); (ii) any option to purchase with respect to the Property; (iii) any right of first refusal with respect to the Property; and (iv) any provision requiring Administrative Agent to expend any monies to restore casualty or condemnation damage in excess of available insurance proceeds or condemnation proceeds with respect to a casualty or condemnation occurring prior to the date of foreclosure.

MISCELLANEOUS.

1.14	Heirs, Successors, Assigns and Transferees. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto; and

1.15	Notices. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be deemed served upon delivery or, if mailed, upon the first to occur of receipt or the expiration of three (3) days after deposit in United States Postal Service, certified mail, postage prepaid and addressed to the address of Lessee or Administrative Agent appearing below:

“OWNER”	“ADMINISTRATIVE AGENT”

c/o Brookfield Properties Management, LLC Three World Financial Center 200 Vesey Street New York, NY 10281 Attention: General Counsel	WELLS FARGO BANK, NATIONAL ASSOCIATION 150 East 42nd Street, 37th Floor New York, New York, 10017 Attention: Jesse Lee

“LESSEE”

Address:

Exhibit H-4

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement; and

1.16	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument; and

1.17	Remedies Cumulative. All rights of Administrative Agent herein to collect rents on behalf of Lessor under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Administrative Agent and Lessor or others; and

1.18	Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

1.19	Satisfaction of Lease Non-Disturbance Agreement Conditions. Lessee acknowledges that this Agreement satisfies any condition or requirement in the Lease relating to proffer or execution of an agreement of non-disturbance in connection with the Mortgage.

INCORPORATION. Exhibit A and Lease Guarantor’s Consent are attached hereto and incorporated herein by this reference.

Exhibit H-5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:	THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

“OWNER”

EYP REALTY, LLC

By:
Title:
Its:

“ADMINISTRATIVE AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Title:
Its:

“LESSEE” [__________________________]

By:
Title:
Its:

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

Exhibit H-6

LEASE GUARANTOR’S CONSENT

The undersigned (“Lease Guarantor”) consents to the foregoing Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement and the transactions contemplated thereby and reaffirms its obligations under the lease guaranty (“Lease Guaranty”) dated _________________________. Lease Guarantor further reaffirms that its obligations under the Lease Guaranty are separate and distinct from Lessee’s obligations.

Dated as of:	“LEASE GUARANTOR”
[_________________________]

By:
Title:
Its:

Exhibit H-7

EXHIBIT A TO SNDA
DESCRIPTION OF PROPERTY

EXHIBIT A to Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement dated as of ___________________________, 200___ executed by _____________________, a ________________________, as “Owner,” __________________________________________________, as “Lessee,” and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent.”

[ADD LEGAL DESCRIPTION OF THE PROPERTY]

Exhibit A-1

ADMINISTRATIVE AGENT’S ACKNOWLEDGMENT

STATE OF	)

) ss.

COUNTY OF	)

On the ___ day of ______________ in the year 201[_] before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________, proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

WITNESS my hand and official seal.

Signature _________________________________(Seal)

Signature of Notary Public

Exhibit A-2

LESSEE’S ACKNOWLEDGMENT

STATE OF	)

) ss.

COUNTY OF	)

On the ___ day of ______________ in the year 201[_] before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________, proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

WITNESS my hand and official seal.

Signature _________________________________(Seal)

Signature of Notary Public

Exhibit A-3

OWNER’S ACKNOWLEDGMENT

STATE OF	)

) ss.

COUNTY OF	)

On the ___ day of ______________ in the year 201[_] before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________, proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

WITNESS my hand and official seal.

Signature _________________________________(Seal)

Signature of Notary Public

Exhibit A-4

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[    ]

Exhibit I-1

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[   ]

Exhibit I-2

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

Exhibit I-3

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Loan Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [ ], and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[   ]

Exhibit I-4

EXHIBIT J

FORM OF APPROVED SUB-REA AMENDMENT

FIRST AMENDMENT TO

RECIPROCAL EASEMENT AND COST SHARING AGREEMENT

THIS FIRST AMENDMENT TO RECIPROCAL EASEMENT AND COST SHARING AGREEMENT (this "Amendment") is made and entered into as of March ___, 2018 by and among EYP REALTY, LLC, a Delaware limited liability company (together with its successors and assigns as described in Article 1 herein, "Office Owner") BOP FIGAT7TH LLC, a Delaware limited liability company (together with its successors and assigns as described in Article 1 herein and also sometimes including Retail Owner Subsidiary as provided in the fourth Recital below, "Retail Owner"), and BOP FIGAT7TH PARKING LLC, a Delaware limited liability company (together with its successors and assigns as described in Article 1 herein, "Retail Owner Subsidiary").

RECITALS

WHEREAS, Office Owner, Retail Owner and Retail Owner Subsidiary are parties to that certain Reciprocal Easement and Cost Sharing Agreement dated as of September 10, 2014, recorded in the Official Records of Los Angeles County, California as Instrument No. 20140962893 (the "Original Sub-REA"), which memorializes certain of their rights and obligations under the REA (as defined below) and provides for easements, covenants and restrictions with respect to the Office Parcels (as defined below) and the Retail Parcels (as defined below) (collectively, the "Parcels"), which easements, covenants and restrictions run with the Parcels and be binding upon and inure to the benefit of the successors and assigns of Office Owner and Retail Owner and every part thereof and interest therein.

WHEREAS, immediately prior to execution of the Original Sub-REA, Office Owner owned (a) that certain real property known as Lot 1 ("Lot 1") of Amended Tract No. 32622, as per Map recorded in Book 1098, Pages 83 through 86, inclusive of Maps (the "Original Tract Map") in the Official Records of Los Angeles County, California (the "Official Records"), which Lot 1 generally consists of an office building ("Tower 1") located at 725 South Figueroa Street, in the City of Los Angeles, State of California, a retail shopping center (the "Retail Center") located at 735 South Figueroa Street, in the City of Los Angeles, State of California, and certain common areas and underground parking and loading dock facilities; (b) an undivided 43% interest in Lot 4 ("Lot 4") of the Original Tract Map, upon which Lot 4 is constructed a free-standing parking structure, located at 945 West 8th Street, Los Angeles, California (the "Parking Structure"), and (c) Lots 5 ("Lot 5") 6 ("Lot 6"), and 7 ("Lot 7") of the Original Tract Map, which Lots are air parcels located above said Lot 4 and within which floors of the Parking Structure are located (the "Parking Parcels").

WHEREAS, pursuant to Tract No. 71804 as per Map recorded on August 7, 2014 in Book 1379, Pages 42 through 48 in the Official Records (the "Tract Map"), which Tract Map is attached to the Original Sub-REA as Exhibit A, Office Owner has subdivided Lot 1 into the following four lots: (a) Lot 1 of the Tract Map, which is the land underlying the Tower 1 Parcel, Center Parcel and Tower 1 Parking Parcel (as hereafter defined), and upon which, among other facilities, a driveway providing ingress/egress to the Parking Structure, the subterranean loading dock ramp and loading dock facilities are located (the "Commercial Land Parcel"); (b) Lot 2 of the Tract Map, which Lot 2 is an air parcel upon which the Tower 1 is located (the "Tower 1 Parcel"); (c) Lot 3 of the Tract Map, which Lot 3 is an air parcel upon which the Retail Center, certain common areas and vehicular parking are located (the "Center Parcel"); and (d) Lot 4 of the Tract Map upon which the executive parking for Tower 1 is located (the "Tower 1 Parking Parcel").

Exhibit J-1

WHEREAS, Office Owner now owns the Tower 1 Parcel, the Commercial Land Parcel, the Tower 1 Parking Parcel, Lot 7, and an undivided 28.25% interest in Lot 4 (collectively, the "Office Parcels"), and has conveyed (a) the Center Parcel and an undivided 14.75% interest in Lot 4 (collectively, the "Retail Owner Parcels") to Retail Owner, and (b) Lot 5 and Lot 6, (collectively, the "Retail Parking") to Retail Owner Subsidiary (a wholly owned subsidiary of Retail Owner). For purposes of this Amendment references to "Retail Owner" shall include the Retail Owner Subsidiary to the extent applicable to the Retail Parking; and the Retail Owner Parcels and Retail Parking shall be collectively referred to in this Amendment as the "Retail Parcels."

WHEREAS, CRA/LA, a Designated Local Authority, as successor-in-interest to the Community Redevelopment Agency of the City of Los Angeles (the "CRA") holds a leasehold interest in Lot 5 and Lot 6 and a fee interest for a term of years in the improvements contained within Lot 5 and Lot 6.

WHEREAS, Office Owner's predecessor in interest to Lot 1 and the Parking Parcels, PPLA Plaza Limited Partnership, a California limited partnership ("PPLA"), Seventh Street Plaza Associates, a California joint venture and predecessor ("SSPA"), and the CRA, entered into that certain Amended and Restated Owners' Operating and Reciprocal Easement Agreement (the "Original REA") dated as of June 20, 1986 and recorded on the June 4, 1987 as Instrument No. 87-885291 in the Official Records, which Original REA has been amended pursuant to (i) that certain Amendment No. 1 to Amended and Restated Owners' Operating and Reciprocal Easement Agreement dated December 5, 1990, by and between PPLA and South Figueroa Plaza Associates, a California general partnership and successor in interest to SSPA ("SFPA"), and recorded on December 21, 1990 as Instrument No, 90-2108281 in the Official Records and rerecorded on April 30, 1991 as Instrument No, 91-619078 in the Official Records (the "REA First Amendment") and (ii) that certain Amendment No. 2 to Amended and Restated Owners' Operating and Reciprocal Easement Agreement dated January 1, 1993, by and among PPLA, SFPA and the CRA, and recorded on January 30, 1995 as Instrument No. 95-150496 in the Official Records (the "REA Second Amendment"; the Original REA, as amended by the REA First Amendment and REA Second Amendment is referred to herein as the "REA").

WHEREAS, the REA encumbers (a) the Office Parcels, (b) the Retail Parcels, (c) Lot 2 of the Original Tract Map (upon which is currently constructed an office building located at 777 South Figueroa Street, City of Los Angeles, State of California, "Tower 2"), (d) the remaining 57% interest in Lot 4, (e) Lot 3 of the Original Tract Map (currently undeveloped) ("Lot 3"), (f) Lot 8 of the Original Tract Map, which Lot 8 is an air parcel located above said Lot 4 within which floors of the Parking Structure are located, (g) Lot 9 of the Original Tract Map (currently undeveloped), which is an air parcel above Lot 4 and within which it was contemplated, in connection with the development of an office building on Lot 3, that floors of the Parking Structure would be located, and (h) Lot 10 of the Original Tract Map (currently undeveloped), which is an air parcel above a portion of the Center Parcel.

WHEREAS, Office Owner, Retail Owner and Retail Parking Owner desire to amend the Original Sub-REA as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the receipt and sufficiency of which is hereby acknowledged, Office Owner, Retail Owner and Retail Parking Owner agree as follows:

Exhibit J-2

ARTICLE 1.

DEFINITIONS

All capitalized terms used herein without definition shall have the meanings ascribed to them in the REA or the Sub-REA as applicable. In addition to any other terms herein defined, the following capitalized terms set forth in this Amendment, shall have the following meanings:

"Affiliate" means as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common ownership or Control with such Person.

"Lot 4 Co-Ownership Agreement" means that certain Amended and Restated Lot 4 Co-Ownership Agreement dated as of September 10, 2014 by and among Office Owner, Retail Owner, Maguire Properties – 777 Tower, LLC, and Maguire Properties – 755 S Figueroa, LLC, recorded in the Official Records of Los Angeles County as Instrument No. 20140962892.

"Office Owner" means EYP REALTY, LLC, a Delaware limited liability company, and its successors and assigns as owners of the Office Parcels, subject to Section 2.4 below.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department, or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

"Retail Owner" means BOP FIGAT7TH LLC, a Delaware limited liability company, and its successors and assigns as owners of the Retail Owner Parcels, and sometimes includes Retail Owner Subsidiary and its successors and assigns as owners of the Retail Parking.

"Retail Owner Subsidiary" means BOP FIGAT7TH PARKING LLC, a Delaware limited liability company, and its successors and assigns as owners of the Retail Parking.

ARTICLE 2.

AMENDMENT PROVISIONS

2.1          To the extent, if any, that the Retail Owner presently has any voting or consent rights under the REA, the Sub-REA or Lot-4 Co-Ownership Agreement, this Amendment does not diminish those rights; provided, however, that this Section 2.1 will be subject to Section 2.2 below.

2.2          As among the owners of the Lots, as to any matter under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement as to which the owner of Lot 1 (or its Parking Parcels) has the right to act, vote, or consent (each such matter, a "Voting Matter"), the Office Owner (and not Retail Owner) will exercise such rights, subject to the remaining provisions of this Section 2.2.

A.            Office Owner will not exercise its rights with respect to a Voting Matter of the following types without obtaining the prior written consent of the Retail Owner, which the Retail Owner will not unreasonably withhold, condition or delay (the consent or denial of consent by Retail Owner to be referred to herein as a "Retail Voting Directive"):

1.       If the Voting Matter will (i) have an adverse impact on the maintenance, use during construction, structural integrity or safety of any of the Retail Parcels (other than, in each case, any temporary interference with the same or any relocation of any access areas resulting from or in connection the development, construction of any improvements, repair or alteration of any of the Lots or any portion thereof) or (ii) result in the imposition of a special maintenance obligation on the Retail Owner (unless another owner is or agrees to be responsible for the payment thereof);

Exhibit J-3

2.       If the Voting Matter pertains to the development of Lot 10 of the Original Tract Map;

3.       If the Voting Matter pertains to the development of Phase III (as defined in the REA), and the development of Phase III would impose a special maintenance obligation on any of the Retail Parcels for which the Retail Owner (as distinguished from one of the other owners) would be solely responsible;

4.       If the Voting Matter pertains to parking and would result in either (i) the number of parking spaces in the Parking Structure allocated to the Retail Owner being less than 510 unless alternative parking spaces are provided that are approved in writing by Retail Owner, which approval the Retail Owner will not unreasonably withhold, condition or delay, or (ii) a material and adverse effect on the Retail Owner's use, operation or maintenance of the Retail Parcels (other than temporary interference with the same during the development, construction, repair, alteration or maintenance of any portion of the Project or during an emergency); or

5.       If the Voting Matter (i) pertains to termination, amendments, or modifications of the REA and (ii) would have a material adverse effect on the Retail Parcels or on the use, operation, or maintenance thereof.

B.           In each case in subsection A of this Section 2.2 in which the Retail Owner fails to respond within 10 business days of receipt to the written request of the Office Owner for a Retail Voting Directive, and further fails to respond within 5 business days of receipt to a second written request of the Office Owner for a Retail Voting Directive, then the Office Owner may, but shall not be required to, deem the Retail Owner's consent to have been given and such deemed consent shall be considered a Retail Voting Directive. In each case in subsection A of this Section 2.2 in which the Retail Voting Directive is to withhold Retail Owner's consent to a Voting Matter and Office Owner objects to such withholding of consent based on the fact that Retail Owner's withholding of consent would have a material adverse effect on the use, operation or maintenance of the Office Parcels, and Office Owner and Retail Owner shall be unable to resolve the matter, then either of them shall have the right to have the same resolved using the same arbitration procedure as is set forth in the REA, and the arbitrators shall be instructed to resolve the matter based on the equities. To the extent that the arbitrators confirm that Retail Owner's consent to a Voting Matter was duly withheld, then the Retail Owner's withholding of consent to the extent of the confirmation of the arbitrators shall be considered a Retail Voting Directive. The arbitrators shall have the right to require that the non-prevailing party pay the reasonable costs and expenses, including attorneys' fees and expenses, of the prevailing party, all as determined by the arbitrators.

C.            Retail Owner shall indemnify, defend, and hold Office Owner harmless from and against any and all claims, suits, liabilities, losses, costs, and expenses made by or incurred by Office Owner to parties that are neither a party to the Original Sub-REA or a party to the REA to the extent resulting from any Retail Voting Directive. In the event that Office Owner is not an Affiliate of Retail Owner and Office Owner fails to seek Retail Owner's consent when required under subsection A of this Section 2.2, or Office Owner fails to comply with a Retail Voting Directive, then Office Owner shall indemnify, defend and hold Retail Owner harmless from and against any and all claims, suits, liabilities, losses, costs and expenses made by or incurred to parties that are neither a party to the Original Sub-REA or a party to the REA to the extent caused by such failure or refusal.

Exhibit J-4

2.3           Office Owner shall, if requested by Retail Owner and at Retail Owner's sole cost and expense (which shall include, without limitation, compensation for the reasonable market value of all services provided in connection with the same to the extent that such costs exceed that which Office Owner may incur in collection of corresponding amounts owed Office Owner), make commercially reasonable efforts to assist Retail Owner in billing and collecting from the owners of other Lots (e.g., outside of Lot 1) off the Original Tract Map such owners' shares of operating, maintenance and other costs that are incurred by Retail Owner and, under the REA, are to be paid by such other owners; provided, however, that Office Owner shall not be required to either bring suit or assert a lien on the non-paying owner's Lot to enforce such rights under the REA. If despite Office Owner's commercially reasonable efforts an owner of any of the other Lots fails to pay such amounts, then upon receipt of Retail Owner's written demand, Office Owner shall promptly assign such claim to Retail Owner. To the extent any party to the REA or Sub-REA fails to pay any amounts due by such party under the REA or Sub-REA, as applicable (a "Non-Paying Owner") and the failure to so pay results in a lien on any parcel other than a parcel owned by the Non-Paying Owner, and if fewer than 30 days remain prior to the scheduled foreclosure sale under such lien, then the owner of such parcel shall have the right to pay such lien (irrespective of the merits of the underlying claim) and to lien the Non-Paying Owner's parcel to secure the repayment of such amounts.

2.4           In the event that all of the Office Parcels at any time shall not be held only by one Person, unless and until a Office Designation Agreement (as defined herein) is recorded, the owner of the Tower 1 Parcel shall have the exclusive right to act as "Office Owner" hereunder and to bind all owners of all of the Office Parcels with respect to all Voting Matters, and the Retail Owner (and all other Persons having interests under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement) shall be entitled to deal with said owner of the Tower 1 Parcel on behalf of all of the owners of the Office Parcels with respect to the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement. An "Office Designation Agreement" shall be a recorded document (which may be an amendment to the Sub-REA if it contains such terms) under which all of such the owners of the Office Parcels shall act exclusively through one of them with respect to the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement, and the Retail Owner shall be entitled to deal with only one of such owners, as designated in the Office Designation Agreement, on behalf of all of them with respect to the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement.

2.5          In the event that all of the Retail Parcels at any time shall not be held only by one Person, unless and until a Retail Designation Agreement (as defined herein) is recorded, the owner of the Center Parcel shall have the exclusive right to act as "Retail Owner" hereunder and to bind all owners of all of the Retail Parcels with respect to all Voting Matters, and the Office Owner (and all other Persons having interests under the REA, the Sub-REA or the Lot 4 Co-Ownership Agreement) shall be entitled to deal with said owner of the Center Parcel on behalf of all of the owners of the Retail Parcels with respect to the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement. A "Retail Designation Agreement" shall be a recorded document (which may be an amendment to the Sub-REA if it contains such terms) under which all of such the owners of the Retail Parcels shall act exclusively through one of them with respect to the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement, and the Office Owner shall be entitled to deal with only one of such owners, as designated in the Retail Designation Agreement, on behalf of all of them with respect to the REA, the Sub-REA and the Lot 4 Co-Ownership Agreement.

ARTICLE 3.
AMENDMENT

This Amendment modifies and amends the Original Sub-REA. To the extent that any provision in this Amendment is inconsistent with any provision of the Original Sub-REA, this Amendment controls. Subject to the foregoing, all provisions of the Original Sub-REA as amended hereby are applicable to this Amendment, including without limitation the provisions for protection of mortgagees. This Amendment and the Original Sub-REA as amended hereby together comprise one integrated Agreement. Any reference in the Original Sub-REA to itself, to the extent pertaining to any time from and after execution and delivery hereof, shall be deemed to refer to said integrated Agreement comprised of this Amendment and the Original Sub-REA as amended hereby. This Amendment shall not be binding upon any institutional mortgagee that holds a lien on any of the Parcels as of the date hereof unless and until such mortgagee shall execute and deliver its consent hereto.

Exhibit J-5

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first written above.

OFFICE OWNER

EYP REALTY, LLC,
A Delaware limited liability company

By:
Name:
Title:

RETAIL OWNER

BOP FIGAT7TH LLC,
a Delaware limited liability company

By:
Name:
Title:

RETAIL OWNER SUBSIDIARY

BOP FIGAT7TH PARKING LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit J-6

Acknowledgement

A Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _____________	)
)
COUNTY OF _____________	)

On ________________, 2018 before me, ______________________________________, a notary public, personally appeared _________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of ______________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Notary Public

Exhibit J-7

Acknowledgement

A Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _____________	)
)
COUNTY OF _____________	)

On __________________, 2018 before me, ___________________________________, a notary public, personally appeared _________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of _____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Notary Public

Exhibit J-8

Acknowledgement

A Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _____________	)
)
COUNTY OF _____________	)

On __________________, 2018 before me, ____________________________________, a notary public, personally appeared _________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of _____________ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Notary Public

Exhibit J-9

MORTGAGEE CONSENT

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, as beneficiary under that certain Deed of Trust, Security Agreement and Fixture Filing, dated February 6, 2018, and recorded February 7, 2018 in the Official Records of Los Angeles County, California, and as beneficiary under that certain Deed of Trust, Security Agreement and Fixture Filing (Parking Parcels), dated February 6, 2018, and recorded February 7, 2018 in the Official Records of Los Angeles County, California, hereby consents to the terms and provisions of the First Amendment to Reciprocal Easement and Cost Sharing Agreement, attached hereto, and to the Reciprocal Easement and Cost Sharing Agreement as amended thereby and referred to therein including, without limitation, the terms of Article 9 thereof, and declares that, subject to Article 9, the lien and charge of those Deeds of Trust are and shall be subordinate to the First Amendment to Reciprocal Easement and Cost Sharing Agreement attached hereto and to the Reciprocal Easement and Cost Sharing Agreement as amended thereby and referred to therein. Nothing herein shall be deemed to constitute Metropolitan Life Insurance Company's consent to or waiver of any restrictions on transfer of all or any portion of the property encumbered by said Deeds of Trust as may be set forth in said Deeds of Trust or in the related loan documents.

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:
Name:
Title:

Exhibit J-10

Acknowledgement

A Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) ss:
COUNTY OF _____________	)

On ___________________, 2018 before me, __________________________ (here insert name of the officer), Notary Public, personally appeared _________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Notary Public
[Seal]

Exhibit J-11

MORTGAGEE CONSENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the benefit of the Lenders, and as beneficiary under that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated November 27, 2013, and recorded on December 2, 2013 at Instrument No. 20131693516 in the Official Records of Los Angeles County, California, as amended by that certain Partial Reconveyance and Modification of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof and recorded on ____________ at Instrument No. ___________ in the Official Records of Los Angeles County, California (as so amended, the "Wells Fargo Deed of Trust"), hereby consents to the terms and provisions of the First Amendment to Reciprocal Easement and Cost Sharing Agreement attached hereto, and to the to Reciprocal Easement and Cost Sharing Agreement as amended thereby and referred to therein, including, without limitation, the terms of Article 9 thereof, and subordinates the lien of the Wells Fargo Deed of Trust to the First Amendment to Reciprocal Easement and Cost Sharing Agreement attached hereto, and to the to Reciprocal Easement and Cost Sharing Agreement as amended thereby and referred to therein. Nothing herein shall be deemed to constitute Wells Fargo Bank's consent to or waiver of any restrictions on transfer of all or any portion of the property encumbered by the Wells Fargo Deed of Trust as may be set forth in the Wells Fargo Deed of Trust or in the related loan documents.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Exhibit J-12

Acknowledgement

A Notary Public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) ss:
COUNTY OF _____________	)

On ___________________, 2018 before me, __________________________ (here insert name of the officer), Notary Public, personally appeared _________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Notary Public
[Seal]

Exhibit J-13